Exhibit 10.1

J.P. Morgan

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 20, 2018

among

CHEMED CORPORATION

the Lenders Party Hereto,

BANK OF AMERICA, N.A.,
 as Syndication Agent,

U.S. BANK NATIONAL ASSOCIATION,
 as Documentation Agent

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
 as Joint Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1.	Certain Defined Terms	1
1.2.	Plural Forms	24
1.3.	Classification of Loans and Borrowings	24

ARTICLE II	THE CREDITS	24

2.1.	Commitments	24
2.2.	Required Payments; Termination	25
2.3.	Ratable Loans; Types of Advances	25
2.4.	Swing Line Loans	25
2.5.	Commitment Fee; Aggregate Revolving Loan Commitment; Increase in Aggregate Revolving Loan Commitment	27
2.6.	Minimum Amount of Each Advance	30
2.7.	Optional Principal Payments	30
2.8.	Method of Selecting Types and Interest Periods for New Advances	30
2.9.	Conversion and Continuation of Outstanding Advances; No Conversion or Continuation of Eurodollar Advances After Event of Default	31
2.10.	Changes in Interest Rate, etc.	31
2.11.	Default Rate	32
2.12.	Method of Payment	32
2.13.	Noteless Agreement; Evidence of Indebtedness	32
2.14.	Telephonic Notices	33
2.15.	Interest Payment Dates; Interest and Fee Basis	33
2.16.	Notification of Advances, Interest Rates, Prepayments and Revolving Loan Commitment Reductions; Availability of Loans	33
2.17.	Lending Installations	34
2.18.	Non‑Receipt of Funds by the Administrative Agent	34
2.19.	Replacement of Lender	34
2.20.	Facility LCs	35
2.21.	Interest Rate Limitation	41
2.22.	Defaulting Lenders	41

ARTICLE III	YIELD PROTECTION; TAXES	44

3.1.	Yield Protection	44
3.2.	Changes in Capital Adequacy Regulations	44
3.3.	Availability of Types of Advances	45
3.4.	Funding Indemnification	46
3.5.	Taxes	46
3.6.	Lender Statements; Survival of Indemnity	48
3.7.	Alternative Lending Installation	49

ARTICLE IV	CONDITIONS PRECEDENT	49

4.1.	Initial Credit Extension	49
4.2.	Each Credit Extension	50

ARTICLE V	REPRESENTATIONS AND WARRANTIES	51

5.1.	Existence and Standing	51
5.2.	Authorization and Validity	51
5.3.	No Conflict; Government Consent	51
5.4.	Financial Statements	52
5.5.	Material Adverse Change	52
5.6.	Taxes	52
5.7.	Litigation and Contingent Obligations	52
5.8.	Subsidiaries	52
5.9.	ERISA	53
5.10.	Accuracy of Information	53
5.11.	Regulations T, U, and X.	53
5.12.	Material Agreements; Restrictions on Dividends	53
5.13.	Compliance With Laws	53
5.14.	Ownership of Properties; Priority of Liens	54
5.15.	Plan Assets; Prohibited Transactions	54
5.16.	Environmental Matters	54
5.17.	Investment Company Act	54
5.18.	Insurance	54
5.19.	No Event of Default or Unmatured Event of Default	54
5.20.	SDN List Designation	54
5.21.	Solvency	54
5.22.	Anti-Corruption Laws and Sanctions	55
5.23.	EEA Financial Institutions	55

ARTICLE VI	COVENANTS	55

6.1.	Financial Reporting	55
6.2.	Use of Proceeds	57
6.3.	Notice of Event of Default	57
6.4.	Conduct of Business	57
6.5.	Taxes	58
6.6.	Insurance	58
6.7.	Compliance with Laws	58
6.8.	Maintenance of Properties	58
6.9.	Inspection; Keeping of Books and Records	58
6.10.	Restricted Payments	59
6.11.	Merger or Dissolution	60
6.12.	Sale of Assets	61
6.13.	Investments and Acquisitions	61
6.14.	Indebtedness	64
6.15.	Liens	66
6.16.	Transactions with Affiliates	68
6.17.	Financial Contracts	68

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6.18.	Subsidiary Covenants	68
6.19.	Contingent Obligations	69
6.20.	Leverage Ratio	69
6.21.	Fixed Charge Coverage Ratio	69
6.22.	[Reserved]	69
6.23.	[Reserved]	69
6.24.	Guarantors	69
6.25.	Collateral	70

ARTICLE VII	EVENTS OF DEFAULT	70

ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	73

8.1.	Acceleration	73
8.2.	Amendments	74
8.3.	Preservation of Rights	75
8.4.	Application of Payments	76

ARTICLE IX	GENERAL PROVISIONS	77

9.1.	Survival of Representations	77
9.2.	Governmental Regulation	77
9.3.	Headings	77
9.4.	Entire Agreement	77
9.5.	Several Obligations; Benefits of this Agreement	77
9.6.	Expenses; Indemnification	77
9.7.	Numbers of Documents	78
9.8.	Accounting	78
9.9.	Severability of Provisions	79
9.10.	Nonliability of Lenders	79
9.11.	Confidentiality	79
9.12.	Certain ERISA Matters	80
9.13.	Nonreliance	82
9.14.	Disclosure	82
9.15.	Performance of Obligations	82
9.16.	USA Patriot Act Notification	82
9.17.	Subordination of Intercompany Indebtedness	83
9.18.	Interest Rates	83

ARTICLE X	THE ADMINISTRATIVE AGENT	84

10.1.	Appointment; Nature of Relationship	84
10.2.	Powers	84
10.3.	General Immunity	84
10.4.	No Responsibility for Loans, Recitals, etc.	84
10.5.	Action on Instructions of Lenders	85
10.6.	Employment of Agents and Counsel	85
10.7.	Reliance on Documents; Counsel	85

3

10.8.	Administrative Agent's Reimbursement and Indemnification	85
10.9.	Notice of Event of Default	86
10.10.	Rights as a Lender	86
10.11.	Lender Credit Decision	86
10.12.	Successor Administrative Agent	86
10.13.	Administrative Agent and Arranger Fees	87
10.14.	Delegation to Affiliates	87
10.15.	Collateral Documents	87
10.16.	Credit Bidding	88
10.17.	No Fiduciary Duty, Etc.	89

ARTICLE XI	SETOFF; RATABLE PAYMENTS	90

11.1.	Setoff	90
11.2.	Ratable Payments	90
11.3.	Failure to Make Payment	91

ARTICLE XII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	91

12.1.	Successors and Assigns	91
12.2.	Participations	91
12.3.	Assignments	93
12.4.	Dissemination of Information	94
12.5.	Tax Treatment	94

ARTICLE XIII	NOTICES	94

13.1.	Notices; Effectiveness; Electronic Communication	94
13.2.	Change of Address, Etc.	97

ARTICLE XIV	COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION	97

14.1.	Counterparts; Effectiveness	97
14.2.	Electronic Execution of Assignments	97

ARTICLE XV	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	98

15.1.	CHOICE OF LAW	98
15.2.	CONSENT TO JURISDICTION	98
15.3.	WAIVER OF JURY TRIAL	98
15.4.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	98

ARTICLE XVI	BORROWER GUARANTEE	99

ARTICLE XVII	EXISTING AGREEMENTS	101

4

SCHEDULES

Commitment Schedule

Pricing Schedule

Schedule 2.20	-	Existing Letters of Credit

Schedule 5.8	-	Subsidiaries

Schedule 6.13	-	Existing Investments

Schedule 6.14	-	Existing Indebtedness

Schedule 6.15	-	Existing Liens; Closing Date Surety Bond Liens

Schedule 6.16	-	Transactions with Affiliates

Schedule 6.18	-	Subsidiary Covenants

EXHIBITS

Exhibit A-1	-	Form of Borrower’s In-House Counsel’s Opinion

Exhibit A-2	-	Form of Squire Patton Boggs (US) LLP (Special New York and Delaware Counsel) Opinion

Exhibit B	-	Form of Compliance Certificate

Exhibit C	-	Form of Assignment and Assumption Agreement

Exhibit D	-	Reserved

Exhibit E	-	Form of Promissory Note for Revolving Loan (if requested)

Exhibit F	-	Officer’s Certificate

Exhibit G	-	List of Closing Documents

Exhibit H	-	Form of Commitment and Acceptance

5

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This Fourth Amended and Restated Credit Agreement, dated as of June 20, 2018, is entered into by and among Chemed Corporation, a Delaware corporation, the Lenders, the LC Issuers, and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower, certain Lenders and the Administrative Agent are parties to that certain Third Amended and Restated Credit Agreement, dated as of June 30, 2014 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrower, the Lenders, the LC Issuers and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety as of the date hereof as follows:

ARTICLE I

 DEFINITIONS

1.1.            Certain Defined Terms.  As used in this Agreement:

“Accounting Changes” is defined in Section 9.8 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company of any Person.

“Adjusted Eurodollar Base Rate” means, with respect to a Eurodollar Advance (or as required pursuant to clause (c) of the definition of “Alternate Base Rate”) for the relevant Interest Period, the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Administrative Agent” means JPMorgan Chase in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, as Administrative Agent, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder consisting of the aggregate amount of several Revolving Loans, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Revolving Loans, of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.  The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if (x) solely for purposes of Section 6.16, the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or (y) the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Outstanding Revolving Credit Exposures of all the Lenders.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be increased or reduced from time to time pursuant to the terms hereof.  The initial Aggregate Revolving Loan Commitment as of the Closing Date is Four Hundred and Fifty Million and 00/100 Dollars ($450,000,000).

“Agreement” means this Fourth Amended and Restated Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time (“GAAP”), applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.4; provided, however, that except as provided in Section 9.8, with respect to calculations determining compliance with the covenants, including financial covenants, set forth in Sections 6.10 through 6.21 (and the defined terms used in such Sections), “Agreement Accounting Principles” means GAAP as of the Closing Date, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.4. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Agreement Accounting Principles and GAAP will be deemed for all purposes of the Loan Documents to treat leases as set forth in the final sentence of Section 9.8.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Eurodollar Base Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurodollar Base Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurodollar Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurodollar Base Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.3 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

 “Applicable Fee Rate” means, with respect to the Commitment Fee at any time, the percentage rate per annum which is applicable at such time with respect to such fee as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Applicable Pledge Percentage” means 100%, but (x) 65% in the case of a pledge of capital stock of a Foreign Subsidiary or (y) 0% in the case of a pledge of capital stock of a Foreign Subsidiary to the extent a pledge would cause a Financial Assistance Problem.

“Approved Electronic Platform” has the meaning assigned to it in Section 13.1.2(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of JPMorgan Chase Bank, N.A., and Merrill Lynch, Pierce, Fenner & Smith, Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), and its successors, each in its capacity as a Joint Lead Arranger and a Joint Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” is defined in Section 12.3.1.

“Augmenting Lender” has the meaning assigned to such term in Section 2.5.3.

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller of the Borrower, or such other officer of the Borrower as may be designated by the Borrower in writing to the Administrative Agent from time to time, acting singly.

“Automatic Swing Line Participation Event” is defined in Section 2.4.5.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.5.2 hereof or the Revolving Loan Commitments pursuant to Section 8.1 hereof.

 “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services provided by any Lender or any of its Affiliates.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means Chemed Corporation, a Delaware corporation, and its permitted successors and assigns (including, without limitation, a debtor in possession on its behalf).

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset, other than any expenditures in connection with Permitted Acquisitions, which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be classified as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) direct obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit, bankers’ acceptances, money market deposit accounts, and time deposits issued by or maintained with, as applicable, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, (v) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iv) above, and (vi) in the case of any Foreign Subsidiary, (A) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the Indebtedness of such sovereign nation is rated at least A-1 or better by S&P or P-1 or better by Moody’s or carries an equivalent rating from a comparable foreign rating agency or (B) Investments of the type and maturity described in clauses (ii) through (v) above of foreign obligors, which Investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines, requirements, or guidance pertaining to such program including (a) all federal statutes (whether set forth in 38 U.S.C. § 1781 or elsewhere) affecting such program or, to the extent applicable to CHAMPVA; and (b) all rules, regulations (including 38 C.F.R. § 17.270 – 17.278), manuals, orders, guidelines, requirements or guidance of all Governmental Authorities, or their agent, administrator, intermediary or carrier, promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“CHAMPVA Receivable” means a Receivable payable pursuant to the CHAMPVA program.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a Change in Law regardless of the date enacted, adopted, issued or implemented.

“Change of Control”  means the acquisition by any Person, or any group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended) of 50% or more of the outstanding shares of capital stock of the Borrower.

“Class”, when used in reference to any Loan or Advance, refers to whether such Loan or the Advances comprising such Loan are Revolving Loans or Swing Line Loans.

 “Closing Date” means June 20, 2018.

 “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all Property and interests in Property now owned or hereafter acquired by any Credit Party in or upon which a security interest, lien or mortgage is granted to the Administrative Agent, for the benefit of the Holders of Secured Obligations, whether under the Pledge and Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement (including any predecessor agreement hereto) that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, the Pledge and Security Agreement, the Intellectual Property Security Agreements, and all other security agreements, pledges, powers of attorney, assignments and financing statements whether heretofore, now, or hereafter executed by any Credit Party and delivered to the Administrative Agent.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Loan Commitment. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment Agreement or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee” is defined in Section 2.5.1.

“Commitment Schedule” means the Schedule identifying each Lender’s Revolving Loan Commitment, LC Commitment and Swing Line Commitment as of the Closing Date attached hereto and identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to it in Section 13.1.2(d).

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Current Maturities” means, with reference to any period, all scheduled payments of principal due within twelve (12) calendar months on and after the last day of such period with respect to all Consolidated Indebtedness of the Borrower.

“Consolidated EBITDA” means, with respect to any period, Consolidated Net Income from continuing operations plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization expense of the Borrower and its consolidated  Subsidiaries (including amortization recorded in connection with the application of Financial Accounting Standard No. 142 (Goodwill and Other Intangibles)), (v) dividends, distributions and payments under any employee stock award or incentive plans plus any employment taxes, cash fringes and employee benefit charges payable in connection therewith, (vi) all other non-cash charges of the Borrower and its consolidated Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less interest income and all non-cash items of income of the Borrower and its consolidated Subsidiaries in each case for such period, (vii) the aggregate amount of the awards remitted by the Borrower to its senior management under the current Multi-Year Management Incentive Plans; provided, however, that no more than $5,000,000 of cash compensation, payments or awards remitted to senior management shall be included in this calculation, (viii) non-cash charges arising from compensation expense as a result of Financial Accounting Standards Board Statement 123R, “Share Based Payment”, which would require certain stock based compensation to be recorded as expense within the Borrower’s consolidated statement of operation, less the amount of any subsequent cash payments in respect of any such non-cash charges, (ix) any loss incurred by the Borrower as a result of the early extinguishment of Indebtedness, (x) all non-recurring costs and expenses incurred in connection with the consummation of any Permitted Acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any non-recurring charges or non-recurring costs incurred as a result of such transaction, (xi) Yellow Pages Advertising Expense and (xii) litigation costs and expenses (including settlement amounts); provided, however, that the amount of such litigation costs and expenses (including settlement costs and legal costs in connection therewith) included in this calculation for such period and all preceding periods following the Closing Date may not exceed $50,000,000 in the aggregate for the term of this Agreement.

“Consolidated Funded Indebtedness” means, at any time, with respect to any Person, without duplication, (i) the aggregate Dollar amount of Consolidated Indebtedness which would be classified on the balance sheet of such Person, as of the applicable determination date, as long-term Indebtedness, plus (ii) the aggregate stated or face amount of all Letters of Credit at such time for which such Person is the account party or is otherwise liable other than Letters of Credit to the extent collateralized by cash or Cash Equivalent Instruments.

“Consolidated Indebtedness” means, at any time, with respect to any Person, the Indebtedness of such Person and its consolidated Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis for such period, in accordance with Agreement Accounting Principles. Notwithstanding the foregoing, Consolidated Interest Expense shall not include any non-cash interest expense recognized in accordance with Accounting Standards Codification 470-20 or any successor standard.

 “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

 “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership (except to the extent expressly without recourse to such Person).

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Exposure” means, as to any Lender at any time, such Lender’s Outstanding Revolving Credit Exposure at such time.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Credit Party” means, at any time, any of the Borrower and any Person which is a Guarantor at such time.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility LCs or Swing Line Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Facility LCs and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disqualified Stock” means any capital stock or other equity interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.

“Dollar”, “dollar” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any Person organized under the laws of a jurisdiction located in the United States of America.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, and legally enforceable governmental concessions, grants, franchises, licenses, agreements and restrictions relating to (i) the protection of the environment, (ii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to any Eurodollar Loan for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Base Rate shall be the Interpolated Rate.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Advance for the relevant Interest Period, the sum of (i) the Adjusted Eurodollar Base Rate applicable to such Interest Period, plus (ii) the Applicable Margin then in effect, changing as and when the Applicable Margin changes.

“Event of Default” means an event described in Article VII.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Specified Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an ECP at the time the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation.  If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

 “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, (i) taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the United States of America, (b) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (c) the jurisdiction in which the Administrative Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation or office making or booking a Loan or Facility LC is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (iii) in the case of a Non U.S. Lender (as defined in Section 3.5), any withholding tax that is in effect at the time such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) and (iv) any U.S. federal withholding taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” has the meaning set forth in the preliminary statements hereto.

“Existing Letters of Credit” means those Letters of Credit identified in Schedule 2.20.

“Facility LC” is defined in Section 2.20.1.

“Facility LC Application” is defined in Section 2.20.3.

“Facility LC Collateral Account” is defined in Section 2.20.11.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate (or, in the event such rate is not published for any day that is a business day, the rate calculated by the Administrative Agent based on quotations for such federal funds transactions that Administrative Agent receives from three federal funds brokers of recognized standing selected by the Administrative Agent); provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor or to permit its assets from being pledged pursuant to a pledge or security agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter future, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, modified or supplemented from time to time.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns more than 50% of such Foreign Subsidiary’s issued and outstanding ordinary equity interests.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the Applicable Margin then in effect, changing as and when the Applicable Margin changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Foreign Subsidiary” means any Subsidiary of any Person which is not a Domestic Subsidiary of such Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means any nation or government, any foreign, federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Receivables” means, collectively, any and all Receivables which are (a) Medicare Receivables, (b) Medicaid Receivables, (c) CHAMPVA Receivables, (d) TRICARE Receivables, or (e) any other Receivables payable by a Governmental Authority, or its agent, administrator, intermediary or carrier, approved by the Administrative Agent.

“Guarantor” means each Subsidiary of the Borrower which is a party to the Guaranty Agreement, including each Subsidiary of the Borrower which becomes a party to the Guaranty Agreement pursuant to a joinder or other supplement thereto.

“Guaranty Agreement” means the Second Amended and Restated Guaranty Agreement, dated as of June 30, 2014, made by the Guarantors in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall refer to (i) each Lender in respect of its Loans, (ii) the LC Issuer in respect of Reimbursement Obligations owed to it, (iii) the Administrative Agent, the Lenders and the LC Issuer in respect of all other present and  future obligations and liabilities of the Borrower or any of its Domestic Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each Lender (or Affiliate thereof), in respect of all (x) Rate Management Obligations of the Borrower or any Subsidiary to such Lender (or such Affiliate) as exchange party or counterparty under any Rate Management Transaction, unless the Borrower or such Subsidiary, as the case may be, and such Lender (or such Affiliate) mutually agree that such Rate Management Obligations do not constitute Secured Obligations and (y) Banking Services Obligations, unless the Borrower or the applicable Subsidiary and such Lender (or such Affiliate) mutually agree that such Banking Services Obligations do not constitute Secured Obligations, (v) each Person benefiting from indemnities made by the Borrower or any Subsidiary hereunder or in any Loan Document in respect of the obligations and liabilities of the Borrower or such Subsidiary to such Person, and (vi) their respective permitted successors, transferees and assigns.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurodollar Base Rate”.

“Increasing Lender” has the meaning assigned to such term in Section 2.5.3.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.5.3.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.5.3.

 “Indebtedness” of a Person means, at any time, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than current accounts payable arising in the ordinary course of such Person's business and obligations in respect of deferred compensation), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other similar instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations of such Person in respect of Indebtedness, (viii) reimbursement obligations under Letters of Credit, bankers’ acceptances, surety bonds and similar instruments, (ix) for purposes of Section 6.14 only, Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts, and (x) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be classified as indebtedness on the consolidated balance sheet of such Person.

“Intellectual Property Security Agreements” means the intellectual property security agreements as any Credit Party may from time to time make in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months, or, to the extent acceptable to all affected Lenders, twelve months, commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three, six, or, if applicable, twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth or, if applicable, twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth or, if applicable, twelfth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that if the Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“Investment” of a Person means any loan, advance (other than commission, travel, relocation and other loans and advances to officers or employees made in the ordinary course of business), extension of credit (other than Receivables arising in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“JPMorgan Chase” means JPMorgan Chase Bank, National Association, a national banking association, in its individual capacity, and its successors.

“LC Commitment” means, with respect to any LC Issuer, the commitment of such LC Issuer to issue Letters of Credit hereunder.  The initial amount of each LC Issuer’s LC Commitment is set forth on Commitment Schedule, or if such LC Issuer has entered into an Assignment Agreement or has otherwise assumed an LC Commitment after the Closing Date, the amount set forth for such LC Issuer as its LC Commitment in the Register maintained by the Administrative Agent. The LC Commitment of any LC Issuer may be modified from time to time by agreement between such LC Issuer and the Borrower, and notified to the Administrative Agent.

“LC Exposure” has the meaning assigned to such term in Section 2.22.

“LC Fee” is defined in Section 2.20.4.

“LC Issuer” means (i) JPMorgan Chase (or any subsidiary or affiliate of JPMorgan Chase designated by JPMorgan Chase), (ii) Bank of America, N.A., and (iii) any other Lender that agrees to act as the LC Issuer, each in its capacity as issuer of Facility LCs hereunder.  Each reference herein to the “LC Issuer” in connection with a Facility LC or other matter shall be deemed to be a reference to the relevant LC Issuer with respect thereto.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.20.5.

“Lender Party” means the Administrative Agent, the LC Issuer, any Swing Line Lender or any other Lender.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective permitted successors and assigns.  Unless otherwise specified, the term “Lenders” includes the Swing Line Lenders and the LC Issuer.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on the administrative information sheets provided to the Administrative Agent in connection herewith or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” has the meaning set forth in Section 6.20.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

 “Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, or encumbrance of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock agreements, any purchase option, call or similar right of a Person with respect to such stock).

“Loan” means, with respect to a Lender, such Lender’s loans made pursuant to Article II (or any conversion or continuation thereof), whether constituting a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, the Collateral Documents, the Guaranty Agreement and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.13 (if requested)) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, condition (financial or otherwise), or Property of the Borrower and its Subsidiaries taken as a whole or (ii) the validity or enforceability of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder or their rights with respect to the Collateral.

“Material Indebtedness” means any Indebtedness in an outstanding principal amount of $20,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness is outstanding or is governed.

“Maturity Date” means June 20, 2023.

“Medicaid” shall mean, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines, requirements or guidance  pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders, guidelines, requirements, or guidance of all Governmental Authorities, or their agent, administrator, intermediary or carrier, promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicaid Receivable” shall mean a Receivable payable pursuant to the Medicaid program.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines, requirements, or guidance pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative reimbursement guidelines and requirements of all Governmental Authorities, or their agent, administrator, intermediary or carrier, promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Receivable” shall mean a Receivable payable pursuant to the Medicare program.

“Modify” and “Modification” are defined in Section 2.20.1.

“Moody's” means Moody's Investors Services, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions.

“Multi-Year Management Incentive Plans” means the Borrower’s incentive plans in effect on the Closing Date that run to the benefit of Borrower’s senior management and that award cash and/or non-cash bonuses (such as equity interests or options to purchase equity interests in the Borrower) to senior management based upon increases in Consolidated EBITDA and/or the share price for equity interests of the Borrower or similar items that evidence increases in the Borrower’s profitability.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions, as determined by such Person in good faith.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.13.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of calculating such rate.

“Obligations” means all Loans, all Reimbursement Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, the Swing Line Lenders, the LC Issuer, the Arrangers, or any indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.  The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements (in each case whether or not allowed), and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

 “Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Connection Taxes” means, with respect to any recipient, taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such taxes (other than a connection arising from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Revolving Credit Exposure” means, as to any Lender at any time, the sum, without duplication, of (i) the aggregate principal amount of its Revolving Loans at such time, plus (ii) its Swing Line Exposure at such time, plus (iii) an amount equal to its ratable obligation to purchase participations in the LC Obligations at such time.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant Register” is defined in Section 12.2.4.

“Participants” is defined in Section 12.2.1.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the last day of each March, June, September and December and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

“Permitted Acquisition” is defined in Section 6.13.20.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“PIP” means periodic interim payments (or similar payments) made by any Governmental Authority to any Credit Party under the Medicare, Medicaid, TRICARE or CHAMPVA programs or any similar program of any Governmental Authority.

“PIP Settlements” has the meaning ascribed to such term in Section 6.9(ii) hereof.

“Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Borrower or any member of the Controlled Group may have any liability.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of March 1, 2011, by and between the Credit Parties and the Administrative Agent for the benefit of the Holders of Secured Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Pledge Subsidiary” means each Domestic Subsidiary and, at the option of the Administrative Agent, each First Tier Foreign Subsidiary.

“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Fee Rate attached hereto and identified as such.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by multiplying 100% by the quotient of (a) such Lender’s Revolving Loan Commitment at such time divided by (b) the Aggregate Revolving Loan Commitment at such time (excluding, at any time a Defaulting Lender shall exist under Section 2.22, such Defaulting Lender’s Revolving Loan Commitment); provided, however, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” with respect to Revolving Loans, LC Obligations or participations in Swing Line Loans means the percentage obtained by multiplying 100% by the quotient of (x) such Lender’s Outstanding Revolving Credit Exposure at such time divided by (y) the Aggregate Outstanding Revolving Credit Exposure at such time, in each case giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

 “Purchase Price” means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition, but exclusive of the value of any capital stock or other equity interests of the Borrower or any Subsidiary issued as consideration for such Acquisition.

“Purchasers” is defined in Section 12.3.1.

“Rabbi Trust” means a trust established by the Borrower or any Subsidiary to hold assets in connection with an employee benefit plan or arrangement, including, without limitation, the trusts established in connection with the Chemed Excess Benefit Plan, the Roto-Rooter Deferred Compensation Plan and the Chemed Corporation Long-Term Care Insurance Plan.

“Rabbi Trust Subsidiary” means any Subsidiary of the Borrower substantially all the assets of which are, or are to be, assets of one or more Rabbi Trusts.

 “Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or a Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivable(s)” means and includes all of the Borrower’s and each Subsidiary’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower or such Subsidiary to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender (and, in the case of a Lender that is classified as a partnership for U.S. federal tax purposes, a Person treated as the beneficial owner thereof for U.S. federal tax purposes) and (c) the LC Issuer.

“Regulation D” means Regulation D of the Federal Reserve Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Federal Reserve Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Federal Reserve Board as from time to time in effect and any successor or other regulation or official interpretation of said Federal Reserve Board relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Federal Reserve Board as from time to time in effect and any successor or other regulation or official interpretation of said Federal Reserve Board relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to satisfy the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Reports” is defined in Section 9.6.

“Required Guarantor Subsidiary” means, at any time, (i) any Domestic Subsidiary all of the outstanding voting securities of which shall at the time be owned, directly or indirectly, by the Borrower or one or more Required Guarantor Subsidiaries or by the Borrower and one or more Required Guarantor Subsidiaries, or (ii) any Domestic Subsidiary that is a partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned; provided, however, that VNF and any Rabbi Trust or Rabbi Trust Subsidiary shall not be Required Guarantor Subsidiaries.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Credit Exposures and unused Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Section 8.1, and for all purposes after the Loans become due and payable pursuant to Section 8.1 or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swing Line Exposure shall not be applicable for purposes of determining the Outstanding Revolving Credit Exposure of such Lender to the extent such Lender shall have been required to fund its participation in the outstanding Swing Line Loans and has not yet done so.

 “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D) for such Interest Period.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any equity interests of the Borrower or VITAS Healthcare now or hereafter outstanding, except a dividend payable solely in the Borrower’s or VITAS Healthcare’s capital stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such capital stock, or (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any equity interests of the Borrower now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other equity interests of the Borrower (other than Disqualified Stock).

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Loan Commitment or, if the Revolving Loan Commitments have terminated or expired, a Lender with Outstanding Revolving Credit Exposure.

“Revolving Loan” means, with respect to a Revolving Lender, any of such Revolving Lender’s loans made pursuant to its commitment to lend set forth in Section 2.1(a) (and any conversion or continuation thereof).

“Revolving Loan Commitment” means, for each Revolving Lender, including without limitation, each LC Issuer, such Revolving Lender’s obligation to make Revolving Loans to, participate in Swing Line Loans made to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth for such Revolving Lender on the Commitment Schedule or in any Assignment Agreement delivered pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.

“S&P” means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission or any other Governmental Authority succeeding to any of the principal functions thereof.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, (i) the Obligations, (ii) all Rate Management Obligations owing in connection with Rate Management Transactions to any Lender or any Affiliate of any Lender, unless the Borrower or the applicable Subsidiary, as the case may be, and any such Lender or such Affiliate mutually agree that such Rate Management Obligations do not constitute Secured Obligations and (iii) all Banking Services Obligations, unless the Borrower or the applicable Subsidiary, as the case may be, and any such Lender or such Affiliate to which any such Banking Services Obligations are owing mutually agree that such Banking Services Obligations do not constitute Secured Obligations; provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Credit Party of (or grant of security interest by any Credit Party to support, as applicable) any Excluded Swap Obligations of such Credit Party for purposes of determining any obligations of any Credit Party.

“Senior Unsecured Indenture” means the Indenture, dated as of February 24, 2004, by and between the Borrower and LaSalle Bank National Association (or its successors), as Trustee for the purchasers of the senior unsecured notes related thereto, while it remained in effect.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Specified Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lenders or any of their Affiliates under any Rate Management Transaction or any Banking Services Agreement.

“Specified Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

 “Subsidiary” of a Person means (i) any corporation of which more than 50% of the outstanding securities having ordinary voting power shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which more than 50% of the ownership interests having ordinary voting power shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated tangible assets of the Borrower and its Subsidiaries or Property which is responsible for more than 10% of the consolidated net revenues of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Swing Line Borrowing Notice” is defined in Section 2.4.2.

“Swing Line Commitment” means the obligation of each Swing Line Lender to make Swing Line Loans up to a maximum principal amount at any one time outstanding equal to its Swing Line Commitment as set forth on the Commitment Schedule.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Lender at any time shall be the sum of (a) its Pro Rata Share of the aggregate principal amount of all Swing Line Loans outstanding at such time, other than with respect to any Swing Line Loans made by such Lender in its capacity as a Swing Line Lender, and (b) the aggregate principal amount of all Swing Line Loans made by such Lender as a Swing Line Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swing Line Loans).

“Swing Line Lenders” means JPMorgan Chase and any other Lender selected by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld) which agrees to act as a Swing Line Lender, each in its capacity as a lender of Swing Line Loans hereunder.

“Swing Line Loan” means a Loan made available to the Borrower by a Swing Line Lender pursuant to Section 2.4.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, imposed on or with respect to any payment made by the Credit Parties under any Loan Document, but excluding Excluded Taxes and Other Taxes.

“Third Party Payor” shall mean any Governmental Authority, insurance company, health maintenance organization, preferred provider organization or similar entity, or their agent, administrator, intermediary or carrier, that is obligated to make payments with respect to a Receivable.

“Transferee” is defined in Section 12.4.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services in the Departments of Defense, Health and Human Services, and Commerce and certain of their dependents, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders, guidelines, requirements, or guidance of all Governmental Authorities, or their agent, administrator, intermediary or carrier, promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“TRICARE Receivable” means a Receivable payable pursuant to the TRICARE program.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unapplied PIP” has the meaning ascribed to such term in Section 6.9(ii).

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under each Single Employer Plan exceeds the fair market value of all such Plan’s assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan for which a valuation report is available, using actuarial assumptions for funding purposes as set forth in such report.

“Unmatured Event of Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“VITAS Healthcare” means VITAS Healthcare Corporation, a Delaware corporation.

“VNF” means VITAS of North Florida, Inc., a Florida not-for-profit corporation and a Wholly-Owned Subsidiary of VITAS Healthcare.

“Wholly‑Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which (other than directors’ qualifying shares or shares issued to third parties to the extent necessary to satisfy any licensing requirements under applicable law with respect to the Borrower’s or any of its Subsidiaries’ businesses) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly‑Owned Subsidiaries of such Person, or by such Person and one or more Wholly‑Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which (other than directors’ qualifying shares or shares issued to third parties to the extent necessary to satisfy any licensing requirements under applicable law with respect to the Borrower’s or any of its Subsidiaries’ businesses) shall at the time be so owned or controlled.

“Yellow Pages Advertising Expense” means, on any determination date, the excess of (x) costs accrued in accordance with GAAP during the twelve-month period ending on such date in connection with the Borrower’s and its Affiliates’ purchase of advertisements in the Yellow Pages telephone directory and other similar telephone directories, over (y) amounts deemed by the Borrower to have been paid in respect of such advertisements during such twelve-month period as set forth in the Borrower’s internal management reports detailing its advertising expenses.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.            Plural Forms.  The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.3.            Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Advances also may be classified and referred to by Class (e.g., a “Revolving Advance”) or by Type (e.g., a “Eurodollar Advance”) or by Class and Type (e.g., a “Eurodollar Revolving Advance”).

ARTICLE II

 THE CREDITS

2.1.            Commitments.  Upon the satisfaction of the conditions precedent set forth in Section 4.1 and 4.2, as applicable, each Revolving Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, during the Availability Period, to (a) make Revolving Loans to the Borrower from time to time and (b) participate in Facility LCs issued upon the request of the Borrower, in each case in an amount that will not result in such Revolving Lender’s Outstanding Revolving Credit Exposure exceeding such Lender’s Revolving Loan Commitment; provided that at no time shall the Aggregate Outstanding Revolving Credit Exposure hereunder exceed the Aggregate Revolving Loan Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time during the Availability Period. The commitment of each Lender to lend Revolving Loans hereunder shall automatically expire on the Maturity Date.  The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.

2.2.            Required Payments; Termination.  Any outstanding Revolving Loans shall be paid in full by the Borrower on the Maturity Date and all other due and unpaid Secured Obligations shall be paid in full by the Borrower on the earlier of the date when due or the Maturity Date.  In addition, if at any time the Aggregate Outstanding Revolving Credit Exposure hereunder exceeds the Aggregate Revolving Loan Commitment, the Borrower shall promptly repay outstanding Revolving Loans and Swing Line Loans (or, if no Revolving Loans or Swing Line Loans are outstanding, cash collateralize the outstanding LC Obligations by depositing funds in the Facility LC Collateral Account in accordance with Section 2.20.11) in an aggregate amount equal to the excess of the Aggregate Outstanding Revolving Credit Exposure over the Aggregate Revolving Loan Commitment.  Notwithstanding the termination of the Revolving Loan Commitments under this Agreement on the Maturity Date, until all of the Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice and contingent indemnity obligations) shall have been fully paid and satisfied, all of the rights and remedies under this Agreement and the other Loan Documents shall survive to the extent provided herein.  Each prepayment of a Revolving Advance shall be applied ratably to the Revolving Loans comprising such prepaid Revolving Advance.

2.3.            Ratable Loans; Types of Advances.  (a) Each Revolving Advance hereunder shall consist of Revolving Loans of the same Type made from the several Lenders.  Such Revolving Loans shall be made ratably in proportion to their respective Commitments.

(b)            The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Borrower in accordance with Section 2.4.

2.4.            Swing Line Loans.

2.4.1  Amount of Swing Line Loans.  Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Credit Extension hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, during the Availability Period, each Swing Line Lender may in its sole discretion, but shall have no obligation to, on the terms and conditions set forth in this Agreement, severally make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed its Swing Line Commitment, provided that the Aggregate Outstanding Revolving Credit Exposure shall not at any time exceed the Aggregate Revolving Loan Commitment, and provided further that at no time shall any Swing Line Lender’s Outstanding Revolving Credit Exposure exceed its Revolving Loan Commitment at such time.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Maturity Date.

2.4.2  Borrowing Notice.  The Borrower shall deliver to the Administrative Agent and each Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 12:00 noon (Chicago, Illinois time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000.  The Swing Line Loans shall bear interest at the Floating Rate or at such other rate as is agreed upon by the Borrower and the applicable Swing Line Lender.

2.4.3  Making of Swing Line Loans.  Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Revolving Lender by fax or other similar form of transmission, of the requested Swing Line Loan.  Not later than 2:00 p.m. (Chicago, Illinois time) on the applicable Borrowing Date, each Swing Line Lender may, in its sole discretion, make available its ratable portion of the requested Swing Line Loan (such ratable portion to be calculated based upon such Swing Line Lender’s Swing Line Commitment to the total Swing Line Commitments of all of the Swing Line Lenders), in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article XIII.  The Administrative Agent will promptly make any funds so received from the Swing Line Lenders available to the Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

2.4.4  Independent Swing Line Lender Obligations. No Swing Line Lender shall be responsible for the failure of any other Swing Line Lender to make its ratable portion of a Swing Line Loan on the date of any Swing Line Loan.

2.4.5  Repayment of Swing Line Loans.  Each Swing Line Loan shall be paid in full by the Borrower on or before the earlier of the Maturity Date and the tenth (10th) Business Day after the Borrowing Date for such Swing Line Loan.  In addition, any Swing Line Lender (i) may at any time in its sole discretion with respect to any of its outstanding Swing Line Loans, or (ii) shall, on the tenth (10th) Business Day after the Borrowing Date of any Swing Line Loan, require each Revolving Lender (including such Swing Line Lender) to make a Revolving Loan in the amount of such Revolving Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan.  Not later than 1:00 p.m. (Chicago, Illinois time) on the date of any notice received pursuant to this Section 2.4.5, each Revolving Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII.  Revolving Loans made pursuant to this Section 2.4.5 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in Article II.  Notwithstanding the foregoing, upon the occurrence of (i) the Maturity Date, (ii) any Event of Default described in Section 7.6 or 7.7, (iii) the date on which the Obligations are accelerated; or (iv) the date on which the Commitments shall be terminated (each, an “Automatic Swing Line Participation Event”), each Revolving Lender shall be deemed to absolutely and unconditionally acquire participations in all of the Swing Line Loans outstanding at such time and to be required to make Revolving Loans in respect thereof, in each case without notice or any further action from any Swing Line Lender, Lender or the Administrative Agent. Upon the occurrence of an Automatic Swing Line Participation Event, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice each Revolving Lender’s Pro Rata Share of the outstanding Swing Line Loan or Loans (provided, that failure of the Administrative Agent to deliver such notice shall not relieve the Revolving Lenders of their obligations to acquire participations in Swing Line Loans or to make Revolving Loans under this Section 2.4.5). Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 5:00 p.m. New York City time, on such Business Day, and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the applicable Swing Line Lender, such Lender’s Pro Rata Share of all such Swing Line Loans.  Unless a Revolving Lender shall have notified any Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2, as applicable, had not been satisfied, such Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.4.5 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against any Swing Line Lender or any other Person, (b) the occurrence or continuance of an Event of Default or Unmatured Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever.  In the event that any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4.5, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Lender hereunder until the Administrative Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4.5, such Revolving Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the applicable Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the NYFRB Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.  On the Maturity Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.4.6  Replacement of a Swing Line Lender; Resignation of a Swing Line Lender.  Any Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender and the successor Swing Line Lender.  The Administrative Agent shall notify the Lenders of any such replacement of a Swing Line Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swing Line Lender pursuant to Section 2.10.  From and after the effective date of any such replacement, (x) the successor Swing Line Lender shall have all the rights and obligations of the replaced Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to include a reference to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.  After the replacement of a Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to its replacement, but shall not be required to make additional Swing Line Loans.  Subject to the appointment and acceptance of a successor Swing Line Lender, any Swing Line Lender may resign as a Swing Line Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swing Line Lender shall be replaced in accordance with this Section.

2.5.            Commitment Fee; Aggregate Revolving Loan Commitment; Increase in Aggregate Revolving Loan Commitment.

2.5.1  Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders pro rata in accordance with their respective Revolving Loan Commitments, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole,  a commitment fee (the “Commitment Fee”) accruing at the rate of the then Applicable Fee Rate on the average daily excess of the Aggregate Revolving Loan Commitment over the Aggregate Outstanding Revolving Credit Exposure (excluding the aggregate principal amount of any Swing Line Loans).  All such Commitment Fees payable hereunder shall be payable quarterly in arrears on each Payment Date.

2.5.2  Reductions in Aggregate Revolving Loan Commitment.  The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part, ratably among the Revolving Lenders in the minimum amount of $5,000,000 (and in multiples of $1,000,000 in excess thereof), upon at least three (3) Business Days' written notice to the Administrative Agent, which notice may be conditional and shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the Aggregate Outstanding Revolving Credit Exposure.  All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Revolving Lenders to make Credit Extensions hereunder and on the final date upon which all Revolving Loans are repaid.

2.5.3  Increase of Revolving Loan Commitments and Incremental Term Loans. The Borrower may from time to time elect to increase the Revolving Loan Commitments or add one or more tranches of term loans hereunder (each an “Incremental Term Loan”), in each case in minimum increments of $5,000,000 so long as, after giving effect thereto, the aggregate amount of all such increases in Revolving Loan Commitments and additions of Incremental Term Loans does not exceed $150,000,000.  Such request shall be made in a written notice given to the Administrative Agent by the Borrower not less than five (5) Business Days prior to the proposed effective date of such increase or Incremental Term Loan, which notice (a “Commitment Increase Notice”) shall specify (A) the amount of the proposed increase in the Revolving Loan Commitments or the proposed Incremental Term Loans and (B) the proposed effective date of such increase or Incremental Term Loans. The Borrower may arrange for any such increase in Revolving Loan Commitments or tranche of Incremental Term Loans to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Loan Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”); provided that each Augmenting Lender shall be subject to the approval of the Borrower, the Administrative Agent and (in the case of an increase in the Revolving Loan Commitments) the LC Issuer and Swing Line Lender (which approval shall not be unreasonably withheld or delayed).  No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Revolving Loan Commitments or Incremental Term Loan pursuant to this Section 2.5.3.  Increases and new Revolving Loan Commitments and Incremental Term Loans created pursuant to this Section 2.5.3 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Revolving Loan Commitments (or in the Revolving Loan Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless the following conditions precedent are met: (A) as of the effective date of such increase or Incremental Term Loan, all representations and warranties under Article V shall be true and correct in all material respects as though made on such date (except for those representations and warranties which expressly relate to an earlier date, which shall have been true and correct as of such earlier date), no event shall have occurred and then be continuing which constitutes an Unmatured Event of Default or Event of Default, and the Borrower and its Subsidiaries, on a pro forma basis shall be in compliance with Sections 6.20 and 6.21 as of the then most recently ended fiscal quarter (as determined in good faith by the Borrower, including without limitation, as if (x) the aggregate Revolving Loans and Incremental Term Loans to be outstanding on the effective date of such increase or Incremental Term Loan (after giving effect to such increase or Incremental Term Loan) had been outstanding on the last day of such fiscal quarter, and (y) any increase in Consolidated EBITDA resulting from any Permitted Acquisition pursuant to Section 6.13.20 and financed with the proceeds from such additional Revolving Loan Commitments (and Loans extended thereunder) or Incremental Term Loans had been realized on the first day of the four fiscal quarter period ending as of the end of such fiscal quarter, (B) the Borrower, the Administrative Agent, and each Increasing Lender or Augmenting Lender shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit H hereto, (C) counsel for the Borrower shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent, and (D) in the case of an increase of the Revolving Loan Commitments, the Administrative Agent shall have administered the reallocation of the Outstanding Revolving Credit Exposures as set forth below on the effective date of such increase ratably among the Revolving Lenders (including new Lenders) after giving effect to such increase. The Borrower hereby agrees to compensate each Lender for all losses, expenses and liabilities incurred by such Lender in connection with the sale and assignment of any Eurodollar Loan hereunder on the terms and in the manner as set forth in Section 3.4 hereof. Upon each increase in the Revolving Loan Commitments pursuant to this Section, each Lender with a Revolving Loan Commitment immediately prior to such increase (an “Existing Revolving Credit Lender”) will automatically and without further act be deemed to have assigned to each Increasing Lender and Augmenting Lender, in respect of such increase, and each such Increasing Lender and Augmenting Lender will automatically and without further act be deemed to have assumed, a portion of such Existing Revolving Credit Lender’s participations hereunder in outstanding Facility LCs and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Facility LCs and (ii) participations hereunder in Swing Line Loans held by each Revolving Lender (including each such Increasing Lender and Augmenting Lender) will equal the percentage of the aggregate Revolving Loan Commitments of all Lenders with a Revolving Loan Commitment represented by such Lender’s Revolving Loan Commitment and (b) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such increase in the Revolving Loan Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the Increasing Lenders and Augmenting Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Revolving Loan Commitment increase, the principal balance of all outstanding Revolving Loans owing to each Lender with a Revolving Loan Commitment is equal to such Lender’s Pro Rata Share (after giving effect to any nonratable Revolving Loan Commitment increase resulting from a Revolving Loan Commitment increase pursuant to this Section 2.5.3) of all then outstanding Revolving Loans.  The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans (and may have amortization and mandatory prepayment requirements prior to the Maturity Date).  Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent.  The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.5.3.  Nothing contained in this Section 2.5.3 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Loan Commitment hereunder, or provide Incremental Term Loans, at any time.  In connection with any increase of the Commitments or Incremental Term Loans pursuant to this Section, any Augmenting Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Augmenting Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

2.6.            Minimum Amount of Each Advance.  Each Eurodollar Advance shall be in the minimum amount of $2,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $1,000,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Revolving Floating Rate Advance may be (i) in the amount of the excess of the Aggregate Revolving Loan Commitment over the Aggregate Outstanding Revolving Credit Exposure or (ii) in such amount as is required, in accordance with Section 2.20.6, to finance the reimbursement of a draw under a Facility LC.

2.7.            Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or any portion of the outstanding Floating Rate Advances (other than Swing Line Loans), in a minimum aggregate amount of $500,000 or any integral multiple of $100,000 in excess thereof, with notice to the Administrative Agent by 11:00 a.m. (Chicago, Illinois time) on the date of repayment, which notice may be conditional.  The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and each Swing Line Lender by 11:00 a.m. (Chicago, Illinois time) on the date of repayment, which notice may be conditional.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three (3) Business Days' prior notice to the Administrative Agent, which notice may be conditional.

2.8.            Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time; provided that there shall be no more than 5 Interest Periods in effect with respect to all of the Loans at any time, unless such limit has been waived by the Administrative Agent in its sole discretion.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago, Illinois time) at least one Business Day before the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 12:00 noon (Chicago, Illinois time) on each Borrowing Date, each Lender shall make available its Loan or Loans in federal or other funds immediately available to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower by crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent.

2.9.            Conversion and Continuation of Outstanding Advances; No Conversion or Continuation of Eurodollar Advances After Event of Default.  Floating Rate Advances (other than Swing Line Advances) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type (other than a Swing Line Advance) into any other Type or Types of Advances; provided  that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.  Notwithstanding anything to the contrary contained in this Section 2.9, during the continuance of an Event of Default or an Unmatured Event of Default, the Administrative Agent may (or shall at the direction of the Required Lenders), by notice to the Borrower, declare that no Advance may be made, converted or continued as a Eurodollar Advance.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago, Illinois time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, or three (3) Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount, Class and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10.            Changes in Interest Rate, etc.  Each Floating Rate Advance (other than a  Swing Line Advance) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day.  Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is fully paid at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.   No Interest Period in respect of any Loan may end after the Maturity Date.

2.11.            Default Rate.  To the extent permitted by applicable law, (i) if any principal of any Loan is not paid when due, whether at stated maturity, upon acceleration or otherwise, all amounts of principal of the Loans shall, for so long as any principal remains past due, bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in Section 2.10 and (ii) if any interest on any Loan, or any fee or other amount payable by the Borrower hereunder is not paid when due, such amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate applicable to Floating Rate Loans as provided in Section 2.10.

2.12.            Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (Chicago, Illinois time) on the date when due and shall (except with respect to repayments of Swing Line Loans, and except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the applicable Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with JPMorgan Chase for each payment of the Obligations as it becomes due hereunder.  Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.6.

2.13.            Noteless Agreement; Evidence of Indebtedness.

(i)
Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)
The Administrative Agent shall also maintain accounts in which it will record (a) the date and the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (in the case of a Eurodollar Advance) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, (d) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 12.3, (e) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof, and (f) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(iii)
The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv)
Any Lender may request that its Revolving Loans, or, in the case of the Swing Line Lenders, the Swing Line Loans, be evidenced by promissory notes (the “Notes”) in substantially the form of Exhibit E, with appropriate changes for notes evidencing Swing Line Loans.  In such event, the Borrower shall prepare, execute and deliver to such Lender such Note(s) payable to such Lender.  Thereafter, the Loans evidenced by such Note(s) and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein, except to the extent that any such Lender subsequently returns any such Note(s) for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14.            Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15.            Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest on Eurodollar Advances, Floating Rate Advances (other than Floating Rate Advances for which the interest rate payable is based on the Prime Rate), LC Fees and all other fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest on Floating Rate Advances for which the interest rate payable is based on the Prime Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Chicago, Illinois time) at the place of payment.  If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Administrative Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.16.            Notification of Advances, Interest Rates, Prepayments and Revolving Loan Commitment Reductions; Availability of Loans.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder.  The Administrative Agent will notify the Borrower and each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate.  Not later than 12:00 noon (Chicago, Illinois time) on each Borrowing Date (except with respect to Revolving Loans made available pursuant to the terms of Section 2.4.5), each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII.  The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.17.            Lending Installations.  Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as applicable, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as applicable, for the benefit of any such Lending Installation.  Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18.            Non‑Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the NYFRB Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19.            Replacement of Lender.  If (x) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3, (y) any Lender becomes a Defaulting Lender hereunder or (z) in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any Lender so affected or subject to the foregoing clauses (x) or (y) or failing to provide a consent as described in clause (z), an “Affected Lender”), the Borrower may elect to replace the Revolving Loan Commitment and/or Loans of such Affected Lender, provided that concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Credit Exposure of the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments; provided that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided further that following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto, and (ii) the Borrower shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of replacement, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the purchasing lender.  The Administrative Agent shall record such payments made by the Borrower in accordance with Section 2.13.

2.20.            Facility LCs.

2.20.1  Existing Letters of Credit; Issuance.  The Borrower, the Lenders, the Administrative Agent and the LC Issuer agree and confirm that, as of the Closing Date, and subject to the satisfaction of the condition precedent set forth in Section 4.1, the Existing Letters of Credit shall (x) be deemed to have been issued pursuant to this Agreement, (y) constitute Facility LCs, and (z) be governed by this Section 2.20, together with the other terms and conditions of this Agreement.  The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby Letters of Credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action, a “Modification”), from time to time during the Availability Period upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $70,000,000, (ii) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Loan Commitment, (iii) no Lender’s Outstanding Revolving Credit Exposure shall exceed its Revolving Loan Commitment and (iv) (x) the aggregate undrawn amount of all outstanding Facility LCs issued by the LC Issuer at such time plus (y) the aggregate amount of all Reimbursement Obligations owed to such LC Issuer that have not yet been reimbursed by or on behalf of the Borrower at such time, shall not exceed such LC Issuer’s LC Commitment.  Subject to the remaining terms of this Section 2.20.1, no Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Maturity Date and (y) one year after its issuance; provided that any Facility LC with a one-year term may provide for the renewal thereof for additional one-year periods (which in no event shall extend beyond the date referred to in the preceding clause (x)); provided, further, that so long as approved by the Administrative Agent and the LC Issuer (which approvals shall not be unreasonably withheld), Facility LCs with stated face amounts not in excess of $250,000 in the aggregate may have expiry dates that occur within three years of the dates of issuance thereof but in any event no later than the date referred to in the preceding clause (x)).  Notwithstanding anything to the contrary set forth in this Agreement, a Facility LC may have an expiry date which occurs after the Maturity Date so long as the Administrative Agent receives from the Borrower, at least five (5) Business Days prior to the Maturity Date, an amount in immediately available funds equal to at least 103% of the LC Obligations owing under or in connection with such Facility LC.  Such funds shall secure the repayment of such LC Obligations and any other then outstanding Secured Obligations, if any, in respect of such Facility LC and shall be deposited in the Facility LC Collateral Account.  The Borrower shall ensure that the Administrative Agent for the benefit of the LC Issuer and the Revolving Lenders at all times maintains a perfected first priority Lien upon and control over the Facility LC Collateral Account.  Such funds and any interest accrued thereon (to the extent not applied to reimburse the LC Issuer for any draw under a Facility LC) shall be returned to the Borrower within three Business Days after the expiration of the Facility LC relating to the LC Obligations secured by such funds.  Notwithstanding anything herein to the contrary, no LC Issuer shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of the LC Issuer applicable to letters of credit generally.

2.20.2  Participations.  Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.20.3  Notice.  Subject to Section 2.20.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago, Illinois time) at least five (5) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and, upon issuance only, the Administrative Agent shall promptly notify each Revolving Lender, of the contents thereof and of the amount of such Revolving Lender’s participation in such proposed Facility LC.  The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”).  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.20.4  LC Fees.  The Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders ratably in accordance with their respective Pro Rata Shares, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Advances of Revolving Loans then in effect times the average daily undrawn aggregate stated amount under the Facility LCs, such fee to be payable in arrears on each Payment Date.  The Borrower shall also pay to the LC Issuer for its own account with respect to each Facility LC, in arrears on each Payment Date after the issuance thereof for so long as such Facility LC is outstanding, a fronting fee in an amount equal to 0.125% times the average daily undrawn amount of such Facility LC, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.  Each fee described in this Section 2.20.4 shall constitute an “LC Fee”.

2.20.5  Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Revolving Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of the LC Issuer to the Borrower and each Revolving Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer (as determined in a final, non-appealable judgment of a court of competent jurisdiction), each Revolving Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Revolving Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Revolving Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago, Illinois time) on such date, from the next succeeding Business Day) to the date on which such Revolving Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the NYFRB Rate for the first three (3) days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.20.6  Reimbursement by Borrower.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer for any amounts to be paid by the LC Issuer.  Upon any drawing under any Facility LC, a reimbursement in respect thereof shall be made by the Borrower on the date of the drawing if the Borrower shall have received written notice of such drawing prior to 10:00 a.m. Chicago time on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon Chicago time on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m. Chicago time on the day of receipt or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  Whether or not an Event of Default or Unmatured Event of Default has occurred and is continuing, unless the Borrower elects to repay a Reimbursement Obligation, regardless of whether the conditions for making a Revolving Loan under Section 4.2 have been satisfied, such unpaid Reimbursement Obligation shall be automatically converted into a Revolving Loan as of the date of the payment by the LC Issuer giving rise to the Reimbursement Obligation.  Such Revolving Loan shall be in an amount equal to the amount of the unpaid Reimbursement Obligation.  Such Revolving Loan shall initially constitute a Floating Rate Advance and the proceeds of such Advance shall be used to repay such Reimbursement Obligation.  Such Floating Rate Advance may be converted into a Eurodollar Advance in accordance with the terms of Section 2.9.  If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 2.20, such unpaid Reimbursement Obligation shall at that time be automatically converted into an Obligation and the Borrower shall be deemed to have elected to borrow a Revolving Loan from the Revolving Lenders, as of the date of the payment by the LC Issuer giving rise to the Reimbursement Obligation, in an amount equal to the amount of the unpaid Reimbursement Obligation.  Such Revolving Loan shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to a Revolving Loan if the Borrower shall have failed to make such payment to the Administrative Agent for the account of the LC Issuer prior to such time.  Such Revolving Loan shall constitute a Floating Rate Advance and the proceeds of such Advance shall be used to repay such Reimbursement Obligation.  If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Revolving Lenders are unable to make or have no obligation to make a Revolving Loan, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.  The Borrower agrees to indemnify the LC Issuer against any loss or expense determined by the LC Issuer in good faith to have resulted from any conversion pursuant to this Section 2.20 by reason of the inability of the LC Issuer to convert the amount received from the Borrower or from the Revolving Lenders, as applicable, into an amount equal to the amount of such Reimbursement Obligation.  The LC Issuer will pay to each Revolving Lender ratably as its interests shall appear all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Revolving Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.20.5.

2.20.7  Obligations Absolute.  The Borrower’s obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC.  The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower.  Nothing in this Section 2.20.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20.6.

2.20.8  Actions of LC Issuer.  The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer.  The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.20.9  Indemnification.  The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities and related reasonable out-of-pocket costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any such claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer (as determined in a final, non-appealable judgment of a court of competent jurisdiction) in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.20.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.20.10  Lenders’ Indemnification.  Each Revolving Lender shall, ratably in accordance with its Pro Rata Share (determined as of the date the indemnity payment is sought), indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct, as determined in a final, non-appealable judgment of a court of competent jurisdiction, or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

2.20.11  Facility LC Collateral Account.  The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Revolving Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements reasonably satisfactory to the Administrative Agent and the Borrower (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent for the benefit of the LC Issuer and the Revolving Lenders and in which the Borrower shall have no interest other than as set forth in Section 8.1.  The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Revolving Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Secured Obligations in respect of Facility LCs.  The Borrower shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.2 as collateral for the payment and performance of the LC Obligations and the other Secured Obligations in respect of Facility LCs.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower for the portion of the LC Obligations relating to Facility LCs issued for the account of the Borrower under this Agreement.  The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan Chase having a maturity not exceeding thirty (30) days.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied to reimburse the LC Issuer for Reimbursement Obligations for which it has not been reimbursed and as collateral for the remaining LC Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 8.1, such amount (to the extent not applied) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.2, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.2.  Nothing in this Section 2.20.11 shall either require the Borrower or any Guarantor to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by this Section, Section 2.2 or Section 8.1.

2.20.12  Rights as a Lender.  In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.20.13  Replacement and Resignation of LC Issuer.  The LC Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced LC Issuer and the successor LC Issuer.  The Administrative Agent shall notify the Lenders of any such replacement of the LC Issuer.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.20.4.  From and after the effective date of any such replacement, (x) the successor LC Issuer shall have all the rights and obligations of the LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuer, as the context shall require.  After the replacement of the LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the LC Issuer under this Agreement with respect to Facility LCs issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.  Subject to the appointment and acceptance of a successor LC Issuer, any LC Issuer may resign as the LC Issuer at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, the LC Issuer shall be replaced in accordance with this Section.

2.20.14  LC Issuer Agreements.  Unless otherwise requested by the Administrative Agent, each LC Issuer shall report in writing to the Administrative Agent (i) promptly following the end of each calendar month, the aggregate amount of Facility LCs issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which the LC Issuer expects to issue, amend, renew or extend any Facility LC, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Facility LC to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that the LC Issuer shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any LC to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which the LC Issuer makes any payment under any Facility LC, the date of such payment under such Facility LC and the amount of such payment, (iv) on any Business Day on which the Borrower fails to reimburse any payment under any Facility LC required to be reimbursed to the LC Issuer on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

2.21.            Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 2.21 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.

2.22.            Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.5.1;

(b)            any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.4 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or Swing Line Lender hereunder; third, to cash collateralize the LC Issuer’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the LC Issuer’s future LC Exposure with respect to such Defaulting Lender with respect to future Facility LCs issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the LC Issuer or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, LC Issuer or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or payments by the LC Issuer pursuant to Facility LCs in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility LCs were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and payments by the LC Issuer pursuant to Facility LCs owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)            the Revolving Loan Commitment and Outstanding Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2); provided, that, except as otherwise provided in Section 8.2, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d)            if any outstanding Swing Line Loans or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swing Line Exposure or LC Exposure of such Defaulting Lender (other than the portion of such Swing Line Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent that such reallocation does not, as to any Non-Defaulting Lender, cause the sum of such non-Defaulting Lenders’ Outstanding Revolving Credit Exposure prior to such reallocation plus such Defaulting Lender’s Swing Line Exposure and LC Obligations to exceed such non-Defaulting Lender’s Revolving  Loan Commitment;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the LC Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.20.11 for so long as such LC Exposure is outstanding;

(iii)            if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.20.4 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)            if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.5.1 and Section 2.20.4 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v)            if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the LC Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.20.4 with respect to such Defaulting Lender’s LC Exposure shall be payable to the LC Issuer until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)            so long as such Lender is a Defaulting Lender, the Swing Line Lenders shall not be required to fund any Swing Line Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(d), and participating interests in any newly made Swing Line Loan or any newly issued or increased Facility LC shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lenders or the LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lenders shall not be required to fund any Swing Line Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless the Swing Line Lenders or the LC Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lenders or the LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swing Line Lenders and the LC Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

For purposes of this Section 2.22, “LC Exposure” shall mean, with respect to any Defaulting Lender at any time, such Defaulting Lender’s Pro Rata Share of the LC Obligations at such time.

ARTICLE III

 YIELD PROTECTION; TAXES

3.1.            Yield Protection.  If any Change in Law:

(i)
imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances);

(ii)
imposes any other condition (other than taxes, which are addressed in clause (iii) below) the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Revolving Loan Commitment or Loans or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Revolving Loan Commitment or Loans or Facility LCs (including participations therein), or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Revolving Loan Commitment or Loans or Facility LCs (including participations therein) held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer, as applicable; or

(iii)
subjects any Recipient to any taxes (other than (A) Taxes, (B) Other Taxes, (C) Excluded Taxes or (D) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, the LC Issuer or any other Recipient of making or maintaining its Loans (in the case of the preceding clauses (i) or (ii)) or Revolving Loan Commitment or of issuing or participating in Facility LCs, as applicable, or to reduce the return received by such Lender or applicable Lending Installation, the LC Issuer or any other Recipient in connection with such Loans or Revolving Loan Commitment or Facility LCs (including participations therein), then, within fifteen (15) days of demand, accompanied by the written statement required by Section 3.6, by such Lender, the LC Issuer or such other Recipient, as applicable, the Borrower shall pay such Lender, the LC Issuer or such other Recipient, as applicable, such additional amount or amounts as will compensate such Lender, the LC Issuer or such other Recipient, as applicable, for such increased cost or reduction in amount received.

3.2.            Changes in Capital Adequacy Regulations. If any Lender or LC Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Loans or Facility LCs held by, such Lender, or the Facility LCs issued by the LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or LC Issuer, as the case may be, within fifteen (15) days after receipt by the Borrower of written demand by such Lender or LC Issuer pursuant to Section 3.6, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

3.3.            Availability of Types of Advances.  (a) If (i) the Administrative Agent determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (ii) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate (including because the LIBO Screen Rate is not available or published on a current basis), or (iii) the Administrative Agent is advised by the Required Lenders that the Eurodollar Base Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Advance for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter, and until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, subject to the payment of any funding indemnification amounts required by Section 3.4.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(ii) of the foregoing paragraph have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(ii) of the foregoing paragraph have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 8.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (a)(ii) of the foregoing paragraph, only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4.            Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurodollar Advance, on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurodollar Advance is not prepaid on the date specified by the Borrower for any reason, the Borrower will indemnify each Lender for any loss or cost (excluding lost profit) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 3.6.

3.5.            Taxes.

(i)
Subject to Section 3.5(v) below, all payments by the Borrower to or for the account of any Lender or the LC Issuer or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof or, if a receipt cannot be obtained with reasonable efforts, such other evidence of payment as is reasonably acceptable to the Administrative Agent, in each case within thirty (30) days after such payment is made.

(ii)
In addition, the Borrower shall pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(iii)
The Borrower shall indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender as a result of its Revolving Loan Commitment, any Credit Extensions made by it hereunder, any Facility LC issued or participated in by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Borrower shall not be obligated to reimburse the Administrative Agent, the LC Issuer or a Lender in respect of penalties, interest or similar liabilities attributable to such Taxes or Other Taxes if such penalties, interest or similar liabilities are attributable to a failure or delay by the Administrative Agent, the LC Issuer or a Lender to make a written request therefore pursuant to Section 3.6; provided, further, that no request delivered within the ninety (90) day period described in Section 3.6 shall constitute a delayed request.  Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(iv)
Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten (10) Business Days after the date on which it becomes a party to this Agreement or changes its lending office under this Agreement (but in any event before a payment is due to it hereunder), (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI (or successor forms), certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (including backup withholding taxes), or (ii) in the case of a Non-U.S. Lender that is fiscally transparent, deliver to the Administrative Agent a United States Internal Revenue Form W-8IMY (or successor forms) together with the applicable accompanying forms, W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States federal income tax (including backup withholding taxes).  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.

(v)
For any period during which a Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification or any additional amounts under this Section 3.5 with respect to Taxes imposed by the United States.

(vi)
Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(vii)
If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent or the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the Borrower to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.5(vii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(viii)
Each Lender shall severally indemnify the Administrative Agent for any taxes (but, in the case of any Taxes or Other Taxes, only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 3.5(viii) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error. The obligations of the Lenders under this Section 3.5(viii) shall survive the payment of the Obligations and the termination of this Agreement.

(ix)
The Administrative Agent, the LC Issuer and each Lender shall take such steps as the Borrower reasonably requests to apply or otherwise take advantage of any tax refund or offsetting tax credit or other similar tax benefit arising out of or in conjunction with any amounts for which they have been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.5.  If the Administrative Agent, the LC Issuer or a Lender determines that it has received a tax benefit arising out of or in conjunction with any amounts as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.5, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid by the Borrower under this Section 3.5 with respect to the amounts giving rise to such refund); provided, however, that during the continuance of an Event of Default, any such refund shall be applied in reduction of the Secured Obligations.

(x)
The Administrative Agent, the LC Issuer, and each Lender shall take reasonable steps to avoid the need for the Borrower to pay any amounts under this Section 3.5, but they shall not be required to take any steps that would impose material costs or other detriments on them.  Any such cost incurred by the Administrative Agent, the LC Issuer or any Lender shall constitute a Secured Obligation and the Borrower shall reimburse such Person for such cost.

3.6.            Lender Statements; Survival of Indemnity.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement; provided that the Borrower shall not be required to make any payments pursuant to Section 3.1, 3.2, 3.4 or 3.5 to a Lender or LC Issuer for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender or LC Issuer, as the case may be, notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender's or the LC Issuer's intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions are retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).

3.7.            Alternative Lending Installation.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, reasonably disadvantageous to such Lender.  A Lender’s designation of an alternative Lending Installation shall not affect the Borrower’s rights under Section 2.19 to replace a Lender.

ARTICLE IV

 CONDITIONS PRECEDENT

4.1.            Initial Credit Extension.  The Lenders shall not be required to make the initial Credit Extensions hereunder unless the following conditions precedent are satisfied (or waived by the Administrative Agent) immediately prior to or substantially concurrent with such initial Credit Extensions:

4.1.1  Copies of the articles or certificate of incorporation (or the equivalent thereof) of each Credit Party, in each case, together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of organization.

4.1.2  Copies, certified by the Secretary or Assistant Secretary (or the equivalent thereof) of each Credit Party, in each case, of its by‑laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Credit Party is a party.

4.1.3  An incumbency certificate, executed by the Secretary or Assistant Secretary (or the equivalent thereof) of each Credit Party, in each case, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Credit Party.

4.1.4  A certificate signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date (i) no Event of Default or Unmatured Event of Default has occurred and is continuing, (ii) all of the representations and warranties in Article V shall be true and correct in all material respects as of such date and (iii) other than  as disclosed in public filings with the SEC prior to the initial Credit Extension Date, no material adverse change in the business, assets, condition (financial or otherwise), or Property of the Borrower and its Subsidiaries, taken as a whole, has occurred since December 31, 2017.

4.1.5  (a)  A written opinion of the Borrower's in-house counsel, in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent and the Lenders, in substantially the form of Exhibit A-1, and (b) a written opinion of Squire Patton Boggs (US) LLP, special New York counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent and the Lenders, in substantially the form of Exhibit A-2.

4.1.6  Any Notes requested by a Lender pursuant to Section 2.13 payable to each such requesting Lender.

4.1.7  All legal matters shall be reasonably satisfactory to the Administrative Agent.

4.1.8  The Administrative Agent shall have received evidence reasonably satisfactory to it that the Administrative Agent, on behalf of the Lenders, holds a perfected Lien upon the Collateral having the priority required by the Collateral Documents and that is perfected to the extent required by the Collateral Documents, or that arrangements reasonably satisfactory to the Administrative Agent for so perfecting such Liens are in place.

4.1.9  Evidence reasonably satisfactory to the Administrative Agent that the Lenders, the Administrative Agent and the Lead Arrangers have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

4.1.10  The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements have been filed with the SEC, and (iii) financial statement projections through and including the Borrower’s 2023 fiscal year (including a reasonably detailed description of the assumptions used in preparing such projections).

4.1.11  (i) The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

4.1.12  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit G.

4.2.            Each Credit Extension.  The Lenders shall not (except as otherwise set forth in Section 2.4.5 or Section 2.20.6 with respect to Revolving Loans extended for the purpose of repaying Swing Line Loans or reimbursing draws under Facility LCs, as the case may be) be required to make any Credit Extension unless on the applicable Credit Extension Date:

4.2.1  There exists no Event of Default or Unmatured Event of Default.

4.2.2  The representations and warranties contained in Article V are true and correct as of such Credit Extension Date in all material respects (or, with respect to any such representation or warranty subject to any materiality qualifier or Material Adverse Effect, true and correct in all respects) except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except for any such representation or warranty subject to any materiality qualifier or Material Adverse Effect, which shall be true and correct in all respects) on and as of such earlier date.

Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, or request for issuance of a Facility LC, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2.1 and 4.2.2 have been satisfied.

ARTICLE V

 REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Lender and the Administrative Agent as of each of (i) the date of the initial Credit Extension hereunder and (ii) each date as required by Section 4.2:

5.1.            Existence and Standing.  Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2.            Authorization and Validity.  The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) requirements of reasonableness, good faith and fair dealing.

5.3.            No Conflict; Government Consent.  Neither the execution and delivery by the Borrower or its Subsidiaries, as applicable, of the Loan Documents to which such Person is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries except for violations which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of, any such indenture, instrument or agreement, except for violations which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.  No material order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other material action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, except filings necessary to perfect Liens created under the Loan Documents.

5.4.            Financial Statements.  The December 31, 2017 audited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Administrative Agent and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended in accordance with generally accepted accounting principles in effect on the date such statements were prepared.

5.5.            Material Adverse Change.  Other than as disclosed in public filings with the SEC prior to the initial Credit Extension Date, since December 31, 2017, there has been no change in the business, assets, condition (financial or otherwise), or Property of the Borrower and its Subsidiaries taken together, in each case which could reasonably be expected to have a Material Adverse Effect.

5.6.            Taxes.  The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except (i) in respect of such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles or (ii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.  The United States federal income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service or the relevant statute of limitations has expired through the 2013 fiscal year.  No Liens have been filed and no claims are being asserted with respect to such taxes that would reasonably be expected to have a Material Adverse Effect.

5.7.            Litigation and Contingent Obligations.  Other than as disclosed in public filings with the SEC on or prior to the date of filing of the Borrower’s Form 10-Q filed for the quarter ending March 31, 2018, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.

5.8.            Subsidiaries.  Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non‑assessable.

5.9.            ERISA.  The Unfunded Liabilities of all Single Employer Plans would not reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any other member of the Controlled Group has incurred, or reasonably expects to incur, pursuant to Section 4201 of ERISA, any withdrawal liability to Multiemployer Plans that in the aggregate would reasonably be expected to have a Material Adverse Effect.  Each Plan complies in all material respects with all applicable requirements of law and regulations.  No Reportable Event has occurred or is reasonably expected to occur with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  No steps have been taken to terminate, within the meaning of Title IV of ERISA, any Multiemployer Plan and no Multiemployer Plan is insolvent or is reasonably expected to become insolvent, within the meaning of Title IV of ERISA. Neither the Borrower nor any other member of the Controlled Group has incurred any liabilities with respect to a Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.10.            Accuracy of Information.  The Loan Documents and other written statements furnished by the Borrower and its Subsidiaries to the Administrative Agent in connection with the negotiation of, and compliance with, the Loan Documents (as modified or supplemented by information so furnished) taken as a whole do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that with respect to projected financial information, the Borrower and its Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

5.11.            Regulations T, U, and X.  The Borrower will ensure that no use of Advances or proceeds thereof will violate Regulation T, U or X.  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each borrowing hereunder or drawing under each Facility LC, not more than 25% of the value of the assets (either of the Borrower or of the Borrower and its Subsidiaries on a consolidated basis) will be margin stock.

5.12.            Material Agreements; Restrictions on Dividends.  As of the Closing Date, neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect (other than any agreement or instrument evidencing or governing Indebtedness).

5.13.            Compliance With Laws.  The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except such non-compliances that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  This Section 5.13 does not relate to taxes which are the subject of Section 5.6, to employee benefits or ERISA matters which are the subject of Section 5.9 and to environmental matters which are the subject of Section 5.16.

5.14.            Ownership of Properties; Priority of Liens.  The Borrower and its Subsidiaries have good title, free of all Liens other than those permitted by Section 6.15, to all of the material Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Administrative Agent, as owned by the Borrower and its Subsidiaries.  The Borrower and its Subsidiaries own or are licensed to use all trademarks, tradenames, copyrights, patents and other intellectual property necessary to their business as currently conducted, and to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect upon the rights of any other Person.  To the extent governed by Article 8 or Article 9 of the UCC, when financing statements have been filed in the appropriate offices, the Administrative Agent has a perfected first priority Lien upon all of the Collateral, subject to (i) Liens permitted by Section 6.15, (ii) filings under any federal statute for patents, trademarks, and copyrights, and (iii) Collateral in which security interests or liens can only be perfected through compliance with the terms of the Federal Assignment of Claims Act.

5.15.            Plan Assets; Prohibited Transactions.  None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery  or  performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

5.16.            Environmental Matters.  The Borrower is in compliance with Environmental Laws, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17.            Investment Company Act.  Neither the Borrower nor any Subsidiary is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.18.            Insurance.  The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, or pursuant to self-insurance arrangements, insurance on all their material Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as is reasonably consistent with sound business practice.

5.19.            No Event of Default or Unmatured Event of Default.  No Event of Default or Unmatured Event of Default has occurred and is continuing.

5.20.            SDN List Designation.  Neither the Borrower nor any of its Subsidiaries or, to the Borrower’s knowledge, Affiliates is a country, individual or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by OFAC.

5.21.            Solvency.  Immediately prior to and after the consummation of the transactions to occur as of the initial Credit Extension Date, prior to and immediately following the making of each Credit Extension on the initial Credit Extension Date, and prior to and after giving effect to the application of the proceeds of such Credit Extensions: (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at fair valuation, will exceed the debts and liabilities, subordinated, contingent, or otherwise, of the Borrower and its Subsidiaries on a consolidated basis, (ii) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Closing Date and after the initial Credit Extension Date.

5.22.            Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting within the scope of their agency) with applicable Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents (acting within the scope of their agency), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.  No Advance or Facility LC will be borrowed or obtained for any purpose that would violate applicable Anti-Corruption Laws or applicable Sanctions.

5.23.            EEA Financial Institutions.  No Credit Party is an EEA Financial Institution.

ARTICLE VI

 COVENANTS

Until the Revolving Loan Commitments have expired or been terminated, the LC Obligations have expired, been reimbursed or been cash collateralized (in each case in accordance with the terms of this Agreement), and the other Obligations have been paid in full (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, contingent indemnity obligations, other contingent obligations, Rate Management Obligations and Banking Services Obligations), unless the Required Lenders shall otherwise consent in writing:

6.1.            Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

6.1.1  Within ninety (90) days after the close of each of its fiscal years, financial statements prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its consolidated Subsidiaries (including, to the extent required by Regulation S-X promulgated by the SEC, consolidating footnote disclosure), including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by (a) an audit report, unqualified as to scope, of a nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Lenders and (b) a certificate of said accountants (which certificate may be limited to the extent required by generally accepted accounting principles, rules or guidelines) that, in the course of their audit of the financial statements of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted accounting standards, they have obtained no knowledge of any Event of Default or Unmatured Event of Default, or if, in the opinion of such accountants, any Event of Default or Unmatured Event of Default shall exist, stating the nature and status thereof (for purposes hereof, delivery of the Borrower’s annual report on Form 10-K (which shall be deemed delivered on the date when such document is posted on the SEC’s website at www.sec.gov or any replacement website) will be sufficient in lieu of delivery of such financial statements and audit report).

6.1.2  Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its consolidated Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter (including, to the extent required by Regulation S-X promulgated by the SEC, consolidating footnote disclosure), all certified as to fairness of presentation in all material respects in accordance with Agreement Accounting Principles, compliance with Agreement Accounting Principles, and consistency by its chief financial officer or treasurer, except for normal year-end audit adjustments and the absence of footnotes (for purposes hereof, delivery of the Borrower’s quarterly report on Form 10-Q (which shall be deemed delivered on the date when such document is posted on the SEC’s website at www.sec.gov or any replacement website) will be sufficient in lieu of delivery of such financial statements and certifications).

6.1.3  Not later than the deadline for the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with Sections 6.20 through 6.21 and an officer’s certificate in substantially the form of Exhibit F stating that, to such officer’s knowledge, no Event of Default or Unmatured Event of Default exists, or if any Event of Default or Unmatured Event of Default exists, stating the nature and status thereof;

6.1.4  As soon as possible and in any event within ten (10) days after the Borrower knows that (a) any material Reportable Event has occurred with respect to any Plan, (b) any event or condition which results or could reasonably be expected to result in the termination of a Plan or Multiemployer Plan or the institution by the PBGC of proceedings to terminate a Plan has occurred, or (c) the Borrower or any other member of the Controlled Group experiences a partial or complete withdrawal from a Multiemployer Plan, a statement, signed by the chief financial officer or treasurer of the Borrower, describing said event and the action which the Borrower proposes to take with respect thereto.

6.1.5  As soon as possible and in any event within ten (10) days after receipt by the Borrower, a copy of (a) any written notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any written notice alleging any violation of any Environmental Law by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.1.6  Promptly upon the filing thereof (unless posted on the SEC’s website at www.sec.gov or any replacement website), copies of all registration statements and copies of all filings on forms 10-K, 10-Q, or 8-K which the Borrower or any of its Subsidiaries makes with the SEC, including, without limitation, all certifications and other filings required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto.

6.1.7  As soon as practicable, and in any event within thirty (30) days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.

6.1.8  As soon as possible, and in any event within three (3) Business Days (in the case of the Borrower) and fifteen (15) days (in the case of any Guarantor) after the occurrence thereof, a reasonably detailed notification to the Administrative Agent and its counsel of any change in the jurisdiction of organization of the Borrower or any Guarantor.

6.1.9  (a) Such other information (including non‑financial information) as the Administrative Agent or any Lender may from time to time reasonably request and (b) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

6.1.10  As soon as practicable, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders promptly following such earlier date.

6.2.            Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the Facility LCs and proceeds of the Loans for general corporate purposes, including, without limitation, for working capital, Permitted Acquisitions, to pay fees and expenses incurred in connection with this Agreement and to repurchase capital stock and other equity securities of the Borrower to the extent permitted hereunder.  The Borrower shall use the proceeds of Credit Extensions in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation T, U and X, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. The Borrower will not request or obtain any Advance or Facility LC, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents (acting within the scope of their agency) shall not request or obtain any Advance or Facility LC (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) for any other purpose that would result in the violation of  any Sanctions applicable to any party hereto.

6.3.            Notice of Event of Default.  Within three (3) Business Days after an Authorized Officer becomes aware thereof, the Borrower will give notice in writing to the Lenders of the occurrence of any Event of Default or Unmatured Event of Default.

6.4.            Conduct of Business.  The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise (and, if it shall so elect, in reasonably related fields of enterprise) as it is presently conducted, and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, as in effect on the Closing Date, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided, however, that the foregoing shall not prohibit any merger, dissolution, or consolidation permitted under Section 6.11.

6.5.            Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay all material taxes, assessments and governmental charges and levies before the same shall become delinquent or in default upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles and except to the extent the failure to do so would not reasonably be expected to give rise to a Material Adverse Effect.

6.6.            Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies, or pursuant to self-insurance arrangements, insurance on all their material Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so, and shall do so only after notifying the Borrower) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable.  All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.

6.7.            Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, ERISA and Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, except where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with  Anti-Corruption Laws and applicable Sanctions.

6.8.            Maintenance of Properties.  Subject to Section 6.12, the Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property material to the operation of its business in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements to any such Property so that its business carried on in connection therewith may be properly conducted at all times.

6.9.            Inspection; Keeping of Books and Records.

(i)
The Borrower will, and will cause each Subsidiary to, permit (x) the Administrative Agent at any time following reasonable prior written notice and during normal business hours, and (y) the Lenders during the continuance of an Event of Default, in each case by their respective representatives and agents, to inspect any of the Property, including, without limitation, the Collateral, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably designate (in each case other than (x) records subject to attorney-client privilege and (y) patent-related information the disclosure of which is prohibited by applicable law or the rules and regulations of a Governmental Authority).  The Borrower shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.

(ii)
Except to the extent the Administrative Agent may reasonably consent to any change, the Borrower will, or will cause each Subsidiary to, continue to account for PIP in the same manner as the Credit Parties account for PIP as of the Closing Date which is as follows:  (i) when PIP is received by any Credit Parties, funds are initially allocated (a) as a debit to cash on the Credit Parties’ general ledger; and (B) as a corresponding credit in a contra-account reserve established with respect to the Credit Parties’ accounts, with the funds in such contra-account not specifically allocated to identified accounts (the amount of funds in such contra-account from time to time are referred to as “Unapplied PIP”); (ii) at such time as the Borrower allocates any portion of PIP to identified accounts, the contra-account for Unapplied PIP is reduced by that amount and the identified account is extinguished by that amount; and (iii) at such time as the Borrower determines any portion of PIP represents an overpayment under Medicare, Medicaid, TRICARE, CHAMPVA or any other program of any Governmental Authority, Borrower transfers such overpaid portion on its books from the contra-account for Unapplied PIP to a liability entry on its general ledger entitled “PIP Settlements”.

6.10.            Restricted Payments.  The Borrower will not, nor will it permit any Subsidiary to, make any Restricted Payment (other than dividends payable in its own capital stock) except that,

6.10.1  Any Subsidiary may declare and pay dividends or make distributions (i) payable solely in its capital stock to the direct or indirect holders of its capital stock or (ii) payable in dividends and distributions to the Borrower or to a Subsidiary that is a Guarantor (and if such Subsidiary has shareholders other than the Borrower or a Subsidiary that is a Guarantor, to its shareholders on a pro rata basis).

6.10.2   The Borrower may make Restricted Payments pursuant to stock incentive or award plans approved by its stockholders.

6.10.3   The Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its capital stock (or warrants, options, or other rights to acquire additional shares of its capital stock).

6.10.4  The Borrower and its Subsidiaries may make repurchases of capital stock deemed to occur upon exercise of stock options if such capital stock represents a portion of the exercise price of such options, and repurchases of capital stock of Subsidiaries consisting of directors’ qualifying shares or repurchases of shares issued to third parties to the extent necessary to satisfy any licensing requirements under applicable law with respect to the Borrower’s or any of its Subsidiaries’ businesses.

6.10.5  The Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock of the Borrower; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Section 6.10.

6.10.6  [Reserved.]

6.10.7  The Borrower and its Subsidiaries may make any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, capital stock of the Borrower or any of its Subsidiaries from employees, former employees, directors or former directors of the Borrower or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such capital stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $10,000,000 in the aggregate.

6.10.8  The Borrower and its Subsidiaries may make any Restricted Payment to the extent not otherwise permitted under this Section 6.10 so long as at the time of such Restricted Payment the aggregate amount of such additional Restricted Payment together with all other outstanding Restricted Payments pursuant to this Section 6.10.8 does not exceed $5,000,000.

6.10.9  Any Restricted Payment may be made by or to a Rabbi Trust or Rabbi Trust Subsidiary.

6.10.10  So long as no Event of Default or Unmatured Event of Default exists at the time thereof or would result therefrom (after giving pro forma effect thereto), the Borrower may declare and pay cash dividends on its capital stock, repurchase and otherwise acquire its capital stock and make any other Restricted Payment.

6.11.            Merger or Dissolution.  The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate into any other Person or dissolve, except that:

6.11.1  A Guarantor may merge into (x) the Borrower or (y) a Subsidiary that is a Guarantor or becomes a Guarantor promptly upon the completion of the applicable merger or consolidation.

6.11.2  A Subsidiary that is not a Guarantor and not required to be a Guarantor may merge or consolidate with or into any other Person; provided, however, that if the equity interests of such Subsidiary have been pledged to the Administrative Agent as Collateral, then such merger or consolidation shall not be permitted unless such Subsidiary is the surviving entity of such merger or consolidation or such merger or consolidation is approved in writing by the Administrative Agent prior to the consummation thereof (such approval not to be unreasonably withheld).

6.11.3  The Borrower or any Subsidiary may consummate any merger or consolidation in connection with any Permitted Acquisition, and may effect any sale of a Subsidiary permitted under Section 6.12 by means of a merger or consolidation of such Subsidiary with the purchaser or an entity controlled thereby.

6.11.4  Any Person may merge into the Borrower, provided that the Borrower shall be the continuing or surviving entity resulting from such merger.

6.11.5  Any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the Subsidiaries and is not materially disadvantageous to the Lenders.

6.12.            Sale of Assets.  The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property (other than cash or cash equivalents not constituting Cash Equivalent Investments) to any other Person, except:

6.12.1  Sales or other dispositions of inventory in the ordinary course of business.

6.12.2  A disposition or transfer of assets by a Subsidiary to the Borrower, by the Borrower to a Subsidiary, by a Subsidiary to a Subsidiary or by or to a Rabbi Trust or Rabbi Trust Subsidiary.

6.12.3  A disposition of obsolete, excess, damaged or worn-out Property, Property no longer used or useful in the business of the Borrower or its Subsidiaries or other assets in the ordinary course of business of the Borrower or any Subsidiary.

6.12.4  Sales or liquidations of Cash Equivalent Investments.

6.12.5  Each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries.

6.12.6  Restricted Payments permitted by Section 6.10.

6.12.7  Investments permitted by Section 6.13.

6.12.8  Liens permitted by Section 6.15.

6.12.9  Sale and Leaseback Transactions permitted by Section 6.14.4.

6.12.10  Sales of directors’ qualifying shares or shares issued to third parties to the extent necessary to satisfy any licensing requirements under applicable law with respect to the Borrower’s or any of its Subsidiaries’ businesses.

6.12.11  Any lease, sale or other disposition of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than dispositions otherwise permitted by this Section 6.12) pursuant to this Section 6.12.11 during the then-current fiscal year of the Borrower do not exceed an amount in the aggregate equal to 5% of the aggregate book value of the Borrower’s and its Subsidiaries’ Property as of the end of the immediately preceding fiscal year.

6.13.            Investments and Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, make any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

6.13.1  Cash Equivalent Investments.

6.13.2  Existing Investments in Subsidiaries and other Investments in existence on the Closing Date and described in Schedule 6.13.

6.13.3  Investments permitted by Section 6.14.5.

6.13.4  Investments by (x) a Credit Party in another Credit Party or in any newly formed or acquired Subsidiary so long as the newly formed or acquired Subsidiary promptly becomes a Credit Party thereafter and (y) a Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party.

6.13.5   Any Investment by a Credit Party in any Subsidiary thereof that is not a Credit Party so long as, at the time of such Investment, the aggregate of such Investment together with all outstanding Investments pursuant to this Section 6.13.5 (net of any return of (but not return on) such Investments), when taken together with intercompany loans and advances outstanding pursuant to Section 6.14.6 (net of all outstanding intercompany loans and advances outstanding pursuant to Section 6.14.5(ii)), do not at such time exceed $20,000,000 in the aggregate.

6.13.6  Investments permitted by Section 6.17.

6.13.7  Investments consisting of Contingent Obligations not prohibited by Section 6.14.

6.13.8  Investments arising out of deposits and pledges permitted by Section 6.15.

6.13.9  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers.

6.13.10  Investments resulting from transactions permitted by Section 6.11.

6.13.11  Investments resulting from transactions permitted by Section 6.12.

6.13.12  Loans and advances to employees, officers and directors of the Borrower and its Subsidiaries not to exceed in the aggregate outstanding at any time under this Section 6.13.12 $2,000,000 in respect of other loans and advances.

6.13.13  Payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business.

6.13.14  Investments resulting from stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments.

6.13.15  Investments in any Person consisting of the licensing of intellectual property pursuant to joint ventures, strategic alliances or joint marketing arrangements with such Person, in each case made in the ordinary course of business.

6.13.16  [Intentionally Omitted]

6.13.17  [Reserved].

6.13.18  Any Investment in or by a Rabbi Trust or a Rabbi Trust Subsidiary.

6.13.19  Any Investment so long as (x) such Investment is made in the ordinary course of business and is consistent with past practice and (y) at the time of such Investment the aggregate amount of such Investment together with the aggregate amount of all outstanding Investments (net of return of (but not return on) such Investments) pursuant to this Section 6.13.19 does not exceed $20,000,000.

6.13.20  Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(i)
as of the date of the consummation of such Acquisition, no Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition;

(ii)
such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired;

(iii)	the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Borrower and its Subsidiaries are engaged on the Closing Date;

(iv)	as of the date of the consummation of such Acquisition, all material governmental and corporate approvals required in connection therewith shall have been obtained;

(v)
at any time the Leverage Ratio, after giving pro forma effect to the applicable Acquisition, exceeds 3.00 to 1.00, the aggregate of the Purchase Price for such Acquisition and all prior Acquisitions during the then current calendar year pursuant to this Section 6.13.20 shall not exceed $150,000,000 for such calendar year;

(vi)
the Borrower shall be in pro forma compliance with the financial covenants set forth in Sections 6.20 through 6.21 for the period of four fiscal quarters reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 prior to the consummation of such Acquisition (giving effect to such Acquisition and all Credit Extensions funded in connection therewith as if made on the first day of such period), and, if requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent calculations demonstrating (in reasonable detail) such pro forma compliance; and

(vii)
within 45 days (or such longer period as is consented to by the Administrative Agent, such consent not to be unreasonably withheld) subsequent to the date on which a Permitted Acquisition is consummated, the Borrower shall deliver (or shall cause the delivery) to the Administrative Agent all of the Collateral Documents necessary for the perfection (to the extent required by the Collateral Documents) of a first priority Lien (subject to Liens permitted by Section 6.15) in all of the Property to be acquired (including, as applicable, equity interests in the Person being acquired and such Person’s Subsidiaries required to constitute Collateral in accordance with the Collateral Documents), all in accordance with the requirements of Section 6.25, and in each case together with opinions of counsel in form and substance reasonably acceptable to the Administrative Agent.  The Borrower shall also deliver (or shall cause the delivery) to the Administrative Agent, in accordance with Section 6.24, a supplement to the Guaranty Agreement if the Permitted Acquisition is an Acquisition of equities and the Person being acquired will be a Required Guarantor Subsidiary that is not being merged with the Borrower or any other Subsidiary.

6.13.21  [Reserved].

6.13.22  So long as no Event of Default or Unmatured Event of Default exists at the time thereof or would result therefrom (after giving pro forma effect thereto), any Investment.

6.14.            Indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

6.14.1  The Secured Obligations.

6.14.2  Indebtedness existing on the Closing Date and described in Schedule 6.14 (and renewals, refinancings or extensions thereof on non-pricing terms and conditions, taken as a whole, not materially less favorable to the applicable obligor than such existing Indebtedness and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension plus the amount of any interest, premium or penalties required to be paid thereon plus fees and expenses associated therewith).

6.14.3  Indebtedness arising under Rate Management Transactions permitted under Section 6.17.

6.14.4  Secured or unsecured purchase money Indebtedness (including Capitalized Leases) and Indebtedness in respect of Sale and Leaseback Transactions that is incurred by the Borrower or any of its Subsidiaries after the Closing Date to finance the acquisition of assets used in its business, if (1) the total of all such Indebtedness for the Borrower and its Subsidiaries taken together incurred on or after the Closing Date pursuant to this Section 6.14.4 shall not exceed an aggregate principal amount of $25,000,000 at any one time outstanding, (2) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (3) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus the amount of any interest, premium or penalties required to be paid thereon plus fees and expenses associated therewith, and (4) any Lien securing such Indebtedness is permitted under Section 6.15 (such Indebtedness being referred to herein as “Permitted Purchase Money Indebtedness”).

6.14.5  Indebtedness arising from intercompany loans and advances made by (i) any Credit Party to any other Credit Party, (ii) any Subsidiary that is not a Credit Party to any Credit Party and (iii) any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party; provided that all such Indebtedness subject to clause (ii) shall be expressly subordinated to the Secured Obligations pursuant to subordination provisions reasonably acceptable to the Administrative Agent.

6.14.6  Indebtedness arising from an intercompany loan or advance made by any Credit Party to any Subsidiary that is not a Credit Party so long as, at the time of such loan or advance, the aggregate of such loan or advance together with all other intercompany loans and advances outstanding pursuant to this Section 6.14.6 (net of all intercompany loans and advances outstanding pursuant to Section 6.14.5(ii)), when taken together with Investments outstanding pursuant to Section 6.13.5 (net of any return of (but not any return on) such Investments) do not exceed at such time $20,000,000 in the aggregate.

6.14.7  Contingent Obligations of the Borrower of any Indebtedness or obligations of any Subsidiary permitted under this Section 6.14.

6.14.8  Contingent Obligations of any Subsidiary of the Borrower that is a Guarantor with respect to any Indebtedness of the Borrower or any other Subsidiary permitted under this Section 6.14.

6.14.9  Indebtedness of any Subsidiary of the Borrower at the time such Subsidiary is merged or consolidated with or into the Borrower or any Subsidiary and is not created in contemplation of such event.

6.14.10  Indebtedness arising from judgments or orders in circumstances not constituting an Event of Default.

6.14.11  Indebtedness incurred under Financial Contracts entered into in the ordinary course of financial management and not for speculative purposes.

6.14.12  Indebtedness in respect of performance bonds, bankers’ acceptances and surety or appeal bonds provided by the Borrower and its Subsidiaries in the ordinary course of their business.

6.14.13  Indebtedness arising from the agreements of the Borrower or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms of this Agreement other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition.

6.14.14  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence.

6.14.15  Obligations arising from or representing deferred compensation to employees of the Borrower or its Subsidiaries that constitute or are deemed to be Indebtedness under Agreement Accounting Principles and that are incurred in the ordinary course of business.

6.14.16  Indebtedness incurred by a Guarantor, to the extent that the proceeds of such Indebtedness are used to repay Indebtedness under this Agreement.

6.14.17  Indebtedness in an aggregate amount not to exceed $50,000,000 at any time arising under or in connection with letters of credit, bank guarantees, banker’s acceptances, surety bonds or similar obligations issued in connection with worker’s compensation claims or laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

6.14.18  [Reserved.]

6.14.19  Loans and advances to or from any Rabbi Trust or Rabbi Trust Subsidiary.

6.14.20  Additional unsecured Indebtedness of the Borrower or any Subsidiary, so long as at the time such Indebtedness is incurred no Event of Default or Unmatured Event of Default is outstanding or would result therefrom (giving pro forma effect thereto).

6.15.            Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

6.15.1  Liens securing Secured Obligations.

6.15.2  Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which reserves, if any, required in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.3  Liens imposed by law, such as landlords’, wage earners’, carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than forty-five (45) days past due or which are being contested in good faith by appropriate proceedings and for which reserves, if any, required in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.4  Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

6.15.5  Liens existing on the Closing Date and described in Schedule 6.15.

6.15.6  Deposits securing liability to insurance carriers under insurance or self-insurance arrangements or Indebtedness permitted under Section 6.14.17.

6.15.7  Deposits to secure the performance of bids, contracts (other than for borrowed money), leases, public or statutory obligations, surety and appeal bonds, contested taxes, the payment of rent, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

6.15.8  Easements, reservations, rights-of-way, zoning, building and other restrictions, survey exceptions and other similar encumbrances as to real property of the Borrower and its Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of the Borrower or such Subsidiary conducted at the property subject thereto.

6.15.9  Purchase money Liens securing Permitted Purchase Money Indebtedness (as defined in Section 6.14); provided, that such Liens shall not apply to any property of the Borrower or its Subsidiaries other than that purchased with the proceeds of such Permitted Purchase Money Indebtedness.

6.15.10  Liens existing on any asset of any Subsidiary of the Borrower at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

6.15.11  Liens on any asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion or construction thereof.

6.15.12  Liens existing on any asset of any Subsidiary of the Borrower at the time such Subsidiary is merged or consolidated with or into the Borrower or any Subsidiary and not created in contemplation of such event.

6.15.13  Liens existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary and not created in contemplation thereof; provided that such Liens do not encumber any other property or assets.

6.15.14  Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted under this Section 6.15; provided that (a) such Indebtedness is not secured by any additional assets, and (b) the principal amount of such Indebtedness secured by any such Lien is not increased, except to the extent such increase includes interest, premiums, penalties, fees and expenses paid in respect of refinancing, extending, renewing or refunding such Indebtedness.

6.15.15  Bankers’ liens and rights of set off with respect to customary depositary arrangements entered into in the ordinary course of business.

6.15.16  Liens on assets of any Subsidiary of any Credit Party in favor of any Credit Party securing borrowings from such Credit Party, and Liens on assets of a Rabbi Trust or Rabbi Trust Subsidiary.

6.15.17  Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods.

6.15.18  Liens arising out of Capitalized Leases or Operating Leases.

6.15.19  Licenses, sublicenses, leases or subleases granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrower and its Subsidiaries.

6.15.20  Liens arising from judgments, awards, orders or attachments in circumstances not constituting an Event of Default.

6.15.21  Liens affecting the interest of the landlord of any ground lease.

6.15.22  Liens securing Indebtedness permitted by Section 6.14.14.

6.15.23  Liens issued in favor of surety bonds in existence on the Closing Date and identified on Schedule 6.15.

6.15.24  Liens of any landlord arising under a real property lease to the extent such Liens arise in the ordinary course of business and secure obligations not more than forty-five (45) days past due or which are being contested in good faith by appropriate proceedings and for which reserves, if any, required in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.25  Liens in favor of any Holder of Secured Obligations securing Rate Management Obligations permitted under Section 6.17.

6.15.26  Liens deemed to exist in connection with Cash Equivalent Investments of the type described in clause (v) of the definition thereof.

6.15.27  Rights of recoupment and any other Liens, rights and benefits of any governmental Third Party Payor with respect to Governmental Receivables.

6.15.28  Any Lien so long as the aggregate amount of Indebtedness then outstanding secured thereby and by all other outstanding Liens incurred pursuant to this Section 6.15.28 does not exceed 5% of the total consolidated stockholders equity of the Borrower as of the end of the immediately preceding fiscal year.

6.16.            Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm’s‑length transaction, (ii) transactions between or among the Credit Parties not involving any other Affiliate, (iii) transactions between or among Subsidiaries that are not Guarantors not involving any other Affiliate and transactions by or with a Rabbi Trust or Rabbi Trust Subsidiary, (iv) the Borrower and its Subsidiaries may make loans and advances to directors, officers, and employees of the Borrower and its Subsidiaries in the ordinary course of business, (v) the Borrower and its Subsidiaries may make payments in respect of transactions required to be made pursuant to agreements or arrangements in effect on the Closing Date and set forth on Schedule 6.16, (vi) the Borrower and its Subsidiaries may enter into, make payments under, or issue securities, stock options or similar rights pursuant to employment arrangements, employee benefit plans, equity option plans, indemnification provisions and other compensatory arrangements with directors, officers, and employees of the Borrower and its Subsidiaries in the ordinary course of business, so long as such payments and issuances otherwise comply with the terms of this Agreement, (vii) the Borrower and its Subsidiaries may make Restricted Payments permitted by Section 6.10, (viii) the Borrower and its Subsidiaries may enter into transactions permitted by Section 6.11, 6.12, 6.13 or 6.14, and (ix) the making of severance payments to directors, officers or employees of VITAS Healthcare that are required pursuant to arrangements in effect prior to the date that the Borrower acquired VITAS Healthcare.

6.17.            Financial Contracts.  The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Rate Management Transactions except for those entered into in the ordinary course of business for bona fide hedging purposes and not for speculative purposes.

6.18.            Subsidiary Covenants.  The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (i) to pay dividends or make any other distribution on its stock, (ii) to pay any Indebtedness or other obligation owed to the Borrower or any other Credit Party, (iii) to make loans or advances or other Investments in the Borrower or any other Credit Party, or (iv) to sell, transfer or otherwise convey any of its property to the Borrower or any other Credit Party, except (A) any restriction existing under (1) the Loan Documents, (2) agreements disclosed in Schedule 6.18, and (3) agreements with respect to Indebtedness permitted by this Agreement setting forth provisions described in clauses (i), (ii) and (iii) above that are not materially more  restrictive (as reasonably determined by the Administrative Agent), taken as a whole, than those of the Senior Unsecured Indenture, (B) customary non-assignment, subletting or transfer provisions in leases, licenses and other contracts entered into in the ordinary course of business, (C) customary restrictions contained in purchase and sale agreements limiting the transfer of the subject assets pending closing, (D) any restriction or condition as required by applicable law, (E) any restriction existing under agreements relating to assets acquired by the Borrower or a Subsidiary in a transaction permitted hereby; provided that such agreements existed at the time of such acquisition, were not put into place in anticipation of such acquisition and are not applicable to any assets other than assets so acquired, (F) any restriction existing under any agreement of a Person acquired as a Subsidiary in a transaction permitted hereby; provided any such agreement existed at the time of such acquisition, was not put into place in anticipation of such acquisition and was not applicable to any Person or assets other than the Person or assets so acquired, (G) agreements with respect to Indebtedness secured by Liens permitted by Section 6.15 that restrict the ability to transfer the assets securing such Indebtedness, (H) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (A)(2), (E), (F) or (G) of this covenant or this clause (H) or contained in any amendment to an agreement referred to in clause (A)(2), (E), (F) or (G) of this covenant or this clause (H); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment, taken as a whole, are not materially more restrictive than the encumbrances and restrictions contained in such predecessor agreements (as reasonably determined by the Administrative Agent) and (I) any encumbrance or restriction on assets of a Rabbi Trust or Rabbi Trust Subsidiary.

6.19.            Contingent Obligations.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation in respect of Indebtedness of another Person (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, (iii) any Contingent Obligation in respect of the Secured Obligations and (iv) any Indebtedness permitted by Section 6.14.

6.20.            Leverage Ratio.  The Borrower will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded Indebtedness of the Borrower as of the end of such fiscal quarter to (ii) Consolidated EBITDA for the then most-recently ended four fiscal quarters to be greater than 3.50 to 1.00.

6.21.            Fixed Charge Coverage Ratio.  The Borrower will not permit the ratio (the “Fixed Charge Coverage Ratio”), determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters of (i) Consolidated EBITDA minus Consolidated Capital Expenditures to (ii) Consolidated Interest Expense plus Consolidated Current Maturities during such period (including, without limitation, in respect of Capitalized Lease Obligations) plus cash dividends paid on the equity interests of the Borrower during such period plus expenses for cash income taxes paid during such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 1.50 to 1.00.

6.22.            [Reserved].

6.23.            [Reserved].

6.24.            Guarantors. The Borrower shall cause each Required Guarantor Subsidiary to guarantee pursuant to the Guaranty Agreement or a supplement thereto the Secured Obligations.  In furtherance of the above, the Borrower shall promptly (and in any event within forty-five (45) days thereof) (i) provide written notice to the Administrative Agent upon any Person becoming a Required Guarantor Subsidiary, (ii) cause such Person to execute a supplement to the Guaranty Agreement and such other Collateral Documents as are necessary for the Borrower and its Required Guarantor Subsidiaries to comply with Section 6.25, (iii) cause the Applicable Pledge Percentage of the issued and outstanding equity interests of such Person to be delivered to the Administrative Agent (together with undated stock powers signed in blank, if applicable) and pledged to the Administrative Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge and Security Agreement (or a joinder or other supplement thereto) and otherwise in form reasonably acceptable to the Administrative Agent and (iv) deliver such other documentation and information relating to such Person as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other authority documents of such Person and, to the extent requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.25.            Collateral.  The Borrower will cause, and will cause each other Credit Party to cause, such of its owned Property (but in any event excluding real property) that constitutes Collateral pursuant to the Collateral Documents to be subject at all times to Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.15 hereof; provided, however, that the Borrower and the other Credit Parties shall not be required to comply with the terms of the Federal Assignment of Claims Act in connection with their pledge of any Collateral to the Administrative Agent.  The Pledge and Security Agreement sets forth the types of Property required to be subject to such Liens and the priority of such Liens.  Without limiting the generality of the foregoing, the Borrower will cause the Applicable Pledge Percentage of the issued and outstanding equity interests of each Pledge Subsidiary directly owned by the Borrower or any other Credit Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent in accordance with the terms and conditions of this Agreement and the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request, in each case to the extent, and within such time period as is, reasonably required by the Administrative Agent, subject in any case to Liens permitted by Section 6.15.  Notwithstanding the foregoing, (i) no Credit Party shall be required to pledge (A) the equity interests of Roto-Rooter of Canada, Ltd., VNF, or any Rabbi Trust or Rabbi Trust Subsidiary, (B) more than 40% of the equity interests of RR Plumbing Services Corporation, (C) more than 49% of the equity interests of Complete Plumbing Services Inc., or (D) more than 80% of the equity interests of Nurotoco of New Jersey, Inc.; provided, however, that, except to the extent necessary to satisfy any licensing requirement under applicable law with respect to the Borrower’s or any Subsidiary’s business, the Borrower will not permit, nor will it permit any other Credit Party to, grant a security interest in, pledge or deliver to any non-Credit Party those equity interests that are not pledged or delivered to the Administrative Agent pursuant to this Section 6.25; and (ii) no pledge agreement in respect of the equity interests of a Foreign Subsidiary shall be required hereunder to the extent such pledge thereunder is prohibited by applicable law or its counsel reasonably determines that such pledge would not provide material credit support for the benefit of the Holders of Secured Obligations pursuant to legally valid, binding and enforceable pledge agreements.

ARTICLE VII

 EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default:

7.1            Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

7.2            Nonpayment of (i) principal of any Loan when due, (ii) any Reimbursement Obligation within one Business Day after the same becomes due, or (iii) interest upon any Loan or any Commitment Fee, LC Fee or other Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

7.3            The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.4 (with respect to the valid existence of the Borrower), 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.23, 6.24 and 6.25.

7.4            The breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of (i) this Agreement or (ii) any other Loan Document (beyond the applicable grace period with respect thereto, if any), in each case which is not remedied within thirty (30) days after written notice thereof from the Administrative Agent to the Borrower.

7.5            Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness (subject to any applicable grace period with respect thereto, if any, set forth in the Material Indebtedness Agreement evidencing such Material Indebtedness) which failure has not been (i) timely cured or (ii) waived in writing by the requisite holders of such Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement and such default has not been (x) timely cured or (y) waived in writing by the requisite holders of the Material Indebtedness in respect thereof, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof, in each case other than any Indebtedness that becomes due or is required to be prepaid or repurchased (A) as a result of any voluntary sale or transfer of, or any casualty, condemnation or similar event in respect of, any Property securing such Indebtedness,  (B) as a result of a refinancing thereof permitted by this Agreement or (C) as a result of any customary prepayment or repurchase obligations arising thereunder other than as a result of any breach of the terms of such Indebtedness or any transaction not permitted by this Agreement; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6            The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6.

7.7            Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8            The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money in excess of $20,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.9            The Unfunded Liabilities of all Plans shall exceed in the aggregate an amount, or any Reportable Event shall occur in connection with any Plan, that in either case would reasonably be expected to have a Material Adverse Effect.

7.10            Any Change of Control shall occur.

7.11            The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred, pursuant to Section 4201 of ERISA, withdrawal liability to such Multiemployer Plan in an amount or requiring payments which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), would reasonably be expected to have a Material Adverse Effect.

7.12            The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA, if as a result of such insolvency or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then insolvent or being terminated have been or will be increased, in the aggregate, over the annual amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the insolvency or termination occurs by an amount that would reasonably be expected to have a Material Adverse Effect.

7.13            Other than with respect to environmental proceedings, investigations, violations, or liabilities disclosed by the Borrower to the Administrative Agent and the Lenders prior to the Closing Date, the Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), has resulted in liability to the Borrower or any of its Subsidiaries in an amount that would reasonably be expected to have a Material Adverse Effect.

7.14            Any Loan Document shall fail to remain in full force or effect or any action shall be taken by the Borrower to assert the invalidity or unenforceability of, or which results in the invalidity or unenforceability of, any Loan Document or any Lien in favor of the Administrative Agent under the Loan Documents as to assets that are material to the Borrower and its Subsidiaries taken as a whole, or such Lien shall not have the priority contemplated by the Loan Documents, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Loan Document or as a result of the negligent or willful failure of the Administrative Agent to take such action as is necessary to continue such Liens.

ARTICLE VIII

 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.            Acceleration.

(i)
If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Secured Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender, and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time less (y) the amount or deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Secured Obligations (the “Collateral Shortfall Amount”).  If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Secured Obligations to be due and payable, or both, whereupon the Secured Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will forthwith upon such demand and without any further notice or act pay to the Administrative Agent the Collateral Shortfall Amount which funds shall be deposited in the Facility LC Collateral Account.

(ii)
If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii)
While an Event of Default is continuing, the Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Secured Obligations in respect of Facility LCs and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

(iv)
At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Secured Obligations have been indefeasibly paid in full and the Aggregate Revolving Loan Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be paid to the Administrative Agent or paid to whomever may be legally entitled thereto at such time.

(v)
If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2.            Amendments.  Subject to Section 2.5.3, Section 3.3 and the last paragraph of this Section 8.2, except for actions expressly permitted to be taken by the Administrative Agent, the LC Issuer or the Swing Line Lenders, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that no such supplemental agreement shall (i) except pursuant to Section 2.5.3, increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby (other than a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof which shall only require the approval of the Required Lenders), (iii) postpone the scheduled maturity date of any Loan or any scheduled date of payment of any Reimbursement Obligation, or any date for the scheduled payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 11.1 or 11.2 or the definition of “Pro Rata Share” in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release the Borrower from its obligations hereunder, including the guaranty under Article XVI, without the consent of each Lender, (vii) other than in connection with a transaction permitted under this Agreement, release all or substantially all of the Collateral, without the consent of each Lender, (viii) change the payment waterfall provisions of Section 8.4, without the consent of each Lender, or (ix) other than in connection with a transaction permitted under this Agreement, release all or substantially all of the Guarantors from their obligations under the Guaranty Agreement or any other agreement pursuant to which such Guarantors guarantee the repayment of the Secured Obligations, without the consent of each Lender. No amendment of any provision of this Agreement relating to (a) the Administrative Agent shall be effective without the written consent of the Administrative Agent, (b) the applicable Swing Line Lender or any Swing Line Loan shall be effective without the written consent of the applicable Swing Line Lender and (c) the LC Issuer or any Facility LC shall be effective without the written consent of the LC Issuer.  The Administrative Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement. No amendment to Section 2.22 of this Agreement shall be effective without the written consent of the Swing Line Lenders and the LC Issuer. Notwithstanding the foregoing, (i) no Lender’s consent shall be required for any amendment, modification or waiver if (A) by the terms of such amendment, modification or waiver the Commitment of such Lender shall terminate upon the effectiveness of such amendment, modification or waiver and (B) at the time such amendment, modification or waiver becomes effective, such Lender receives payment in full of all of the Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, Rate Management Obligations, Banking Services Obligations, contingent indemnity obligations and other contingent obligations) owing to it under the Loan Documents, (ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent if, following the Closing Date, the Borrower and the Administrative Agent shall have identified any inconsistency, obvious error or omission of a technical or immaterial nature so long as, in each case, the Lenders shall have received at least ten (10) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within ten (10) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (iii) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the proviso to the first sentence of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding the foregoing, increases in Revolving Loan Commitments or additions of Incremental Term Loans pursuant to Section 2.5.3 shall be effected under this Agreement pursuant to an amendment (an “Incremental Amendment”) or Incremental Term Loan Amendment, as applicable, to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender, if any, each Augmenting Lender, if any, and the Administrative Agent.  The Incremental Amendment or Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section and Section 2.5.3.

8.3.            Preservation of Rights.  No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or Unmatured Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until all of the Secured Obligations have been paid in full.  Except with respect to the exercise of setoff rights of any Lender, including any LC Issuer, in accordance with the terms of this Agreement, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other Credit Party, or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent or all of the Lenders, as the case may be.

8.4.            Application of Payments.  Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Secured Obligations shall, subject to Section 2.22, be applied by the Administrative Agent as follows:

8.4.1  first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.6 and amounts pursuant to Section 10.13 payable to the Administrative Agent in its capacity as such);

8.4.2  second, to payment of that portion of the Secured Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of Reimbursement Obligations, interest and Letter of Credit fees) payable to the Lenders and the LC Issuer (including fees and disbursements and other charges of counsel to the Lenders and the LC Issuer payable under Section 9.6) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this Section 8.4.2 payable to them;

8.4.3  third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Revolving Loans and unreimbursed Reimbursement Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this Section 8.4.3 payable to them;

8.4.4  fourth, (A) to payment of that portion of the Secured Obligations constituting unpaid principal of the Revolving Loans and unreimbursed Reimbursement Obligations and any other amounts owing with respect to Banking Services Obligations and Rate Management Obligations and (B) to cash collateralize that portion of LC Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.20 or 2.22, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this Section 8.4.4 payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable LC Issuer to cash collateralize Secured Obligations in respect of Letters of Credit, (y) subject to Section 2.20 or 2.22, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this Section 8.4.4 shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Secured Obligations, if any, in the order set forth in this Section 8.4;

8.4.5  fifth, to the payment in full of all other Secured Obligations, in each case ratably among the Administrative Agent, the Lenders and the LC Issuer based upon the respective aggregate amounts of all such Secured Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

8.4.6  finally, the balance, if any, after all Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

8.4.7  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

ARTICLE IX

 GENERAL PROVISIONS

9.1.            Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.            Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.            Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.            Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5.            Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.            Expenses; Indemnification.  (a)  The Borrower shall reimburse the Administrative Agent and JPMorgan Chase Bank, N.A., as Arranger, for any reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys' fees and out-of-pocket expenses of and fees for other advisors and professionals engaged by the Administrative Agent or JPMorgan Chase Bank, N.A., as Arranger) paid or incurred by the Administrative Agent or JPMorgan Chase Bank, N.A., as Arranger, in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification and administration of the Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent, the Arrangers, the LC Issuer and the Lenders for any reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) paid or incurred by the Administrative Agent, the Arrangers, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents, or incurred in connection with the workout or restructuring of the facility evidenced by the Loan Documents.  Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence.  The Borrower acknowledges that from time to time JPMorgan Chase may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by JPMorgan Chase from information furnished to it by or on behalf of the Borrower, after JPMorgan Chase has exercised its rights of inspection pursuant to this Agreement.

(ii)            The Borrower hereby further agrees to indemnify the Administrative Agent, the Arrangers, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers, employees, agents and advisors against all losses, claims, damages, penalties, judgments, liabilities and related reasonable out-of-pocket expenses (including, without limitation, all reasonable out-of-pocket expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arrangers, the LC Issuer, any Lender or any affiliate is a party thereto, and all reasonable out-of-pocket attorneys’ fees and expenses) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

(iii)            To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereunder, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (iii) shall relieve the Borrower of any obligation it may have to indemnify the Administrative Agent, the Arrangers, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers, employees, agents and advisors against special, indirect, consequential or punitive damages asserted against any such Person by a third party.

9.7.            Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders, to the extent that the Administrative Agent deems appropriate.

9.8.            Accounting.  Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles.  If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Borrower's request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's and its Subsidiaries' financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations.  In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.  Notwithstanding the foregoing, all financial statements to be delivered by the Borrower pursuant to Section 6.1 shall be prepared in accordance with generally accepted accounting principles in effect at such time.  Notwithstanding anything to the contrary contained in this Section 9.8 or in the definition of “Capitalized Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

9.9.            Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.            Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.  The Borrower agrees that neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have any liability to the Borrower with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.            Confidentiality.  The Administrative Agent and each Lender agrees to hold the “Information” (as defined below) which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) on a confidential basis to its Affiliates and to any other party to this Agreement, (ii) on a confidential basis to legal counsel, accountants, and other professional advisors to such Lender, (iii) to regulatory officials as requested, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person as required in connection with any legal proceeding to which it is a party, (vi) subject to an agreement containing provisions substantially the same as those of this Section, on a confidential basis to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, and (viii) permitted by Section 12.4.  Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.  For the purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or their respective businesses, as the case may be, other than any such information that is available to the Administrative Agent, the LC Issuer or any Lender on a nonconfidential basis and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.11 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE CREDIT PARTIES AND THEIR AFFILIATES OR ANY  OF THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN AN ADMINISTRATIVE QUESTIONNAIRE DELIVERED TO THE ADMINISTRATIVE AGENT A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.12.            Certain ERISA Matters.  (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Facility LCs or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)            none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Facility LCs, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)            no fee or other compensation is being paid directly to the Administrative Agent, or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Facility LCs, the Commitments or this Agreement.

(c)            The Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Facility LCs, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Facility LCs or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Facility LCs or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.13.            Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

9.14.            Disclosure.  The Borrower and each Lender, including the LC Issuer, hereby acknowledge and agree that each Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.15.            Performance of Obligations.  The Borrower agrees that the Administrative Agent may, but shall have no obligation to (i) after the occurrence and during the continuance of an Event of Default, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral and (ii) after the occurrence and during the continuance of an Event of Default make any other payment or perform any act required of the Borrower under any Loan Document or take any other action which the Administrative Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (x) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (y) pay any rents payable by the Borrower which are more than thirty (30) days past due, or as to which the landlord has given notice of termination, under any lease.  The Administrative Agent shall use its best efforts to give the Borrower notice of any action taken under this Section 9.15 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's obligations in respect thereof.  The Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 9.15 together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full.  If the Borrower fails to make payment in respect of any such advance under this Section 9.15 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share (determined as of the time the unreimbursed advance is sought) of such advance.  If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent's demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the NYFRB Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received.  The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 9.15 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent.  All outstanding principal of, and interest on, advances made under this Section 9.15 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

9.16.            USA Patriot Act Notification.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

9.17.            Subordination of Intercompany Indebtedness.  The Borrower agrees that any and all claims of the Borrower against any Guarantor with respect to any “Intercompany Indebtedness” (as hereinafter defined) shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations; provided that, and not in contravention of the foregoing, unless an Event of Default has occurred and is continuing and the Borrower receives from the Administrative Agent a payment blockage notice pursuant to this Section 9.17 that has not been withdrawn, the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from the Guarantors, to the extent permitted by the terms of this Agreement and the other Loan Documents.  Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from the Guarantors, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any such guarantor shall be and are subordinated to the rights of the Holders of Secured Obligations in those assets.  The Borrower shall not have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, Rate Management Obligations, Banking Services Obligations, contingent indemnity obligations, and other contingent obligations) shall have been fully paid and satisfied (in cash).  If all or any part of the assets of any such guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other similar action or proceeding, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of any Guarantor, to the Borrower (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application to any of the Secured Obligations, due or to become due, until such Secured Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, Rate Management Obligations, Banking Services Obligations, contingent indemnity obligations, and other contingent obligations) shall have first been fully paid and satisfied (in cash).  Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Secured Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, Rate Management Obligations, Banking Services Obligations, contingent indemnity obligations and other contingent obligations), the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Administrative Agent for application to any of the Secured Obligations, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), and, until so delivered, the same shall be held in trust by the Borrower as the property of the Administrative Agent.  If the Borrower fails to make any such endorsement or assignment to the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same.  The Borrower agrees that until the Secured Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, Rate Management Obligations, Banking Services Obligations, contingent indemnity obligations, and other contingent obligations) have been paid in full (in cash) and satisfied, the Borrower will not assign or transfer to any Person (other than the Agent) any claim the Borrower has or may have against any Guarantor except as otherwise permitted by the Loan Documents.

9.18.            Interest Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

ARTICLE X

 THE ADMINISTRATIVE AGENT

10.1.            Appointment; Nature of Relationship.  JPMorgan Chase is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any of the Holders of Secured Obligations by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Holders of Secured Obligations, (ii) is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders, for itself and on behalf of its Affiliates as Holders of Secured Obligations, hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Secured Obligations hereby waives.

10.2.            Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.            General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, or any Lender or Holder of Secured Obligations for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.            No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Event of Default or Unmatured Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries.  The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).  Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent in such capacity or any Affiliate thereof in any capacity.

10.5.            Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such).  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.            Employment of Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys‑in‑fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys‑in‑fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

10.7.            Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.  For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8.            Administrative Agent's Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to the Lenders’ Pro Rata Shares (determined as of the time the unreimbursed expense or indemnity payment is sought) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent, in its capacity as such, is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent, in its capacity as such, and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent, in its capacity as such, and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(viii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Secured Obligations and termination of this Agreement.

10.9.            Notice of Event of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10.            Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Credit Extensions as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.  The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11.            Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12.            Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may not be removed at any time without its prior written consent.  Upon any resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent reasonably acceptable to the Borrower.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent reasonably acceptable to the Borrower.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13.            Administrative Agent and Arranger Fees.  The Borrower agrees to pay to the Administrative Agent and JPMorgan Chase Bank, N.A., as Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and JPMorgan Chase Bank, N.A., as Arranger, pursuant to that certain letter agreement dated May 20, 2018, or as otherwise agreed from time to time.

10.14.            Delegation to Affiliates.  The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15.            Collateral Documents.  (a) Each Lender authorizes the Administrative Agent to enter into, on behalf of each such Lender, each of the Collateral Documents to which it is a party, and to take all action contemplated by each of such documents.  Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations.

(b)  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent.

(c)  The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral and to release any Guarantor from its obligations under any Loan Document (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, contingent indemnity obligations and other contingent obligations, Rate Management Obligations and Banking Services Obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 10.15.

(d)  Upon any sale or transfer of assets constituting Collateral, or the consummation of any transaction pursuant to which a Guarantor ceases to be a Required Guarantor Subsidiary, in each case which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, the security interest in such Collateral  or in the Collateral of such Guarantor shall be automatically released or such Guarantor shall be automatically released from its obligations under the Loan Documents, as the case may be. In connection with any such release, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred or the release of such Guarantor from its obligations under the Loan Documents, as the case may be; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens or such Guarantor without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

10.16.            Credit Bidding.  The Holders of Secured Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Holders of Secured Obligations shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Holders of Secured Obligations’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 8.2 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Holders of Secured Obligations, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Holder of Secured Obligations or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Holders of Secured Obligations pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Holder of Secured Obligations or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Holder of Secured Obligations are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Holder of Secured Obligations shall execute such documents and provide such information regarding such Holder of Secured Obligations (and/or any designee of such Holder of Secured Obligations which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

10.17.            No Fiduciary Duty, Etc.  The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Lender Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.  The Borrower agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby.  Additionally, the Borrower acknowledges and agrees that no Lender Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise.  No Lender Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies.  The Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

ARTICLE XI

 SETOFF; RATABLE PAYMENTS

11.1.            Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Secured Obligations, or any part thereof, shall then be due; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2.            Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5 or as contemplated by clause (i) of the last sentence of the first paragraph of Section 8.2) in a greater proportion than that received by any other similarly situated Lender, such Lender agrees, promptly upon demand, to purchase a participation in the Aggregate Outstanding Revolving Credit Exposure, held by the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Credit Exposures.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that the benefit of all such collateral shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Credit Exposures.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. Notwithstanding the foregoing, the provisions of this Section 11.2 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for any permitted assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations or Swing Line Loans

11.3.            Failure to Make Payment. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4.5, 2.20.5, 2.18, 9.15 or 10.8, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swing Line Lenders or the LC Issuer to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

ARTICLE XII

 BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.            Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2.  The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to direct or indirect contractual counterparties in swap agreements relating to the Loans; provided, however, that (i) no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, (ii) the Lender making such pledge or assignment shall retain the sole right to approve, without consent of any pledgee or assignee, any amendment, modification or waiver of any provisions of the Loan Documents, and (iii) the Borrower shall continue to deal solely and directly with such Lenders in connection such Lenders’ rights and obligations under the Loan Documents unless and until the parties thereto have complied with the provisions of Section 12.3.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.            Participations.

12.2.1  Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Revolving Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2  Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2.

12.2.3  Benefit of Certain Provisions.  To the extent permitted by law, the Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.2.4  Participant Register.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Credit Exposure, Note, Commitment or any other interest of such Lender under any Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Credit Exposure, Note, Commitment or any other interest of any Lender under any Loan Document) except to the extent that such disclosure is necessary to establish that such Credit Exposure, Note, Commitment or such other interest of such Lender is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.3.            Assignments.

12.3.1  Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be evidenced by an agreement substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”).  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Credit Exposure of any Class of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitments or Credit Exposure (if the Commitments have been terminated), subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

12.3.2  Consents.  The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund; provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing; provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.  The consent of (x) the Administrative Agent and the Swing Line Lender (unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund) and (y) the LC Issuer, shall each be required prior to an assignment becoming effective.  Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3  Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment.  The Assignment Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitments and Credit Exposure under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA or Section 4975 of the Code and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA or Section 4975 of the Code.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitments and Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments (or, if the Maturity Date has occurred, their respective Outstanding Revolving Credit Exposure) as adjusted pursuant to such assignment.

12.3.4  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Credit Extensions owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

12.4.            Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.  A Transferee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which such Transferee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with such Transferee’s compliance procedures and applicable laws, including federal and state securities laws.

12.5.            Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv) and (vii).

ARTICLE XIII

 NOTICES

13.1.            Notices; Effectiveness; Electronic Communication

13.1.1  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.1.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to the Borrower, at its address or telecopier number as follows:

Chemed Corporation
 Attn: David Williams

Attn: Naomi C. Dallob
2600 Chemed Center
255 East Fifth Street, Suite 2600
 Cincinnati, Ohio 45202;

(ii)	if to the Administrative Agent, at its address or telecopier number as follows:

JPMorgan Chase Bank, N.A.
10 South Dearborn, L2 Floor,
Mail Code:           IL1-0480
Chicago, IL 60603
Attn: Muoy Lim
Telephone: 312-732-2024
Facsimile: 1-844-490-5663
Email: muoy.lim@jpmorgan.com
 Transaction (Shared) Email Address: jpm.agency.cri@jpmorgan.com;

(iii)	if to the LC Issuer, at its telephone number or electronic mail address as follows:

1-800-634-1969 or
GTS.CLIENT.SERVICES@JPMCHASE.COM,
jpm.standbylc.ccb@jpmorgan.com;

(iv)	if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through Approved Electronic Platforms to the extent provided in Section 13.1.2 below, shall be effective as provided in said Section 13.1.2.

13.1.2  Electronic Communications.  (a) Communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its respective discretion, agree to accept Communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such Communication is not given during the normal business hours of the recipient, such Communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) Communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such Communication is available and identifying the website address therefor.

(b)            The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the LC Issuer by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(c)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the LC Issuer and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the LC Issuer and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY LC ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT THAT SUCH DAMAGES, LOSSES OR EXPENSES ARE DETERMINED IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY SEEKING RECOVERY.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any LC Issuer by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(e)            Each Lender and each LC Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and LC Issuer agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or LC Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(f)            Each of the Lenders, each of the LC Issuer and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(g)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any LC Issuer to give any Communication pursuant to any Loan Document in any other manner specified in such Loan Document.

13.2.            Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV

 COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1.            Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together, with any separate letter agreements with respect to (i) the fees payable to the Administrative Agent and (ii) the reductions of the LC Commitments for the LC Issuer,  shall constitute a single contract.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent, the LC Issuer and the Lenders and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of such parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2.            Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

ARTICLE XV

 CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.            CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS OR PRINCIPLES) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2.            CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM (AND, FOR THE AVOIDANCE OF DOUBT, SUCH SUBMISSION TO EXCLUSIVE JURISDICTION SHALL APPLY TO ANY ACTION OR PROCEEDING RELATING TO ANY LOAN DOCUMENT, NOTWITHSTANDING WHETHER ANY SUCH LOAN DOCUMENT SEPARATELY PROVIDES FOR NON-EXCLUSIVE SUBMISSION TO JURISDICTION).  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER, ANY LENDER OR ANY HOLDER OF SECURED OBLIGATIONS OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER, ANY LENDER OR ANY HOLDER OF SECURED OBLIGATIONS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT MAY BE BROUGHT IN A COURT IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER, ANY LENDER OR ANY HOLDER OF SECURED OBLIGATIONS TO BRING PROCEEDINGS AGAINST THE BORROWER OR LIMIT THE RIGHTS OF THE BORROWER TO BRING PROCEEDINGS AGAINST SUCH OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

15.3.            WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER, EACH LENDER, AND EACH OTHER HOLDER OF SECURED OBLIGATIONS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

15.4.            Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down   and Conversion Powers of any EEA Resolution Authority.

ARTICLE XVI

 BORROWER GUARANTEE

In order to induce the Lenders to extend credit to the Borrower hereunder and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Borrower hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Specified Ancillary Obligations of the Subsidiaries.  The Borrower further agrees that the due and punctual payment of such Specified Ancillary Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Specified Ancillary Obligation.

The Borrower waives presentment to, demand of payment from and protest to any Subsidiary of any of the Specified Ancillary Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Borrower hereunder shall not be affected by (a) the failure of any applicable Lender (or any of its Affiliates) to assert any claim or demand or to enforce any right or remedy against any Subsidiary under the provisions of any Banking Services Agreement, any Rate Management Transaction or otherwise; (b) any extension or renewal of any of the Specified Ancillary Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any Banking Services Agreement, any Rate Management Transaction or other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Specified Ancillary Obligations; (e) the failure of any applicable Lender (or any of its Affiliates) to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Specified Ancillary Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Subsidiary or any other guarantor of any of the Specified Ancillary Obligations; (g) the enforceability or validity of the Specified Ancillary Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Specified Ancillary Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Subsidiary or any other guarantor of any of the Specified Ancillary Obligations, for any reason related to this Agreement, any other Loan Document, any Banking Services Agreement, any Rate Management Transaction, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Subsidiary or any other guarantor of the Specified Ancillary Obligations, of any of the Specified Ancillary Obligations or otherwise affecting any term of any of the Specified Ancillary Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Borrower to subrogation.

The Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Specified Ancillary Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any applicable Lender (or any of its Affiliates) to any balance of any deposit account or credit on the books of the Administrative Agent, the LC Issuer or any Lender in favor of any Subsidiary or any other Person.

The obligations of the Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Specified Ancillary Obligations, any impossibility in the performance of any of the Specified Ancillary Obligations or otherwise.

The Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Specified Ancillary Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Specified Ancillary Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by any applicable Lender (or any of its Affiliates) upon the insolvency, bankruptcy or reorganization of any Subsidiary or otherwise (including pursuant to any settlement entered into by a holder of Specified Ancillary Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which any applicable Lender (or any of its Affiliates) may have at law or in equity against the Borrower by virtue hereof, upon the failure of any Subsidiary to pay any Specified Ancillary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower hereby promises to and will, upon receipt of written demand by any applicable Lender (or any of its Affiliates), forthwith pay, or cause to be paid, to such applicable Lender (or any of its Affiliates) in cash an amount equal to the unpaid principal amount of such Specified Ancillary Obligations then due, together with accrued and unpaid interest thereon.

Upon payment by the Borrower of any sums as provided above, all rights of the Borrower against any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Specified Ancillary Obligations owed by such Subsidiary to the applicable Lender (or its applicable Affiliates).

The Borrower’s guarantee under this Article XVI shall terminate upon full performance and payment in cash of the Secured Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, contingent indemnity obligations, other contingent obligations, Rate Management Obligations and Banking Services Obligations), the expiration or termination of the Aggregate Revolving Loan Commitment and the termination, expiration, or full cash collateralization in accordance with this Agreement of all Facility LCs issued under this Agreement.  Nothing shall discharge or satisfy the liability of the Borrower hereunder under this Article XVI except as provided in the foregoing sentence.

The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Subsidiary Guarantor to honor all of its obligations under the Subsidiary Guaranty in respect of Specified Swap Obligations (provided, however, that the Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article XVI voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XVII

 EXISTING AGREEMENTS

The Borrower, the Lenders and the Administrative Agent agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Section 4.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.  This Agreement is not intended to and shall not constitute a novation of the Existing Credit Agreement or the Indebtedness created thereunder.  The commitment of each Lender that is a party to the Existing Credit Agreement shall, on the effective date hereof, automatically be deemed amended and the only commitments shall be those hereunder.  Without limiting the foregoing, upon the effectiveness hereof: (a) all loans and letters of credit incurred under the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Loans and Letters of Credit under (and shall be governed by the terms of) this Agreement and the other Loan Documents, including, without limitation, the Term Loans (as defined in the Existing Credit Agreement) which are outstanding on the Closing Date which shall continue as Revolving Loans under (and shall be governed by the terms of) this Agreement and the other Loan Documents, (b) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (c) all obligations constituting “Obligations” under the Existing Credit Agreement with any Lender or any Affiliate of any Lender which are outstanding on the Closing Date shall continue as Obligations under this Agreement and the other Loan Documents, and (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Outstanding Revolving Credit Exposure hereunder reflects such Lender’s Pro Rata Share of the Aggregate Outstanding Revolving Credit Exposure on the Closing Date and the Borrower hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurodollar Loans on the terms and in the manner set forth in Section 3.4 hereof.  Each Lender hereby confirms the Administrative Agent’s authority to enter into such additional reaffirmations of, or any amendments to, amendments and restatements of, or other modifications to, the other existing Loan Documents as the Administrative Agent shall approve in its sole discretion, in connection with the amendment and restatement of the Existing Credit Agreement, so long as such amendments, restatements or other modifications do not contain any material modifications adverse to the Lenders (and, for the avoidance of doubt, such modifications may include the addition of Loan Parties and other changes that are otherwise permitted by the Administrative Agent’s authority under or with respect to such existing Loan Documents or are consistent with changes in provisions included in this Agreement as compared to the provisions of the Existing Credit Agreement).

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

CHEMED CORPORATION,
as Borrower

By:	/s/ David P. Williams
Name:	David P. Williams
Title:	Vice President

Address:
255 E. Fifth St. #2600
Cincinnati, OH 45243
Attention:	David Williams
Phone:	513-762-6901
Fax:	513-762-6713

Signature Page to Fourth Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, a Lender, a Swing Line Lender
and an LC Issuer

By:	/s/ Thomas J. Reinhold
Name:	Thomas J. Reinhold
Title:	Executive Director

Signature Page to Fourth Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender and an LC Issuer

By:	/s/ Linda Alto
Name:	Linda Alto
Title:	SVP

Signature Page to Fourth Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Joseph M. Schnorr
Name:	Joseph M. Schnorr
Title:	Senior Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Emad N. Antoan
Name:	Emad N. Antoan
Title:	Senior Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

BRANCH BANKING & TRUST COMPANY, INC.,
as a Lender

By:	/s/ Matthew J. Davis
Name:	Matthew J. Davis
Title:	Senior Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ David Tholt
Name:	David Tholt
Title:	Senior Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

COMMITMENT SCHEDULE

Lender	Amount of Revolving Loan Commitment	Amount of LC Commitment	Amount of Swing Line Commitment
JPMorgan Chase Bank, National Association	$120,000,000.00	$35,000,000	$60,000,000
Bank of America, N.A.	$120,000,000.00	$35,000,000	$0
U.S. Bank National Association	$80,000,000.00	$0	$0
PNC Bank, National Association	$60,000,000.00	$0	$0
Branch Banking & Trust Company, Inc.	$35,000,000.00	$0	$0
The Huntington National Bank	$35,000,000.00	$0	$0
TOTAL	$450,000,000.00	$70,000,000	$60,000,000

PRICING SCHEDULE

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Eurodollar Rate	1.00%	1.25%	1.50%	1.75%	2.00%
Floating Rate	0.00%	0.25%%	0.50%	0.75%	1.00%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Commitment Fee	0.125%	0.175%	0.225%	0.275%	0.325%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

"Financials" means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1.

"Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 1.00 to 1.00.

"Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is equal to or greater than 1.00 to 1.00 but less than 1.75 to 1.00.

"Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is equal to or greater than 1.75 to 1.00 but less than 2.50 to 1.00.

"Level IV Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is greater than or equal to 3.25 to 1.00.

"Status" means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with foregoing table based on the Borrower's Status as reflected in the then most recent Financials.  Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials.  If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

Notwithstanding the foregoing, Level I Status shall be in effect until the Administrative Agent receives the Financials for the Borrower’s fiscal quarter ending after the Closing Date and adjustments to the Applicable Margin and Applicable Fee Rate shall thereafter be effected in accordance with the preceding paragraph.

Schedule 2.20
 Existing Letters of Credit

	(1)	(2)	(3)	(4)	(5)
	IN U.S. DOLLARS	RATE(c)	BANK (I.C. NUMBER)	IN FAVOR OF	COMPANY/PURPOSE (PERIOD COVERED)

(1)	$330,607	1.250%	JP MORGAN CHASE (#635634)	LUMBERMENS MUTUAL CASUALTY CO.	CHEMED INSURANCE (2/24/05-10/1/18)

(2)	$25,000	1.250%	JP MORGAN CHASE (#635148)	CITY OF CHICAGO, IL DEPT OF TRANSPORTATION	RRSC STANDBY (2/24/05-12/31/21)

(3)	$5,000	1.250%	JP MORGAN CHASE (#635136)	TOWN OF RIVERHEAD, NY RIVERHEAD SEWER DISTRICT	CHEMED INSURANCE (2/24/05-07/31/19)

(4)	$500,000	1.250%	JP MORGAN CHASE (#635147)	FEDERAL INSURANCE COMPANY CHUBB COMMERCIAL INSURANCE	CHEMED INSURANCE (2/24/05-4/1/19)

(5)	$128,000	1.250%	JP MORGAN CHASE. (#635632)	CONTINENTAL CASUALTY TRANSPORTATION INSURANCE CO.	CHEMED INSURANCE (2/24/05-10/1/18)

(6)	$3,057,934	1.250%	JP MORGAN CHASE. (#635652)	ZURICH AMERICAN INSURANCE CO	CHEMED INSURANCE (2/24/05-3/31/19)

(7)	$8,000,000	1.250%	JP MORGAN CHASE (#635629)	SENTRY INSURANCE	CHEMED INSURANCE (2/24/05-10/1/18)

(8)	$6,500,000	1.250%	JP MORGAN CHASE (#635630)	SENTRY INSURANCE	CHEMED INSURANCE (2/24/05-10/1/18)

(9)	$10,000	1.250%	JP MORGAN CHASE (S-214667)	CITY OF LAKEWOOD, CO DIRECTOR OR PUBLIC WORKS	RRSC STANDBY (11/30/18)

(10)	$22,000	1.250%	JP MORGAN CHASE (S-779683)	OHIO STATE FIRE MARSHAL	JET RESOURCE (7/28/09 - 6/30/19)

(11)	$17,439,917	1.250%	JP MORGAN CHASE (S-401135)	OLD REPUBLIC INSURANCE CO.	CHEMED INSURANCE (4/11/13-4/1/19)

(12)	$348,500	1.250%	JP MORGAN CHASE (S-842206)	STATE OF NEW JERSEY	CHEMED (6/9/16-6/1/19)

(13)	$36,366,958	TOTAL LETTERS OF CREDIT

Schedules 5.8 — Subsidiaries

Name of Subsidiary	Jurisdiction of Organization	Ownership
Comfort Care Holdings Co.	Nevada	100% owned by Chemed
Jet Resource, Inc.	Delaware	100% owned by Chemed
Roto-Rooter Corporation	Iowa	100% owned by Roto-Rooter Group, Inc.
Roto-Rooter Services Company	Iowa	100% owned by Roto-Rooter Group, Inc.
Nurotoco of Massachusetts, Inc.	Massachusetts	100% owned by Roto-Rooter Services Company
Nurotoco of Massachusetts, Inc. II	Massachusetts	100% owned by Roto-Rooter Services Company
Nurotoco of Massachusetts, Inc. III	Massachusetts	100% owned by Roto-Rooter Services Company
Roto-Rooter Group, Inc.	Delaware	100% owned by Chemed
R.R. UK, Inc.	Delaware	100% owned by Roto-Rooter Group, Inc.
Roto-Rooter Development Company	Delaware	100% owned by Roto-Rooter Corporation
Consolidated HVAC, Inc.	Ohio	100% owned by Roto-Rooter Services Company
Vitas Healthcare Corporation	Delaware	100% owned by Comfort Care Holdings Co.
Vitas Hospice Services, L.L.C.	Delaware	100% owned by Vitas Healthcare Corporation
Vitas Healthcare Corporation of Illinois	Delaware	100% owned by Vitas Hospice Services, L.L.C.
Vitas Healthcare Corporation of California	Delaware	100% owned by Vitas Hospice Services, L.L.C.
Vitas Healthcare Corporation of Ohio	Delaware	100% owned by Vitas Hospice Services, L.L.C.
Vitas Healthcare Corporation of Florida	Florida	100% owned by Vitas Hospice Services, L.L.C.
Vitas HME Solutions, Inc.	Delaware	100% owned by Vitas Hospice Services, L.L.C.
Vitas Holdings Corporation	Delaware	100% owned by Vitas Hospice Services, L.L.C.
Vitas Healthcare of Texas, L.P.	Texas	99% owned by Vitas Holdings Corporation, the limited partner, 1% owned by Vitas Hospice Services, L.L.C., the general partner
Hospice Care Incorporated	Delaware	100% owned by Vitas Hospice Services, L.L.C.
Vitas Healthcare Corporation of Georgia	Delaware	100% owned by Vitas Hospice Services, L.L.C.
Vitas Healthcare Corporation Atlantic	Delaware	100% owned by Vitas Hospice Services, L.L.C.
Vitas Healthcare Corporation Midwest	Delaware	100% owned by Vitas Hospice Services, L.L.C.
Vitas of North Florida, Inc.	Florida	100% owned by Vitas Hospice Services, L.L.C.
Vitas Solutions, Inc.	Delaware	100% owned by Vitas Hospice Services, L.L.C.

Schedule 6.13
 Existing Investments

	Grantor	Issuer	Type	Amount
(1)	Chemed Corporation	Roto-Rooter Development Company	Intercompany Receivable	$17,928,458
(2)	Chemed Corporation	Consolidated HVAC, Inc.	Intercompany Receivable	$94,167,105
(3)	Chemed Corporation	Comfort Care Holdings Co.	Intercompany Receivable	$190,663,444
(4)	Chemed Corporation	Jet Resource, Inc.	Intercompany Receivable	$29,596,188
(5)	Chemed Corporation	Comfort Care Holdings Co.	Intercompany Note Receivable	$312,397,376
(6)	Roto-Rooter Services Company	Various independent contractors (total of 17)	Notes Receivable	$2,181,194
(7)	Various Roto-Rooter wholly owned subsidiaries	Complete Plumbing Services, Inc.	Intercompany Receivable	$1,461,789
(8)	Various Roto-Rooter wholly owned subsidiaries	Roto-Rooter Canada, Ltd.	Intercompany Receivable	$510,344
(9)	Various Roto-Rooter wholly owned subsidiaries	RR Plumbing Services Corporation	Intercompany Receivable	$955,934

Schedule 6.14
 Existing Indebtedness

None.

Schedule 6.15
 Existing Liens; Closing Date Surety Bond Liens

Debtor Name: Roto-Rooter Services Company

Jurisdiction/ Filing Office	Thru Date	Filing Date; Number	Secured Party: Collateral
Iowa
UCC Liens - Secretary of State	9/30/2018	9/30/2013; P13006802-3
Mitel Leasing Inc.:

Mitel 5000 Telephone System, including all substitutions, i modifications and replacements. This transaction is a Rental and is not intended by the parties as a security transaction; filing is only intended to make the Rental a matter of public record.

UCC Liens - Secretary of State	12/16/2018	12/16/2013; P13008443-2
Mitel Leasing Inc.:

Mitel 5000 Telephone System, including all substitutions, modifications and replacements. This transaction is a Rental and is not intended by the parties as a security transaction; filing is only intended to make the Rental a matter of public record.

UCC Liens - Secretary of State	12/17/2020	12/17/2010; E10077266-5 Continuation, 10/11/2015	Barnett, a Division of Interline Brands, Inc.: All inventory, whenever sold, consigned or delivered, directly or indirectly, to or for the benefit of Debtor by Secured Party.
UCC Liens - Secretary of State	12/17/2020	12/17/2010; P10010424-4 Continuation, 10/11/2015
Barnett, a Division of Interline Brands, Inc.:

Interest in products identified on Schedule A to financing statement, together with all present and future attachments, exchanges, replacement parts and all cash and non-cash proceeds of the sale or other disposition of the foregoing.

UCC Liens - Secretary of State	1/8/2021	1/8/2016 P16000137-9	Mitel Leasing Inc.: Mitel 3300 System, including all substitutions, modifications and replacements.
UCC Liens - Secretary of State	1/8/2021	1/8/2016 P16000138-6	Mitel Leasing Inc.: Mitel 3300 System, including all substitutions, modifications and replacements.
UCC Liens - Secretary of State	1/8/2021	1/8/2016 P16000139-3	Mitel Leasing Inc.: Mitel 3300 System, including all substitutions, modifications and replacements.
UCC Liens - Secretary of State	1/8/2021	1/8/2016 P16000142-2	Mitel Leasing Inc.: Mitel 3300 System, including all substitutions, modifications and replacements.
UCC Liens - Secretary of State	1/8/2021	1/8/2016 P16000141-5	Mitel Leasing Inc.: Mitel 3300 System, including all substitutions, modifications and replacements.
UCC Liens - Secretary of State	1/8/2021	1/8/2016 P16000140-8	Mitel Leasing Inc.: Mitel 3300 System, including all substitutions, modifications and replacements.
UCC Liens - Secretary of State	2/6/2023	2/6/2018 X18004081-3
CT Corporation System, as Representative

The equipment, personal property and other assets (collectively, "Property"), financed under, covered by or described in the lease, rental equipment finance agreement or installment payment agreement designated as Agreement No. 2272532, together with all replacements for, additions to, substitutions for and accessions to the Property and all proceeds of any of the foregoing, including, without limitation, proceeds of insurance. secured party/lessor and debtor/lessee agree that a more detailed description of the Property being financed shall be maintained by secured party/lessor among its books and records in whatever more detailed description of the Property financed is received from the supplier of such Property and, absent manifest error, such detailed description shall be deemed dispositive and considered incorporated into the Agreement.

Debtor Name: Consolidated HVAC, Inc.

Jurisdiction/ Filing Office	Thru Date	Filing Date; Number	Secured Party: Collateral
Ohio
UCC Liens - Secretary of State	12/8/2020	12/8/2010; OH00146720334 Continuation, 9/16/15
Ferguson Enterprises, Inc.:

All inventory, equipment and goods distributed by Seller, whenever sold, consigned, leased, rented or delivered, directly or indirectly, to or for the benefit of Applicant by Seller.

Debtor Name: Vitas Healthcare Corporation

Jurisdiction/ Filing Office	Thru Date	Filing Date; Number	Secured Party: Collateral
Delaware
UCC Liens - Secretary of State	9/9/2018	9/9/2013; 2013 3502482
CIT Finance LLC:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

(1) SHARP MX-M503 COPIER S/N: 35015204
(1) SHARP MX-M623 COPIER S/N: 35009603
(1) SHARP MX-M503 COPIER S/N: 15039078
(1) SHARP MX-M453 COPIER S/N: 35006356
(1) SHARP MX-5141 COPIER S/N: 35075235
(8)          SHARP MX-4141 COPIER S/N: 35118336, 35118386, 35116406, 35118126, 35118246, 35118076, 35116786, 35116776
(4) SHARP MX-C312 COPIER S/N: 35130146, 35131176, 35130516, 35130906
(1) SHARP MX-M623 COPIER S/N: 35002804
(3) SHARP MX-M503 COPIER S/N: 35002813, 35015755, 35004995
(9)          SHARP MX-M354 COPIER S/N: 35018061, 35019841, 35018121, 35030262, 35018471, 35017501, 35031052, 35029932, 35019781 plus all other types of office equipment and products, computers, security systems and other items of equipment now and hereafter leased to and/or financed for Debtor/Lessee by Secured
 Party/Lessor, and including all replacements, upgrades and substitutions hereafter occurring to all of the foregoing equipment and all now existing and future attachments, parts, accessories and add-ons for all of the foregoing items and types of equipment, and all products thereof.

UCC Liens - Secretary of State	3/31/2019	3/31/2014; 2014 1251842
CIT Finance LLC:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.  Equipment identified on attachment to financing statement plus all other types of office equipment and products, computers, security systems and other items of equipment now and hereafter leased to and/or financed for Debtor/Lessee by Secured Party/Lessor, and including all replacements, upgrades and substitutions hereafter occurring to all of the foregoing equipment and all now existing and future attachments, parts, accessories and add-ons for all of the foregoing items and types of equipment, and all products thereof.

UCC Liens - Secretary of State	12/3/2018	12/3/2013; 2013 4748670
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-001, between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: MSS LIFECYCLE SERVICES: 500) IPAD AIR, 10) !PHONE 5C w/ Staging/Kitting, Advanced exchange and MSS extended Warranty for IPADs and IPHONEs

UCC Liens - Secretary of State	6/17/2019	6/17/2014; 2014 2367696
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-003, between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: MSS LIFECYCLE SERVICES FOR IPHONES AND IPADS, (86) IPAD AIR LTE DEVICES WITH ALL ATTACHMENTS ACCESSORIES AND RELATED PERIPHERALS.

UCC Liens - Secretary of State	7/3/2019	7/3/2014; 2014 2640985
CIT Finance LLC:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (3) SHARP MX-M365N COPIER S/N: 45037253, 45026683,
   45024052;
  (1) SHARP MX-M753N COPIER S/N: 3500401Y,
  (1) SHARP MX-4141N COPIER S/N: 45012355,
  (1) SHARP MX-B402 PRINTER S/N: 3500402Y,
  (2) SHARP MX-M565N COPIERS S/N: 35019460,
  45034853,
  (2) SHARP MX-M365N COPIER S/N: 45026673, 45026863,
  (5) SHARP MX-M465N COPIER S/N: 45033003, 45019673, 45019773, 45019213, 3502020X, plus all other types of office equipment and products, computers, security systems and other items of equipment now and hereafter leased to and/or financed for Debtor/Lessee by Secured Party/Lessor, and including all replacements, upgrades and substitutions hereafter occurring to all of the foregoing equipment and all now existing and future attachments, parts, accessories and add-ons for all of the foregoing items and types of equipment, and all products thereof.

UCC Liens - Secretary of State	9/18/2019	9/18/2014; 2014 3746229
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-005, between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: MSS LIFECYCLE SERVICES FOR IPHONES AND IPADS, (142) IPAD AIR LTE DEVICES WITH ALL ATTACHMENTS ACCESSORIES AND RELATED PERIPHERALS.

UCC Liens - Secretary of State	9/26/2019	9/26/2014; 2014 3869807
CIT Finance LLC:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (1) SHARP MX-B402SC PRINTER S/N: 45001576,
  (1) SHARP MX-M365N COPIER S/N: 45006685,
  (1) SHARP MX-M623N COPIER S/N: 45001021,
  (1) SHARP MX-7500N COPIER S/N: 35111566,
  (1) SHARP MX-C402SC PRINTER S/N: 45126695, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

UCC Liens - Secretary of State	10/15/2019	10/15/2014; 2014 4153136
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-006, between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: MSS LIFECYCLE SERVICES: 500) IPAD AIR, 10) IPHONE 5C w/ Staging/Kitting, Advanced exchange and MSS extended Warranty for IPADs and IPHONEs

UCC Liens - Secretary of State	12/31/2019	12/31/2014; 2014 5304175
CIT Finance LLC:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (4) MX-M465N S/N: 45025020, 45025750, 45022050, 45025230,
  (1) MX-514N, S/N: 45132497,
  (3) MX-M365N S/N: 45006778, 45003418, 45008065,
  (5) MX-B402SC S/N: 45003072, 45004528, 45001108, 45010669, 45001808,
  (3) MX-M565N S/N: 45024827, 45012986, 45024877,
  (2) MX-M314N S/N: 45045567, 45045587,
   (2) MX-M623N S/N: 45002237, 45006865,
  (2) MX-3640N S/N: 45065270, 45066300,
  (2) MX-4141N S/N: 45024609, 45024075,
  (1) MX-M904 S/N: 45003499,
  (1) MX-6240N S/N: 46016539, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

UCC Liens - Secretary of State	1/13/2020	1/13/2015; 2015 0142199
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-008, between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: (5000) iPad 4 with MSS Services, Staging/Kitting, Advanced exchange & Extended warranty

UCC Liens - Secretary of State	2/25/2020	2/25/2015 2015 0795954
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-002, between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: MSS LIFECYCLE SERVICES FOR IPHONES AND IPADS, (38) IPAD AIR LTE (10) IPAD AIR LTE- SPARES WITH ALL ATTACHMENTS ACCESSORIES AND RELATED PERIPHERALS.

UCC Liens - Secretary of State	2/25/2020	2/25/2015 2015 0795962
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-006, between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: MSS LIFECYCLE SERVICES: 222) IPAD AIR, 145) IPHONE 5C w/ Staging/Kitting, Advanced exchange and MSS extended Warranty for IPADs and IPHONEs

UCC Liens - Secretary of State	3/6/2020	3/6/2015 2015 0943976
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-009, between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: (34) iPad 4 with MSS Services, Staging/Kitting, Advanced exchange & Extended warranty

UCC Liens - Secretary of State	4/3/2020	4/3/2015 2015 1426260
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-010, between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: (39) iPad Air LTE's with MSS Services, Staging/Kitting, Advanced exchange & Extended warranty. MSS Services, Staging/Kitting, Advanced exchange & Extended warranty for (38) iPhones

UCC Liens - Secretary of State	5/7/2020	5/7/2015 2015 1956506
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-011, between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: (50) iPad Air LTE's with MSS Services, Staging/Kitting, Advanced exchange & Extended warranty. MSS Services, Staging/Kitting, Advanced exchange & Extended warranty for (42) iPhones

UCC Liens - Secretary of State	6/16/2020	6/16/2015 2015 2571825
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-012, between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: (56) iPad Air LTE's with MSS Services, Staging/Kitting, Advanced exchange & Extended warranty. MSS Services, Staging/Kitting, Advanced exchange & Extended warranty for (57) iPhones

UCC Liens - Secretary of State	7/6/2020	7/6/2015 2015 2894896
CIT Finance LLC:

 This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (5) MX-M365N SHARP COPIER S/N 55004413, 4500103X, 55007072, 55011661, 4500825Y
  (4) MX-4141N SHARP COPIER S/N: 55011012, 55102684, 55013812, 55102704,
  (2) MX-M365N SHARP COPIER S/N: 4500825Y, 55020504,
  (1) MX-7500N SHARP COPIER S/N: 35111626,
  (1) MX-C312 SHARP COPIER S/N: 45012989,
  (1) MX-M314N SHARP COPIER S/N: 45045697,
  (1) MX-M1054 SHARP COPIER S/N: 55000423,
  (1) MX-B402SC SHARP COPIER S/N: 55000272, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

UCC Liens - Secretary of State	9/10/2020	9/10/2015 2015 3994554
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-023, between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: (11) IPAD AIR LTE'S WITH MSS SERVICES, STAGING/KITTING, ADVANCED EXCHANGE & EXTENDED WARRANTY, (46) IPHONES FOR MSS SERVICES, STAGING/KITTING, ADVANCED EXCHANGE & EXTENDED WARRANTY, (25) IPAD AIR LTE'S ONLY CHARGED FOR STAGING/KITTING-WIPE & RESTORE DEVICE

UCC Liens - Secretary of State	9/29/2020	9/29/2015 2015 4373428
CIT Finance LLC:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (2) MX-M565N S/N: 55018365, 55016157,
  (1) MX-C402SC S/N: 5110174,
  (4) MX-4141N S/N: 55050536, 55092177, 55092097, 55092287,
  (1) MX-8240N S/N: 55106836,
  (1) MX-M754N S/N: 55006677,
  (1) MX-M314N S/N: 55025516,
  (2) MX-C312 S/N: 55114515, 55117457,
  (3) MX-M455N S/N: 55008116, 55008196, 55008306,
  (5) MX-M365N S/N: 55005245, 55008658, 55008299, 55008748, 55008668, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

UCC Liens - Secretary of State	12/29/2020	12/29/2015 2015 6299167
CIT Bank, N.A.:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (1) SHARP M754 COPIER,
  (5) SHARP MX414 COPIERS,
  (1) SHARP MX5141 COPIER,
  (2) SHARP 6240N COPIERS,
  (1) SHARP C312 COPIER,
  (3) SHARP C402SC COPIERS,
  (2) SHARP 3141N COPIERS,
  (5) SHARP 365N COPIERS,
  (4) SHARP 465N COPIERS,
  (2) SHARP 565N COPIERS,
  (6) SHARP 654N COPIERS, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

UCC Liens - Secretary of State	12/29/2021	12/29/2016 2016 8094177
CIT Bank, N.A.:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (2) MX-C301W  S/N: 63007937, 63014708,
  (1) MX-3070N  S/N: 65085037,
  (3) MX-M465N S/N: 65012628, 65011860, 65010199,
  (1) MX-C402SC S/N: 65117498,
  (1) MX-5070N S/N: 65073690,
  (1) MX-4070N S/N: 55097330,
  (2) MX-M754N S/N: 65003764, 55008529, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

UCC Liens - Secretary of State	3/21/2022	3/21/2017 2017 1845772
AT&T Capital Services, Inc.:

All telecommunications and data equipment including but not limited to telephones, modems, private branch exchanges, switchboards, key service units, call distributors, call accounting systems, voice mail systems, cable and wiring and all controllers, computers, laptops, other data transmission devices, and other customer premises equipment including all additions, upgrades and accessions thereto and all proceeds thereof along with any and all other Equipment and other items and rights, leased, licensed, or otherwise provided to Lessee under Schedule No. 001-2272200-014 between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto, including without limitation the following: (8300) Wandera Mobile Security Licenses

Florida
UCC Liens - Secretary of State	3/31/2021	3/31/2016 2016 07090870
CIT Bank, N.A.:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (1) MX-3070N S/N: 55101320,
  (2) MX-4141N S/N:  55017358, 55015068
  (8) MX-M465N S/N: 55004548, 65009401, 5501527Y, 5501509Y, 65010911, 65010321, 65010941, 65010931
  (5) MX-M316N S/N: 65008561, 65008691, 65008641, 65008671, 65008551
  (1) MX-5141N S/N: 5500029Y
  (1) MX-C312 S/N: 55021348
  (5) MX-M654N S/N: 65002561, 65002251, 65001141, 65002901, 65001381
  (1) MX-6240N S/N: 65000361
  (2) MX-5141N S/n; 5500090Y, 5500058Y
  (2) MX-M365N S/N: 55002270, 5502196X
  (2) MX-5141N S/N: 5500104Y, 5500559X
  (1) MX-C312 S/N: 55086280, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

UCC Liens - Secretary of State	7/1/2021	7/1/2016 2016 08052727
CIT Bank, N.A.:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (8) MX-M365N SHARP COPIERS S/N: 5501347Y, 65013992, 65010494, 65011074, 65011334, 65011714, 65011724, 65011284
  (7) MX-5141N SHARP COPIERS S/N: 65042233, 65040703, 65040723, 65041323, 65040273, 65039983, 65040102
  (5) MX-M654N SHARP COPIERS S/N: 65002054, 65002521, 65001631, 5500177X, 65002903
  (4) MX-M465N SHARP COPIERS S/N: 65001594, 65008821, 65026133, 65002884
  (3) MX-4070N SHARP COPIERS S/N: 65128644, 65128894, 65127724
  (2) MX-M565N SHARP COPIERS S/N: 65011052, 65014104
  (2) MX-C301W SHARP COPIERS S/N: 63023961, 63005713
  (1) MX-C312 SHARP COPIER S/N: 65020391
  (1) MX-6240N SHARP COPIER S/N: 65068664, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

UCC Liens - Secretary of State	4/4/2022	4/4/2017 2017 00801080
CIT Bank, N.A.:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (7) M465N S/N: 6501951X, 65010309, 6501939X, 65011300, 6501970X, 65010430, 65009780,
  (4) M365N S/N: 6500742Y, 6500724Y, 6500696Y, 65006599
  (1) M316N S/N: 6502152Y
  (1) 402SC S/N: 6500135Y
  (3) C312 S/N: 65123980, 6503316Y, 65124000
  (1) 3070N S/N: 65036020
   (1) 3570N S/N: 6509504X                                                                                                                                                                                                            (2) 5070N S/N: 6510826X, 72025691, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

UCC Liens - Secretary of State	7/5/2022	7/5/2017 2017 01726392
CIT Bank, N.A.:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (1) MX-5070N S/N: 75068592
  (2) MX-301W S/N: 73016103, 73017004
  (5) MX-M565N S/N: 75035073, 75035053, 6502185X, 75021695, 75022795
  (2) MX-M654N S/N: 75002744, 75002664
  (7) MX-M365N S/N: 75009223, 6501199Y, 75008134, 6500748Y, 75009043, 65007130, 6500872Y
  (3) MX-4070N S/N: 75052423, 75062952, 75066712
  (2) MX-C312 S/N: 65123640, 6503348Y
  (2) MX-M465N S/N: 75015334, 6501922X
  (4) MX-5070N S/N: 75084124, 75054643, 75053813, 75054143
  (1) MX-3070N S/N: 65040270, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

UCC Liens - Secretary of State	10/3/2022	10/3/2017 2017 02813779
CIT Bank, N.A.:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (1) MX-3070N S/N: 75052387
  (1) MX-3570N S/N: 75082388
  (5) MX-4070N S/N: 75080387, 75078407,  75078847, 75072266, 75080787
  (2) MX-5070N S/N: 75088587, 75079416
  (1) MX-6070N S/N: 75086266
  (2) MX-B402SC S/N: 750002172, 75002811
  (3) MX-C301W S/N: 73014241, 73016053, 73016373
  (3) MX-M316N S/N: 75016666, 75010515, 75010395
  (10) MX-365N S/N: 75004965, 75006267, 75005257, 75006845, 75005616, 75004776, 75006017, 75002906, 75005337, 75005167
  (7) MX-M465N S/N: 65023560, 75015937, 75015477, 75011026, 75015017, 75015241, 75014757
  (3) MX-M565N S/N: 75020537, 75019817, 75020517
  (1) MX-M654N S/N: 75001856
  (3) MX-M754N S/N: 75003727X, 75002906, 75003216, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

UCC Liens - Secretary of State	1/2/2023	1/2/2018 2018 03683900
CIT Bank, N.A.:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (2) MX-4070N S/N: 75093209, 75092499
  (1) MX-5070N S/N: 75102709
  (5) MX-M365N S/N: 75007914, 75007407, 75007594, 75008344, 75007854
  (1) MX-M465N S/N: 75009018
  (3) MX-M565N S/N: 75019267, 75023926, 75024586
  (1) MX-M754N S/N: 75005009
  (2) MX-B402… S/N: 75002674, 75000429
  (3) MX-M565N S/N: 75011688, 75023936, 75012158
  (1) XM3150 S/N: 70167PHH0BX7Z, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

UCC Liens - Secretary of State	4/3/2023	4/3/2018 2018 04712661
CIT Bank, N.A.:

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

  (1) XM3150, S/N: 70167PHH0D5NH
  (3) MX-4070N S/N: 75097309, 7501092Y, 7502151Y
  (2) MX-6580N S/N: 7500127X, 7500124X
  (5) MX-B402SC S/N: 5501470Y, 75000200, 75001289, 75000489, 75000509
  (2) MX-C301W S/N: 73016927, 7301322Y
  (3) MX-C402SC S/N: 85000521, 75102023, 75000559
  (2) MX-M316N S/N: 7501574Y, 7501175X
  (7) MX-M3570 S/N: 7501476X, 85006811, 85007071, 85007331, 7510730X, 7501242X, 7510713X
  (5) MX-M4070 S/N: 7501171Y, 7501209Y, 7502119Y, 7512410X, 7507609Y
  (1) MX-M465N S/N: 75008788
  (5) MX-M5070 S/N: 85010261, 7501506Y, 7501558Y, 7501820X, 85010441
  (3) MX-M6070 S/N: 7502027X, 7501864Y, 7501796Y
  (1) MX-M754N S/N: 75004759
  (1) MX-M905 S/N: 7500504Y
  (1) MX-7090N S/N: 85012551, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

Debtor Name:  Vitas Healthcare Corporation of Florida

Jurisdiction/ Filing Office	Thru Date	Filing Date; Number	Secured Party: Collateral
Florida
UCC Liens - Secretary of State	10/3/2021	10/3/16 201609024808
CIT Bank, N.A.

This is a True Lease this UCC-1 Financing Statement is being filed for information purposes only.

(10) MX-M365N S/N: 65006698, 65006618, 65008397, 65008407, 65006628, 65010247, 65010257, 65012437, 65011897, 65012697
() MX-M465N S/N: 65025343, 65021105, 65018177, 65016837, 65018167, 65016687, 65017247
(3) MX-M565N S/N: 65015798, 65016158, 65016856
(5) MX-M654N S/N: 65002961, 65001737, 65002127, 65002107, 65001817
(2) MX-M754N S/N: 65006746, 65004936
(2) MX-4070N S/N: 65111887, 65138774
(1) MX-5070N S/N: 65138774, plus all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof.

Schedule 6.16
Transactions with Affiliates

None.

Schedule 6.18
Subsidiary Covenants

None.

EXHIBIT A-1

FORM OF BORROWER’S IN-HOUSE COUNSEL’S OPINION

Attached

June 20, 2018

To the Administrative Agent and
each of the Lenders party to the
Credit Agreement referenced in
Appendix A below

Re: Chemed Corporation

 Ladies and Gentlemen:

I am General Counsel to Chemed Corporation, a Delaware corporation (the "Borrower"), and in such capacity have acted as counsel to the Borrower and the subsidiaries of the Borrower identified on Schedule I hereto (the "Subsidiaries" and together with the Borrower, collectively, the "Loan Parties"), in connection with the Fourth Amended and Restated Credit Agreement of even date herewith (the "Credit Agreement"), by and among the Borrower, the lenders party thereto (each a "Lender" and collectively, the "Lenders") and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the "Administrative Agent"). This opinion is being delivered to you pursuant to Section 4.1.5(a) of the Credit Agreement. All capitalized terms used and not defined herein have the same meanings herein as set forth in the Credit Agreement.

In that connection, I have examined, caused the examination of, or am otherwise familiar with, originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including:

(i)          the Credit Agreement,

(ii)          the Amended and Restated Pledge and Security Agreement dated as of March 1, 2011 (the "Original Pledge and Security Agreement"), made by the Borrower and certain of its Subsidiaries party thereto, in favor of the Administrative Agent, as supplemented by the Security Agreement Supplements and the Affirmation Agreement referred to below (the Original Pledge and Security Agreement, as supplemented or modified by the Security Agreement Supplements and the Affirmation Agreement, is referred to herein as the "Pledge and Security Agreement"),

(iii)          the Second Amended and Restated Guaranty Agreement dated as of June 30, 2014 (as modified or supplemented by the Affirmation Agreement, the "Guaranty"), made by certain Subsidiaries of the Borrower party thereto, in favor of the Administrative Agent,

(iv)          the Security Agreement Supplement dated as of December 21, 2012 (the "Nurotoco II Security Agreement Supplement"), executed and delivered by Nurotoco of Massachusetts, Inc. II, a Massachusetts corporation,

(v)          the Security Agreement Supplement dated as of December 21, 2012 (the "Nurotoco III Security Agreement Supplement"), executed and delivered by Nurotoco of Massachusetts, Inc. III, a Massachusetts corporation,

(vi)          the Supplement to Security Agreement dated as of January 2, 2013 (the "Roto-Rooter Supplement to Security Agreement" and together with the Nurotoco II Security Agreement Supplement and the Nurotoco III Security Agreement Supplement, the "Security Agreement Supplements"), executed and delivered by Roto-Rooter Services Company, an Iowa corporation,

(vii)          the Omnibus Affirmation of Loan Documents and Modification Agreement, of even date herewith (the "Affirmation Agreement"), executed and delivered by the Borrower and the Subsidiaries party. thereto,

(viii)          the notes to be issued under the Credit Agreement as of the date hereof (the "Notes"), and

(ix)          charter and by-laws or other formation documents, as applicable, for each Loan Party.  The documents described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) of the immediately preceding sentence are sometimes referred to as the "Specified Loan Documents", and the documents described in clauses (i), (vii) and (viii) of the immediately preceding sentence are sometimes referred to as the "New Specified Loan Documents". I have also relied, with respect to certain factual matters, on the representations and warranties of each Loan Party contained in the Specified Loan Documents and have assumed compliance by each Loan Party with the terms of the Specified Loan Documents.

In rendering my opinion, I have assumed (i) the due authorization of the Specified Loan Documents by all parties thereto other than the Subsidiaries incorporated in states other than the State of Delaware and Florida that are identified on Schedule II hereto (the "Covered Subsidiaries") and (ii) each party to the Specified Loan Documents (other than the Covered Subsidiaries) has the full power, authority and legal right to enter into and perform its obligations under the Specified Loan Documents to which it is a party.

Based upon the foregoing, and subject to the qualifications hereinafter set forth, I am of the opinion that:

1.  Each of the Covered Subsidiaries (other than Vitas Healthcare of Texas, L.P.) has all requisite corporate power and authority to conduct its business as now conducted and to execute and deliver the Affirmation Agreement, and to consummate the transactions contemplated by the Specified Loan Documents. Vitas Healthcare of Texas, L.P. has the limited liability partnership power and authority to conduct its business as now conducted and to execute and deliver the Affirmation Agreement, and to consummate the transactions contemplated by the Specified Loan Documents. Each of the Covered Subsidiaries is in good standing in the laws of its respective State of Incorporation (as identified on Schedule II hereto).

2.  Each Loan Party is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except in jurisdictions where the absence of any such qualification could not reasonably be expected to result in a Material Adverse Effect.

3.  The execution and delivery by each Covered Subsidiary of each New Specified Loan Document to which it is a party and the performance by each Covered Subsidiary of its obligations under the Specified Loan Documents, (a) have been duly authorized by all necessary corporate action, limited partnership action or limited liability company action, as applicable, and (b) do not contravene its charter or by-laws or other formation documents, as applicable.

4.  The execution and delivery by each Loan Party of each New Specified Loan Document to which it is a party and the performance by each Loan Party of its obligations under the Specified Loan Documents to which it is a party, (a) do not violate the terms of any indenture, mortgage, deed of trust, loan agreement, lease agreement or any other agreement known to me to which it or any of its properties may be bound and the violation of which could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect and (b) do not result in the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties pursuant to the terms of any contractual restriction binding on it or any of its properties that could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect, other than pursuant to or as permitted by the Loan Documents. My opinion does not extend to compliance by any Loan Party with any financial ratio or limitation in any contractual restriction expressed as a dollar amount (or an amount expressed in another currency) or to performance under any contractual restriction in the Specified Loan Documents to the extent it restricts actions required under the agreements in clause (a) of the preceding sentence.

5.  Each New Specified Loan Document has been duly executed and delivered by each Loan Party that is a party thereto.

6.  To my knowledge, there is no pending or threatened action, suit or proceeding involving any Loan Party before any court or other Governmental Authority or any arbitrator that could reasonably be expected to have a Material Adverse Effect.

7.  No authorization, approval or other action by, and no notice to, consent of, order of or filing with, any United States Federal or Florida, Iowa, Massachusetts, Nevada, Ohio or Texas governmental authority is required to be made or obtained by any of the Covered Subsidiaries (or any Loan Party, with respect to United States federal law) in connection with the execution and delivery of the New Specified Loan Documents to which it is a party or the performance by any such Loan Party of its obligations under the Specified Loan Documents, other than (i) such reports to United States governmental authorities regarding international capital and foreign currency transactions as may be required pursuant to 31 C.F.R. Part 128, (ii) those that have been made or obtained and are in full force and effect or as to which the failure to be made or obtained or to be in full force and effect should not result, individually or in the aggregate, in a Material Adverse Effect on Borrower and its Subsidiaries, taken as a whole, (iii) such registrations, filings and approvals under Federal or state laws as may be necessary in connection with the exercise of remedies or sale of collateral or the granting of additional security interests or guarantees pursuant to the Specified Loan Documents, (iv) such registrations, filings or approvals that are required in order to perfect or record security interests granted under the Specified Loan Documents and (v) such registrations, filings and approvals that may be required because of the legal or regulatory status of any Lender or because of any other facts specifically pertaining to any Lender.

8.   No Loan Party is required to register as an "investment company" as such term is defined in the Investment Company Act of 1940.

I understand that you are satisfying yourselves as to the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Loan Parties under the Loan Documents and I express no opinion thereon. I also express no opinion as to compliance with, or the application or effect of, Federal or state securities laws or regulations (except to the extent set forth in paragraph 9) or the application or effect of any health care laws or regulations to which Vitas Healthcare Corporation or any of its subsidiaries is subject or the necessity of any authorization, approval or action by, or any notice to, consent of, order of, or a filing with, any Governmental Authority pursuant to any such laws or regulations.

I am admitted to practice only in the State of Ohio and I express no other opinion as to matters governed by any laws other than the laws of Delaware, Florida, Iowa, Massachusetts, Nevada, Ohio and Texas and the Federal law of the United States of America.

My opinion is rendered only to the Administrative Agent and the existing Lenders under the Credit Agreement and is solely for their benefit in connection with the above transactions. In addition, I hereby consent to reliance on this opinion by a permitted assignee of a Lender's interest in the Credit Agreement, provided that such permitted assign becomes a Lender on or prior to the 30th day after the date of this opinion. I am opining as to the matters herein only as of the date hereof, and, while you are authorized to deliver copies of this opinion to such permitted assignees and they are permitted to rely on this opinion, the rights to do so do not imply any obligation on my part to update this opinion. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.  Notwithstanding the foregoing, I hereby consent to your furnishing a copy of this opinion letter to: (i) governmental regulatory agencies having jurisdiction over any person permitted to rely on this letter, (ii) as required by any order of any court or governmental authority, (iii) any prospective permitted assignees under the Credit Agreement, (iv) your or an assignee's accountants and lawyers and (v) your or an assignee's auditors and bank examiners in connection with their audit and examination functions; provided, however, in each case, that no such person shall be entitled to rely on this letter

Very truly yours,

APPENDIX A

Addressees

JPMorgan Chase Bank, N.A., a national banking association, individually and as Administrative Agent

Bank of America, N.A.

U.S. Bank National Association

PNC Bank, N.A.

Branch Banking & Trust Company, Inc.

The Huntington National Bank

SCHEDULE I

Comfort Care Holdings Co., a Nevada corporation

Consolidated HVAC, Inc., an Ohio corporation

Jet Resource, Inc., a Delaware corporation

Nurotoco of Massachusetts, Inc., a Massachusetts corporation

Nurotoco of Massachusetts, Inc. II, a Massachusetts corporation

Nurotoco of Massachusetts, Inc. III, a Massachusetts corporation

Roto-Rooter Corporation, an Iowa corporation

Roto-Rooter Development Company, a Delaware corporation

Roto-Rooter Group, Inc., a Delaware corporation

Roto-Rooter Services Company, an Iowa corporation

R.R. UK, Inc., a Delaware corporation

VITAS Healthcare Corporation, a Delaware corporation

VITAS Hospice Services, L.L.C., a Delaware limited liability company

VITAS Healthcare Corporation of California, a Delaware corporation

VITAS Healthcare Corporation of Illinois, a Delaware corporation

VITAS Healthcare Corporation of Florida, a Florida corporation

VITAS Healthcare Corporation of Ohio, a Delaware corporation

VITAS Healthcare Corporation Atlantic, a Delaware corporation

VITAS Healthcare of Texas, L.P., a Texas limited partnership

VITAS Healthcare Corporation Midwest, a Delaware corporation

VITAS Healthcare Corporation of Georgia, a Delaware corporation

VITAS HME Solutions, Inc., a Delaware corporation

VITAS Holdings Corporation, a Delaware corporation

VITAS Solutions, Inc., a Delaware corporation

Hospice Care Incorporated, a Delaware corporation

SCHEDULE II

Comfort Care Holdings Co., a Nevada corporation

Consolidated HVAC, Inc., an Ohio corporation

Nurotoco of Massachusetts, Inc., a Massachusetts corporation

Nurotoco of Massachusetts, Inc. II, a Massachusetts corporation

Nurotoco of Massachusetts, Inc. III, a Massachusetts corporation

Roto-Rooter Corporation, an Iowa corporation

Roto-Rooter Services Company, an Iowa corporation

VITAS Hospice Services, L.L.C., a Delaware limited liability company

VITAS Healthcare of Texas, L.P., a Texas limited partnership

EXHIBIT A-2

FORM OF SQUIRE PATTON BOGGS (US) LLP OPINION

Attached

Squire Patton Boggs (US) LLP 200 South Biscayne Boulevard, Suite 4700 Miami, Florida 33131 O+1 305 577 7000 F+1 305 577 7001 squirepattonboggs.com

June 20, 2018

The Parties listed on Appendix A hereto

Re:            Chemed Corporation Financing

Ladies and Gentlemen:

This firm has acted as special counsel to:

1.	Chemed Corporation, a Delaware corporation (the “Borrower”), and

2.	each of the subsidiaries of the Borrower set forth on Appendix B attached hereto (each, a “Guarantor” and, collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”),

in connection with that certain Fourth Amended and Restated Credit Agreement, dated as of June 20, 2018 (the “Credit Agreement”), among the Borrower, various financial institution parties thereto from time to time, as lenders (the “Lenders”), various financial institution parties thereto from time to time, as issuers of Letters of Credit (the “LC Issuers”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).  This opinion letter is furnished to you pursuant to the requirements set forth in Section 4.1.5(b) of the Credit Agreement in connection with the closing thereunder on the date hereof (the “Closing”).  Unless otherwise defined herein (including Appendix B and Schedule 1 attached hereto and made a part hereof), capitalized terms used herein shall have the meanings set forth in the Credit Agreement.

For purposes of the opinions expressed in this letter, we have examined copies of the documents listed on Schedule 1 (the “Documents”).

The Original Pledge and Security Agreement, the Nurotoco II Security Agreement Supplement, the Norotoco III Security Agreement Supplement and the Guaranty Agreement are hereinafter referred to collectively as the “Previously Executed Documents.”  The Credit Agreement, the Note and the Affirmation Agreement are hereinafter referred to collectively as the "New Financing Agreements" and together with the Previously Executed Documents are hereinafter the referred to as the “Transaction Documents.”

Squire Patton Boggs (US) LLP	June 20, 2018

As used in this opinion letter:  (i) the term “UCC” means the Uniform Commercial Code as in effect on the date hereof in the States of Delaware, Florida and New York, as applicable, and the terms “Delaware UCC”, “Florida UCC” and “New York UCC” mean the Uniform Commercial Code as in effect on the date hereof in the States of Delaware, Florida and New York, respectively; (ii) the terms “account,” “chattel paper,” “debtor,” “deposit account,” “document,” “entitlement order,” “equipment,” “financial asset,” “financing statement,” “fixtures,” “general intangible,” “instrument,” “inventory,” “investment property,” “letter-of-credit right,” “payment intangible,” “proceeds,” “registered organization,” “secured party,” “securities account,” “securities intermediary,” and “security entitlement” have the meanings provided in the UCC; (iii) the term “Security Agreement Collateral” means the respective right, title and interest of the Borrower and each of the Guarantors in and to the accounts, chattel paper, deposit accounts, documents, equipment, general intangibles, instruments, inventory, investment property, letter-of-credit rights, payment intangibles, securities accounts, security entitlements and proceeds identified in the Pledge and Security Agreement (other than the Pledge Agreement Collateral (as hereinafter defined)); and (iv) the term “Pledge Agreement Collateral” means all capital stock or other equity interests held by a Credit Party (other than Excluded Equity Interests (as defined in the Pledge and Security Agreement), directors’ qualifying shares or shares issued to third parties to the extent necessary to satisfy any licensing requirements under applicable law with respect to such Credit Party’s business).

We have reviewed only the Transaction Documents and the other documents and instruments described on Schedule 1 and have made no other investigation or inquiry.  Without limiting the generality of the foregoing, we have not examined or reviewed any document or instrument (other than the Documents), including, without limitation, any document or instrument referred to in the Documents.  We have also relied as to factual matters, without additional investigation, upon the representations of facts set forth in the Documents and in the Officer’s Certificates delivered pursuant to the Credit Agreement or otherwise delivered to us (the “Officer’s Certificates”).

In our examination of the foregoing and in rendering the following opinions, in addition to the assumptions contained elsewhere in this letter, we have, with your consent, assumed without investigation (and we express no opinion regarding the following):

(a)         the genuineness of all signatures and the legal capacity of all individuals who executed Documents on behalf of any of the parties thereto, the accuracy and completeness of each Document submitted for our review, the authenticity of all Documents submitted to us as originals, the conformity to original Documents of all Documents submitted to us as certified or photocopies and the authenticity of the originals of such copies, and the conformity to executed documents of all Documents submitted to us as drafts or conformed copies;

(b)         that each of the parties (other than the Covered Credit Parties) to the Transaction Documents (other than the Previously Executed Documents) is a duly organized or created, validly existing entity in good standing under the laws of the jurisdiction of its organization or creation, and that as of the execution and delivery of the Previously Executed Documents each of the parties to such Previously Executed Documents was a duly organized or created, validly existing entity in good standing under the laws of the jurisdiction of its organization or creation;

Squire Patton Boggs (US) LLP	June 20, 2018

(c)         the due execution and delivery of the Transaction Documents (other than the Previously Executed Documents) by all parties thereto (other than the Covered Credit Parties) and the due execution and delivery of the Previously Executed Documents by all the parties thereto;

(d)         that all parties (other than the Covered Credit Parties) to the Transaction Documents have the power and authority to execute and deliver such Transaction Documents (other than the Previously Executed Documents) and to perform their respective obligations under such Transaction Documents;

(e)         that each of the parties thereto has and had, at all times from and after the execution and delivery of the Previously Executed Documents, the power and authority to execute, deliver and perform the Previously Executed Documents to which it is a party;

(f)         that each of the Transaction Documents is the legal, valid and binding obligation of each party thereto (other than the Credit Parties), enforceable in each case against each such party in accordance with its respective terms;

(g)         each of the Credit Parties has “rights” in their respective Security Agreement Collateral and Pledge Agreement Collateral and “value” has been given, as contemplated by the UCC;

(h)         that the conduct of the parties to the Transaction Documents has complied with all applicable requirements of good faith, fair dealing and conscionability;

(i)         that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Transaction Documents (except as specifically set forth in the Transaction Documents);

(j)         that none of the addressees of this letter knows that the opinions set forth herein are incorrect and there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence relating to the matters which are the subject of our opinions; and

(k)         that, for purposes of the opinion set forth in paragraph 9 below, we have assumed, without any independent verification or investigation, that no Lender is a member of a national securities exchange or broker or dealer under Section 7 of the Exchange Act or the Margin Regulations (as defined below).

For purposes of the opinions expressed below, we have made the following additional assumptions:  (i) that the filing of the Financing Statements in the applicable filing office of the State of Delaware (the “Delaware Filing Office”) or the applicable filing office of the State of Florida (the “Florida Filing Office”), in each case with the appropriate fees and recordation taxes (if any) paid, occurred promptly after the execution and delivery of the Original Pledge and Security Agreement, the Nurotoco II Security Agreement Supplement or the Nurotoco III Security Agreement Supplement, as the case may be (and soon enough to qualify as part of a “substantially contemporaneous exchange” within the meaning of 11 U.S.C. § 547 (c)(1)); and (ii) that each of the Covered Credit Parties is a registered organization “organized solely” under the law of the State of Delaware or the State of Florida within the meaning of §9-102(a)(70) of the UCC.  Insofar as they relate to collateral constituting proceeds, our opinions in paragraphs 6 and 7 are subject to the limitations in §9‑315 of the New York UCC, the Florida UCC and the Delaware UCC.  We call your attention to the fact that security interests in certain categories of the Collateral may be subject to perfection by means other than or in addition to the filing of financing statements.

Squire Patton Boggs (US) LLP	June 20, 2018

We have assumed that the provisions of the applicable Certificate of Incorporation or LLC Agreement (as defined in Schedule 1) relating to the powers of, and authorization and execution of agreements by, each of the Delaware Covered Credit Parties would be enforced by Delaware law as written.

For purposes of the opinions expressed in paragraphs 4 and 5 below, we have made the following further assumptions:  (i) that all orders, judgments, decrees, agreements and contracts would be enforced as written; (ii) that none of the Credit Parties will in the future take any discretionary action (including a decision not to act) permitted under the Transaction Documents that would result in a violation of law or constitute a breach or default under any order, judgment, decree, agreement or contract; (iii) that the Credit Parties will obtain all permits and governmental approvals required in the future, and take all actions required, which are relevant to subsequent consummation of the transactions contemplated under the Transaction Documents or subsequent performance of the Transaction Documents; and (iv) that all parties to the Transaction Documents will act in accordance with, and will refrain from taking action that is forbidden by, the terms and conditions of the Transaction Documents.

For the purposes of the opinion expressed in paragraph 7 below, we have made the additional assumptions that, (i) apart from the Pledge and Security Agreement neither the Administrative Agent nor any other Lender has any “adverse claim” (as defined in Section 8-102(a)(1) of the New York UCC, the Florida UCC and the Delaware UCC) or “notice of adverse claim” (as defined in Section 8-105 of the New York UCC, the Florida UCC and the Delaware UCC) in respect of any of the Pledged Collateral Security, and (ii) none of the Pledge Agreement Collateral is comprised of certificated securities.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect:

1.
as to the opinions expressed in paragraphs (x) 1(a), 2, 3(a), 4(a), and 5, the Limited Liability Company Act of the State of Delaware (the “Delaware LLC Act”), the General Corporation Act of the State of Delaware (the “Delaware General Corporation Act”) and (y) 1(b), 2, 3(b), 4(b), and 5, the Business Corporation Act of the State of Florida (the “Florida Business Corporation Act”);

2.
as to the opinion expressed in paragraph 9, Securities Exchange Act of 1934 (the “Exchange Act”) and Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224, respectively the (the “Margin Regulations”);

3.	as to the opinions expressed in paragraphs 6 and 7, Articles 1, 8 and 9 of the UCC;

Squire Patton Boggs (US) LLP	June 20, 2018

4.
as to the opinions expressed in paragraphs 3(a)-(c), except to the extent excluded below, internal New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level) (“New York Contract Law”);

5.
as to the opinions expressed in paragraphs 4(b), 5 and 8, except to the extent excluded below, internal New York law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level);

6.	as to the opinions expressed in paragraphs 4(b) and 5, except to the extent excluded below, federal statutes and regulations;

provided, however, that the laws described above shall not include (and we express no opinion as to) federal or state securities (other than, for the limited purpose of the opinion expressed in paragraph 9 below, the Securities Exchange Act of 1934 (the “Exchange Act”), and the regulations promulgated thereunder and the Margin Regulations), antitrust, unfair competition, banking (other than, for the limited purpose of the opinion expressed in paragraph 9 below, the Margin Regulations), aviation, energy (including, without limitation, the Public Utility Holding Company Act of 2005, the Public Utility Regulatory Policies Act of 1978, the Federal Power Act, the Energy Policy Act of 2005, or any regulations promulgated under any of such Acts, environmental, land use, building or construction, labor, employee rights and benefits, or occupational safety and health, healthcare or tax laws or regulations, and we express no opinion as to any other laws or regulations not expressly identified above; and further provided that, with respect to clauses 4, 5 and 6 above, the opinions referred to therein are based upon a review of those laws and regulations (in each case, not excluded above) that, in our experience, are generally recognized as applicable to the transactions contemplated in the Transaction Documents.  The New York state law identified in clause 5 above, subject to the exclusions and limitations set forth in the proviso in the next preceding sentence, is referred to herein as “Applicable New York Law”; and the federal law identified in clause 6 above, subject to the exclusions and limitations set forth in the proviso in the next preceding sentence, is referred to herein as “Applicable Federal Law.”  We assume, with your permission, that nothing in any laws, rules, regulations or public policies of any jurisdiction (other than the laws covered by this opinion letter for the respective opinions expressed herein, as provided above) would affect any of the opinions expressed herein.  References to provisions of the UCC identified based on their section numbers in the Official Text of the Uniform Commercial Code 13 (as promulgated by the American Law Institute and the National Conference of Commissioners on Uniform State Laws) shall be deemed to be references to the corresponding provisions of the Delaware UCC, the Florida UCC and the New York UCC, as applicable, and in the case of the Delaware UCC, as set forth in the CCH Secured Transactions Guide without regard, as applicable, to judicial interpretations thereof or any regulations promulgated thereunder or any other laws of the State of Delaware.

Nothing herein shall be construed to cause us to be considered “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended.

Squire Patton Boggs (US) LLP	June 20, 2018

Based solely upon our examination and consideration of the Documents, and in reliance thereon, and in reliance upon the factual statements and representations contained in the Documents, and our consideration of such matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein, and subject to the exceptions, limitations, qualifications and assumptions expressed herein, we are of the opinion that:

1.         Based solely on our review of the relevant certificates of good standing described on Schedule 1, (a) each of the Delaware Covered Credit Parties validly exists as a corporation or limited liability company, as the case may be, and is in good standing under the laws of the State of Delaware, and (b) each of the Florida Covered Credit Parties validly exists as a corporation and its status is active under the laws of the State of Florida.

2.         Each of the Covered Credit Parties has the corporate or limited liability company power, as the case may be, to execute and deliver the New Financing Agreements to which it is a party and to perform its obligations under the Transaction Documents to which it is a party.  The execution and delivery by each of the Covered Credit Parties of the New Financing Agreements to which it is a party and the performance of each Transaction Document to which it is a party, have been duly authorized by all necessary corporate or limited liability company power, as the case may be, of such Covered Credit Party.

3.         (a)            Each of the New Financing Agreements to which each Delaware Covered Credit Party is a party has been duly executed and delivered on behalf of each such Delaware Covered Credit Party under the Delaware General Corporations Act or the Delaware LLC Act, as the case may be, and (to the extent applicable thereto) New York Contract Law.

(b)        Each of the New Financing Agreements to which each Florida Covered Credit Party is a party has been duly executed and delivered on behalf of each such Florida Covered Credit Party under the Florida Business Corporations Act and (to the extent applicable thereto) New York Contract Law.

(c)         Each of the Transaction Documents to which a Credit Party is a party constitutes a valid and binding obligation of each such Credit Party enforceable against such Credit Party in accordance with its terms.

4.         The execution and delivery on the date hereof of the New Financing Agreements and the performance by each Credit Party of the Transaction Documents to which it is a party do not (a)  with respect to each Covered Credit Party, violate the Delaware LLC Act, Delaware General Corporations Act or the Florida Business Corporation Act, as the case may be, or the Organizational Documents of each such Covered Credit Party or (b) violate the provisions of Applicable Federal Law or Applicable New York Law.

5.         No approval or consent of, or registration or filing with, any federal governmental agency, the Office of the Secretary of State of the State of Delaware, Office of the Secretary of State of the State of Florida or the Office of the Secretary of State of the State of New York is required to be obtained or made by any Credit Party under (i) Applicable Federal Law, (ii) in the case of the Covered Credit Parties, the Delaware LLC Act, the Delaware General Corporations Act or the Florida Business Corporations Act, as applicable, or (iii) Applicable New York Law, in connection with the execution and delivery on the date hereof of the New Financing Agreements to which it is a party or the performance by it of the Transaction Documents to which it is a party (other than any approvals, consents, authorizations, orders or registrations or filings necessary to perfect the liens and security interests created pursuant to the Transaction Documents).

Squire Patton Boggs (US) LLP	June 20, 2018

6.         To the extent Article 9 of the New York UCC is applicable, after giving effect to the execution, delivery and performance by the Credit Parties of their respective obligations under the New Financing Agreements as of the date hereof, the security interest in that portion of the relevant Security Agreement Collateral in which a security interest may be perfected currently by filing a financing statement under the Delaware UCC or the Florida UCC, as the case may be, will remain perfected pursuant to the relevant Financing Statements to the extent provided for in the New York UCC.

7.         To the extent Articles 8 and 9 of the New York UCC are applicable, after giving effect to the execution, delivery and performance by the Credit Parties of their respective obligations under the New Financing Agreements as of the date hereof, the security interest in that portion of the relevant Pledge Agreement Collateral in which a security interest may be perfected currently by filing a financing statement under the Delaware UCC or the Florida UCC, as the case may be, will remain perfected pursuant to the relevant Financing Statement to the extent provided for in the New York UCC.

8.         Under and subject to the terms of Section 5-1401 of the New York General Obligations Law to the extent applicable, the choice of New York law as the governing law under the New Financing Agreements would be given effect in the New York state and federal courts applying New York law on the issue of choice of law.

9.         Assuming that the Borrower complied with and continues to comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Credit Agreement by the Borrower will not violate Section 7 of the Exchange Act or the Margin Regulations.

The opinions set forth above are subject to the following qualifications:

A.         The enforceability of each of the Transaction Documents is subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other laws affecting creditors’ rights generally, considerations of public policy and general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.  Without limiting the generality of the foregoing, we express no opinion concerning:

 (i)         any purported waiver of legal rights of any of the Credit Parties under any of the Transaction Documents, or any purported consent thereunder, relating to the rights of any of the Credit Parties (including, without limitation, marshaling of assets, reinstatement and rights of redemption, if any), or duties owing to any of them, existing as a matter of law (including, without limitation, any waiver of any provision of the New York UCC, the Florida UCC or the Delaware UCC), except to the extent any of the Credit Parties may so waive and has effectively so waived (whether in any of the Transaction Documents or otherwise); or

Squire Patton Boggs (US) LLP	June 20, 2018

(ii)         the enforceability of any provisions in the Transaction Documents (a) restricting access to legal or equitable redress or otherwise, requiring submission to the jurisdiction of the courts of a particular state where enforcement thereof is deemed to be unreasonable in light of the circumstances or waiving any rights to object to venue or inconvenient forum, (b) providing for specific performance or the appointment of a receiver, (c) providing that any party’s failure to exercise any right, remedy or option under any of the Transaction Documents shall not operate as a waiver or that a selection of a remedy will not limit the availability of another remedy, (d) purporting to establish evidentiary standards for suits or proceedings to enforce any of the Transaction Documents, (e) allowing any party to declare indebtedness to be due and payable without notice, (f) providing for the reimbursement by the non-prevailing party of the prevailing party’s legal fees and expenses; (g) that include hold harmless, contribution or indemnification provisions to the extent such provisions may be limited by applicable laws or public policy, (h) providing that forum selection clauses are binding on the court or courts in the forum selected, (i) releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own actions or inactions, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (j) where the unenforceability of any provision of any of the Transaction Documents would result in a material failure of consideration with respect to such document, providing that the remainder of such document is enforceable, (k) limiting judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, including, without limitation, provisions for liquidated damages or an increased rate of interest or charges in connection with a default, (l) that deny a party which has materially failed to render or offer performance required by any of the Transaction Documents the opportunity to cure that failure unless permitting a cure would unreasonably hinder the non-defaulting party from making substitute arrangements for performance, (m) that purport to grant rights of setoff to parties which are not in privity of contract with the party against whom such setoff is sought or with whom such parties do not share an identity of obligations, (n) which purport to establish methods for the service of process which are not permitted pursuant to applicable law, (o) providing for the waiver of any right to trial by jury, (p) providing for any confession of judgment, (q) that provide that oral modifications, course of conduct and course of dealing shall not be effective to modify or amend any provisions of any of the Transaction Documents, (r) that purport to waive the rights of any party to seek a stay or other relief in any bankruptcy, insolvency or other action affecting the rights of creditors generally, (s) that purport to modify the terms of, or otherwise waive any party’s right to assert any, applicable statute of limitations under applicable law, or (t) that purport to resolve any inconsistency or conflict between or among any of the Transaction Documents in favor any particular party.

Squire Patton Boggs (US) LLP	June 20, 2018

B.         The foregoing opinions are subject to applicable laws with respect to statutory limitations of the time periods for bringing actions.

C.         In rendering the opinions expressed in this letter, we have made no examination and express no opinion with respect to (1) title to any of the collateral contemplated to be encumbered pursuant to the provisions of any of the Transaction Documents (the “Collateral”), (2) the nature or extent of any of the Credit Parties’ rights in, or title to, the Collateral, (3) the nature or extent of any other party’s rights in, or title to, the Collateral, (4) except to the limited extent set forth in paragraphs 6 and 7, the existence or nonexistence of liens, security interests, charges or encumbrances thereon or therein actually of record or otherwise, or (5) the priority of any liens on any part of the Collateral or, except to the limited extent set forth in paragraphs 6 and 7, the creation or perfection of any liens on any part of the Collateral.

D.         We do not express any opinion regarding the effectiveness of any of the Transaction Documents to convey title to any assets or to establish, perfect or maintain any security interests therein or otherwise to grant to the Administrative Agent or any other Person any right or interest therein, to the extent that the conveyance of which or the granting in or in respect of which any such other rights or interests may be governed or regulated by federal law, including, without limitation, any patents, copyrights, licenses or any federally registered trademarks or other intellectual property.

E.         Our opinions above are further qualified as follows:

(i)         in the case of the Collateral, Article 9 of the New York UCC, the Florida UCC and the Delaware UCC, as the case may be, requires the filing of continuation statements within the period of six months prior to the expiration of five years from the date of the original filings (and each fifth year anniversary thereafter) in order to maintain the effectiveness of the original Financing Statements;

(ii)         additional filings or actions may also be necessary if (a) the applicable debtor changes its name, identity or business structure so as to make the applicable Financing Statement seriously misleading, (b) the jurisdiction in which the applicable debtor’s location (as contemplated in the New York UCC, the Florida UCC and the Delaware UCC, as the case may be), or the jurisdiction in which any of the Collateral is located, changes, (c) a new debtor acquires rights in Collateral subject to a lien perfected by a financing statement naming the original debtor and the difference between the name of the original debtor and the new debtor causes the applicable Financing Statement to be seriously misleading, or (e) Collateral is transferred to a Person who becomes a debtor and is located in another jurisdiction;

Squire Patton Boggs (US) LLP	June 20, 2018

(iii)         we express no opinion with respect to any Collateral that consists of or will consist of consumer goods or items which are subject to a statute or treaty of the United States which provides a national or international registration or a national or international certificate of title for the perfection of the security interest therein or which specifies a place of filing different from the Delaware Filing Office or the Florida Filing Office, or otherwise governs the rights of parties to and third parties affected by transactions in property of such type;

(iv)         we further express no opinion with respect to the effects of a subsequent bankruptcy filing by the applicable debtor or any other Person upon the Administrative Agent’s security interest in “after-acquired” property of the party or parties so filing which was acquired after such filing;

(v)         we express no opinion with respect to any Collateral to the extent that the Delaware UCC, the Florida UCC or the New York UCC does not apply; and

(vi)         we express no opinion with respect to any Collateral that is held by a sub-agent to the extent that as a result thereof the Administrative Agent ceases to retain “control” of such Collateral as contemplated in §9-314 of the New York UCC, the Florida UCC and the Delaware UCC.

F.         We express no opinion as to the validity or enforceability of setoff provisions in the Transaction Documents to the extent such provisions grant setoff rights other than as provided in Section 151 of the Debtor and Creditor Law of the State of New York.

G.         We express no opinion as to the enforceability of any provision of the Transaction Documents relating to indemnification, contribution or exculpation in connection with violations of securities laws.

H.         We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any claim relating to any of the Documents where proper jurisdiction under United States federal law and the Federal Rules of Civil Procedure does not exist.

I.          We express no opinion as to the enforceability of any provision granting any party a power of attorney to act on behalf of another party or any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by any Credit Party to the extent limited by applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty or defense or a ground for, or a circumstance that would operate as, a discharge or release otherwise existing or occurring as a matter of law (including judicial decisions).

J.         We have relied on New York General Obligations Law Section 5-1401 and our opinion is subject to the qualification that (i) enforceability may be limited by public policy considerations of any jurisdiction in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought, and (ii) any provision of the Transaction Documents is not enforceable to the extent provided in Section 1-105 of the New York UCC.

Squire Patton Boggs (US) LLP	June 20, 2018

K.         We render no opinion regarding the validity, binding effect or enforceability of any “swap” as defined in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) entered into by the Credit Parties, or any guaranty or security interest provided under the New Financing Agreements by the Credit Parties with respect to any swap, in each case only to the extent that any of the Credit Parties party to such “swap” or providing such guaranty is not an “Eligible Contract Participant” (as such term is defined in the Dodd-Frank Act).

L.         Furthermore, our opinions set forth above are also subject to the effect of generally applicable rules of law that (i) provide that forum selection clauses in contracts are not necessarily binding and are subject to judicial discretion and (ii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable.

This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein.  We have assumed no obligation to advise you beyond the opinions specifically expressed herein.

The opinions expressed herein are as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances which may come to our attention or any changes in law which may occur.

This opinion letter has been prepared solely for your use in connection with the Closing under the Credit Agreement on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, and should not be filed with or furnished to any governmental agency or other Person, without the prior written consent of this firm; provided, however, that any Person that becomes a Lender may rely upon this opinion letter to the same extent as (but no greater extent than) the addressees of this opinion letter, it being understood that (w) this opinion speaks only as of the date hereof, (x) this firm will have no responsibility or obligation to update this opinion letter or to consider its applicability or correctness as to any Person other than the addressees, (y) any such reliance by a future Lender must be actual and reasonable under the circumstances existing at the time of the assignment, including any changes in law, facts or any other developments known or reasonably knowable by the Lender at such time, and (z) no such reliance will have any effect on the scope, phrasing or originally intended use of this opinion letter, and on the further condition that this firm will not be liable to any such Person in circumstances where this firm would not be liable to the addressees hereof.  . Notwithstanding the foregoing, we hereby consent to your furnishing a copy of this opinion letter to: (i) governmental regulatory agencies having jurisdiction over any person permitted to rely on this letter, (ii) as required by any order of any court or governmental authority, (iii) any prospective permitted assignees under the Credit Agreement, (iv) your or an assignee’s accountants and lawyers and (v) your or an assignee’s auditors and bank examiners in connection with their audit and examination functions; provided, however, in each case, that no such person shall be entitled to rely on this letter.

Squire Patton Boggs (US) LLP	June 20, 2018

Respectfully submitted,

SQUIRE PATTON BOGGS (US) LLP

APPENDIX A

Addressees

JPMorgan Chase Bank, N.A., a national banking association, individually and as Administrative Agent

Bank of America, N.A.

U.S. Bank National Association

PNC Bank, N.A.

Branch Banking & Trust Company, Inc.

The Huntington National Bank

APPENDIX B

Comfort Care Holdings Co., a Nevada corporation

Consolidated HVAC, Inc., an Ohio corporation

Jet Resource, Inc., a Delaware corporation

Nurotoco of Massachusetts, Inc., a Massachusetts corporation

Nurotoco of Massachusetts, Inc. II, a Massachusetts corporation

Nurotoco of Massachusetts, Inc. III, a Massachusetts corporation

Roto-Rooter Corporation, an Iowa corporation

Roto-Rooter Development Company, a Delaware corporation

Roto-Rooter Group, Inc., a Delaware corporation

Roto-Rooter Services Company, an Iowa corporation

R.R. UK, Inc., a Delaware corporation

VITAS Healthcare Corporation, a Delaware corporation

VITAS Hospice Services, L.L.C., a Delaware limited liability company

VITAS Healthcare Corporation of California, a Delaware corporation

VITAS Healthcare Corporation of Illinois, a Delaware corporation

VITAS Healthcare Corporation of Florida, a Florida corporation

VITAS Healthcare Corporation of Ohio, a Delaware corporation

VITAS Healthcare Corporation Atlantic, a Delaware corporation

VITAS Healthcare of Texas, L.P., a Texas limited partnership

VITAS Healthcare Corporation Midwest, a Delaware corporation

VITAS Healthcare Corporation of Georgia, a Delaware corporation

VITAS HME Solutions, Inc., a Delaware corporation

VITAS Holdings Corporation, a Delaware corporation

VITAS Solutions, Inc., a Delaware corporation

Hospice Care Incorporated, a Delaware corporation

Each of the entities listed above as being organized under the laws of the State of Delaware are sometimes collectively referred to herein as the “Delaware Covered Credit Parties”.

Each of the entities listed above as being organized under the laws of the State of Florida are sometimes collectively referred to herein as the “Florida Covered Credit Parties” and, together with the Delaware Covered Credit Parties, the “Covered Credit Parties”.

SCHEDULE 1
TO
OPINION OF SQUIRE PATTON BOGGS (US) LLP

DOCUMENTS

1.	Executed copy of the Credit Agreement.

2.
The Amended and Restated Pledge and Security Agreement, dated as of March 1, 2011 (the “Original Pledge and Security Agreement”), made by the Borrower and certain of its Subsidiaries parties thereto, in favor of the Administrative Agent, as supplemented by the Security Agreement Supplements referred to below and after giving effect to the effectiveness of the Credit Agreement and the Affirmation Agreement (the Original Pledge and Security Agreement, as supplemented by the Security Agreement Supplements and after giving effect to the effectiveness of the Credit Agreement and the Affirmation Agreement, is referred to herein as the “Pledge and Security Agreement”).

3.
The Second Amended and Restated Guaranty Agreement, dated as of June 30, 2014, made by certain Subsidiaries of the Borrower party thereto, in favor of the Administrative Agent (after giving effect to the effectiveness of the Credit Agreement and the Affirmation Agreement).

4.
The Security Agreement Supplement dated as of December 21, 2012 (the “Nurotoco II Security Agreement Supplement”), executed and delivered by Nurotoco of Massachusetts, Inc. II, a Massachusetts corporation.

5.
The Security Agreement Supplement dated as of December 21, 2012 (the “Nurotoco III Security Agreement Supplement” and, together with the Nurotoco II Security Agreement Supplement, collectively, the “Security Agreement Supplements”), executed and delivered by Nurotoco of Massachusetts, Inc. II, a Massachusetts corporation.

6.
The Omnibus Affirmation of Loan Documents and Modification Agreement, dated as of the date hereof (the “Affirmation Agreement”), executed and delivered by the Borrower and the Subsidiaries parties thereto.

7.	Executed copy of the Note, dated as of the date hereof (the “Note”), issued by the Borrower in favor of PNC Bank National Association in the original principal amount of $60,000,000.

8.	UCC Filings set forth on Schedule 2 hereto (collectively, the “Financing Statements”).

9.	Organizational Documents of the Credit Parties set forth on Schedule 3 hereto (the “Organizational Documents”

SCHEDULE 2
TO
OPINION OF SQUIRE PATTON BOGGS (US) LLP

FINANCING STATEMENTS



Name of Debtor	Secured Party	UCC Filing Number	Jurisdiction	Expiration Date
Chemed Corporation	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682102	Delaware	5/3/2022
Chemed Corporation	JPMorgan Chase Bank, National Association, as Administrative Agent	20124967768	Delaware	12/19/2022
Comfort Care Holdings Co.	JPMorgan Chase Bank, National Association, as Administrative Agent	2007014553-3	Nevada	5/4/2022
Consolidated HVAC, Inc.	JPMorgan Chase Bank, National Association, as Administrative Agent	OH00114803968	Ohio	5/4/2022
Hospice Care Incorporated	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682508	Delaware	5/3/2022
Jet Resource, Inc.	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682524	Delaware	5/3/2022
Nurotoco of Massachusetts Inc.	JPMorgan Chase Bank, National Association, as Administrative Agent	200756597560	Massachusetts	5/4/2022
Nurotoco of Massachusetts Inc. II	JPMorgan Chase Bank, National Association, as Administrative Agent	201301048090	Massachusetts	1/4/2023
Nurotoco of Massachusetts Inc. III	JPMorgan Chase Bank, National Association, as Administrative Agent	201301048180	Massachusetts	1/4/2023
R.R. UK, Inc.	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682565	Delaware	5/3/2022
Roto-Rooter Corporation	JPMorgan Chase Bank, National Association, as Administrative Agent	P553195-4	Iowa	5/4/2017
Roto-Rooter Development Company	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682532	Delaware	5/3/2022
Roto-Rooter Group, Inc.	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682540	Delaware	5/3/2022
Roto-Rooter Services Company	JPMorgan Chase Bank, National Association, as Administrative Agent	P553194-8	Iowa	5/4/2022
Vitas Healthcare Corporation	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682599	Delaware	5/3/2022
Vitas Healthcare Corporation of Florida	JPMorgan Chase Bank, National Association, as Administrative Agent	200705467587	Florida	5/4/2022
Vitas Solutions, Inc.	JPMorgan Chase Bank, National Association, as Administrative Agent	20110756232	Delaware	3/1/2021
Vitas Healthcare Corporation of California	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682607	Delaware	5/3/2022
Vitas Healthcare Corporation of California	JPMorgan Chase Bank, National Association, as Administrative Agent	20124968519	Delaware	12/19/2022
Vitas Healthcare Corporation of Georgia	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682631	Delaware	5/3/2022
Vitas Healthcare Corporation of Georgia	JPMorgan Chase Bank, National Association, as Administrative Agent	20124968527	Delaware	12/19/2022
Vitas Healthcare Corporation of Illinois	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682656	Delaware	5/3/2022
Vitas Healthcare Corporation of Illinois	JPMorgan Chase Bank, National Association, as Administrative Agent	20124968550	Delaware	12/19/2022
Vitas Healthcare Corporation of Ohio	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682672	Delaware	5/3/2022
Vitas Healthcare Corporation of Ohio	JPMorgan Chase Bank, National Association, as Administrative Agent	20124968600	Delaware	12/19/2022
Vitas Healthcare Corporation Atlantic	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682698	Delaware	5/3/2022
Vitas Healthcare Corporation Atlantic	JPMorgan Chase Bank, National Association, as Administrative Agent	20124968634	Delaware	12/19/2022
Vitas HME Solutions, Inc.	JPMorgan Chase Bank, National Association, as Administrative Agent	20071678662	Delaware	5/3/2022
Vitas Holdings Corporation	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682714	Delaware	5/3/2022
Vitas Healthcare Corporation Midwest	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682706	Delaware	5/3/2022
Vitas Healthcare of Texas, L.P.	JPMorgan Chase Bank, National Association, as Administrative Agent	07-0015058278	Texas	5/3/2022
Vitas Hospice Services, L.L.C.	JPMorgan Chase Bank, National Association, as Administrative Agent	20071682748	Delaware	5/3/2022

SCHEDULE 3
TO
OPINION OF SQUIRE PATTON BOGGS (US) LLP

ORGANIZATIONAL DOCUMENTS

1.	Organizational Documents of Chemed Corporation:

a.
Certificate of the Secretary of Chemed Corporation, with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of Chemed Corporation, issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of Chemed Corporation executing the Transaction Documents on behalf of Chemed Corporation.

2.	Organization Documents of Jet Resources, Inc.:

a.
Certificate of the Secretary of Jet Resources, Inc., with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of Jet Resources, Inc., issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of Jet Resources, Inc., executing the Transaction Documents on behalf of Jet Resources, Inc.

3.	Organizational Documents of Roto-Rooter Development Company:

a.
Certificate of the Secretary of Roto-Rooter Development Company, with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of Roto-Rooter Development Company, issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of Roto-Rooter Development Company executing the Transaction Documents on behalf of Roto-Rooter Development Company.

4.	Organizational Documents of Roto-Rooter Group, Inc.:

a.
Certificate of the Secretary of Roto-Rooter Group, Inc., with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of Roto-Rooter Group, Inc., issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of Roto-Rooter Group, Inc., executing the Transaction Documents on behalf of Roto-Rooter Group, Inc.

5.	Organizational Documents of R.R. UK, Inc.:

a.
Certificate of the Secretary of R.R. UK, Inc., with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of R.R. UK, Inc., issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of R.R. UK, Inc., executing the Transaction Documents on behalf of R.R. UK, Inc.

6.	Organizational Documents of VITAS Healthcare Corporation:

a.
Certificate of the Secretary of VITAS Healthcare Corporation, with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of VITAS Healthcare Corporation, issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of VITAS Healthcare Corporation, executing the Transaction Documents on behalf of VITAS Healthcare Corporation.

7.	Organizational Documents of VITAS Hospice Services L.L.C.:

a.
Certificate of the Secretary of VITAS Hospice Services L.L.C., with respect to (i) the Certificate of Formation, as amended to date, (ii) the Certificate of Good Standing of VITAS Hospice Services L.L.C., issued by the Secretary of State of Delaware, (iii) the resolutions of the sole member of VITAS Hospice Services L.L.C., approving the transactions contemplated pursuant to the Transaction Documents, and (iv) the incumbency and specimen signatures of the officers of VITAS Hospice Services L.L.C., executing the Transaction Documents on behalf of VITAS Hospice Services L.L.C.

8.	Organizational Documents of VITAS Healthcare Corporation of California:

a.
Certificate of the Secretary of VITAS Healthcare Corporation of California, with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of VITAS Healthcare Corporation of California, issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of VITAS Healthcare Corporation of California, executing the Transaction Documents on behalf of VITAS Healthcare Corporation of California.

9.	Organizational Documents of VITAS Healthcare Corporation of Illinois:

a.
Certificate of the Secretary of VITAS Healthcare Corporation of Illinois, with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of VITAS Healthcare Corporation of Illinois, issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of VITAS Healthcare Corporation of Illinois, executing the Transaction Documents on behalf of VITAS Healthcare Corporation of Illinois.

10.	Organizational Documents of VITAS Healthcare Corporation of Ohio:

a.
Certificate of the Secretary of VITAS Healthcare Corporation of Ohio, with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of VITAS Healthcare Corporation of Ohio, issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of VITAS Healthcare Corporation of Ohio, executing the Transaction Documents on behalf of VITAS Healthcare Corporation of Ohio.

11.	Organizational Documents of VITAS Healthcare Corporation of Atlantic:

a.
Certificate of the Secretary of VITAS Healthcare Corporation of Atlantic, with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of VITAS Healthcare Corporation of Atlantic, issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of VITAS Healthcare Corporation of Atlantic, executing the Transaction Documents on behalf of VITAS Healthcare Corporation of Atlantic.

12.	Organizational Documents of VITAS Healthcare Corporation Midwest:

a.
Certificate of the Secretary of VITAS Healthcare Corporation Midwest, with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of VITAS Healthcare Corporation Midwest, issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of VITAS Healthcare Corporation Midwest, executing the Transaction Documents on behalf of VITAS Healthcare Corporation Midwest.

13.	Organizational Documents of VITAS Healthcare Corporation of Georgia:

a.
Certificate of the Secretary of VITAS Healthcare Corporation of Georgia, with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of VITAS Healthcare Corporation of Georgia, issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of VITAS Healthcare Corporation of Georgia, executing the Transaction Documents on behalf of VITAS Healthcare Corporation of Georgia.

14.	Organizational Documents of VITAS HME Solutions, Inc.:

a.
Certificate of the Secretary of VITAS HME Solutions, Inc., with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of VITAS HME Solutions, Inc., issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of VITAS HME Solutions, Inc., executing the Transaction Documents on behalf of VITAS HME Solutions, Inc.

15.	Organizational Documents of VITAS Holdings Corporation:

a.
Certificate of the Secretary of VITAS Holdings Corporation, with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of VITAS Holdings Corporation, issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of VITAS Holdings Corporation, executing the Transaction Documents on behalf of VITAS Holdings Corporation.

16.	Organizational Documents of VITAS Solutions, Inc.:

a.
Certificate of the Secretary of VITAS Solutions, Inc., with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of VITAS Solutions, Inc., issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of VITAS Solutions, Inc., executing the Transaction Documents on behalf of VITAS Solutions, Inc.

17.	Organizational Documents of Hospice Care Incorporated:

a.
Certificate of the Secretary of Hospice Care Incorporated, with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Good Standing of Hospice Care Incorporated, issued by the Secretary of State of Delaware, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of Hospice Care Incorporated, executing the Transaction Documents on behalf of Hospice Care Incorporated.

18.	Organizational Documents of VITAS Healthcare Corporation of Florida:

a.
Certificate of the Secretary of VITAS Healthcare Corporation of Florida, with respect to (i) the Certificate of Incorporation, as amended to date, (ii) the Bylaws, as amended to date, (iii) the Certificate of Status of VITAS Healthcare Corporation of Florida, issued by the Secretary of State of Florida, (iv) the resolutions of the Board of Directors approving the transactions contemplated pursuant to the Transaction Documents, and (v) the incumbency and specimen signatures of the officers of VITAS Healthcare Corporation of Florida, executing the Transaction Documents on behalf of VITAS Healthcare Corporation of Florida.

EXHIBIT B

 FORM OF COMPLIANCE CERTIFICATE

To:               The Lenders under the
Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of June [20], 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Chemed Corporation, a Delaware corporation, as the Borrower (the “Borrower”), certain financial institutions from time to time party thereto as lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the other Lenders (the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.  I am the duly elected __________ of the Borrower;1 and

2.  Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are true and correct.

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of __________, 20___.

CHEMED CORPORATION, as the Borrower

By:
Name:
Title: [Chief Financial Officer][Treasurer]

1 Per Section 6.1.3 of the Credit Agreement, this certificate is to be completed and executed by the chief financial officer or treasurer.

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of _________ ___, 20___ (the “Compliance Date”) with
 Provisions of Sections [6.20] and [6.21] of the Credit Agreement
I.             FINANCIAL COVENANTS

A.           LEVERAGE RATIO (Section 6.20)

(1)	Consolidated Funded Indebtedness

(a)	Consolidated Indebtedness (includes only amounts classified on balance sheet as long-term Indebtedness)		$

(b)	Stated or face amount of all Letters of Credit (other than Letters of Credit to the extent collateralized by cash or Cash Equivalent Instruments)	+	$

(c)	Consolidated Funded Indebtedness (sum of (a) plus (b))		$

(2)	Consolidated EBITDA

(a)	Consolidated Net Income from continuing operations		$

(b)	Consolidated Interest Expense	+	$

(c)	Expense for taxes paid or accrued	+	$

(d)	Depreciation	+	$

(e)
Amortization expense of the Borrower and its consolidated Subsidiaries (including amortization recorded in connection with the application of Financial Accounting Standard No. 142
(Goodwill and Other Intangibles))
		+	$

(f)	Dividends, distributions and payments under any employee stock award or incentive plans plus any employment taxes, cash fringes and employee benefit charges payable in connection therewith	+	$

(g)
All other non-cash charges of the Borrower and its consolidated Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period)
		+	$

(h)	Interest income and non-cash items of income of the Borrower and its consolidated Subsidiaries	-	$

(i)
The aggregate amount of the awards remitted by the Borrower to its senior management under the current Multi-Year Management Incentive Plans (provided that no more than
$5,000,000 of cash compensation, payments or awards remitted to senior management shall be included in this calculation)
		+	$

(j)	Non-cash charges arising from compensation expense as a result of Financial Accounting Standards Board Statement 123R, “Share Based Payments”	+	$

(k)	Any loss incurred by the Borrower as a result of the early extinguishment of Indebtedness	+	$

(l)
All non-recurring costs and expenses incurred in connection with the consummation of any Permitted Acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not yet completed) and any non-recurring charges or non-recurring costs incurred as a result of such transaction
		+	$

(m)	Yellow Pages Advertising Expense	+	$

(n)	Up to $50,000,000 in respect of litigation costs and expenses (including settlement amounts)	+	$

(o)	Consolidated EBITDA	=	$

(3)	Leverage Ratio (Ratio of A(1)(c) to A(2)(o))	to 1.00

(4)	Maximum Leverage Ratio for any fiscal quarter is required to be equal to or less than 3.50 to 1.

B.           FIXED CHARGE COVERAGE RATIO (Section 6.21)

(1)

(a)	Consolidated EBITDA (A(2)(o) above)		$

(b)	Consolidated Capital Expenditures	-	$

(c)	Total:		$

(2)

(a)	Consolidated Interest Expense		$

(b)	Consolidated Current Maturities (including, without limitation, Capitalized Lease Obligations)	+	$

(c)	Cash dividends paid on equity interests of the Borrower	+	$

(d)	Expenses for cash income taxes paid	+	$

(e)	Total:		$

(3)	Fixed Charge Coverage Ratio (Ratio of B(1)(c) to B(2)(e))	to 1.00

(4)	Fixed Charge Coverage Ratio for any Fiscal Quarter is required to be equal to or greater than 1.50 to 1.00.

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, without limitation, any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:		[and is an Affiliate/Approved
Fund of [identify Lender]2]

3.	Borrower:	Chemed Corporation

4.	Agent:	JPMorgan Chase Bank, N.A.	as the Administrative Agent
under the Credit Agreement

5.	Credit Agreement:	The Fourth Amended and Restated Credit Agreement dated as of June [20], 2018 among the Borrower, the Lenders, and the Administrative Agent.

2 Select as applicable.

6.	Assigned Interest:	Administrative Agent.

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]
____________[4]	$	$	_______%
____________	$	$	_______%
____________	$	$	_______%

7.	Trade Date:	[5]

Effective Date:  ____________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to:

JPMORGAN CHASE BANK, N.A., as an LC Issuer

By:	___________________________
Title:

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
3  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
4 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Agreement.
5  Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

Consented to:

BANK OF AMERICA, N.A.,
as an LC Issuer

By:
Title:

[Consented to:] [6]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Title:

[Consented to:]

[CHEMED CORPORATION,
as Borrower]

By:
Title:

[__________],
as a Swing Line Lender

By:
Title:

6  To be added only if the consent of the Administrative Agent, the Borrower or Swing Line Lenders is required by the terms of the Credit Agreement;  provided, however, that pursuant to Section 12.3.2 of the Credit Agreement, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

ANNEX 1
TERMS AND CONDITIONS FOR
 ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of  the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) if it is a Non-U.S. Lender, attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the internal law of the State of New York.

SCHEDULE 1

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

EXHIBIT D

RESERVED

D-1

EXHIBIT E

FORM OF PROMISSORY NOTE FOR REVOLVING LOAN

$[__________]	[DATE]

CHEMED CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to [LENDER] or its registered assigns (the “Lender”) [_______] DOLLARS ($[_________]) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to Borrower pursuant to the Credit Agreement (as hereinafter defined), in immediately available funds at the place specified pursuant to Article II of the Credit Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement.  The Borrower shall pay, in Dollars, the principal of and accrued and unpaid interest on the Revolving Loans in full on the Maturity Date and shall make such mandatory payments as are required to be made under the terms of Article II of the Credit Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.

This Revolving Loan Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Fourth Amended and Restated Credit Agreement, dated as of June [20], 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the financial institutions from time party thereto as lenders  (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.  This Note is also entitled to the benefits of the Collateral Documents and the obligations evidenced hereby are secured by the Liens granted under the Collateral Documents.

This Note shall be governed by, and construed in accordance with, the internal laws, but without regard to the conflict of law provisions, of the State of New York, but giving effect to federal laws applicable to national banks.

CHEMED CORPORATION, as the Borrower

By:
Name:
Title:

SCHEDULE OF REVOLVING LOANS AND PAYMENTS OF PRINCIPAL
TO
REVOLVING LOAN NOTE OF CHEMED CORPORATION
 [DATE]

Date	Principal Amount of Revolving Loan	Principal Amount Paid	Unpaid Balance

EXHIBIT F

OFFICER’S CERTIFICATE

I, the undersigned, hereby certify to the “Administrative Agent” and the “Lenders” (each as defined below) that I am the ________________ of Chemed Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Borrower”).  Capitalized terms used herein and not otherwise defined herein are as defined in that certain Fourth Amended and Restated Credit Agreement, dated as of June [20], 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the financial institutions from time to time party thereto as lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

I further certify to the Administrative Agent and the Lenders, as such officer and not individually, that, pursuant to [Section 4.1.4]7 [Section 6.1.3]8 of the Credit Agreement, as of the date hereof:

1.    No Event of Default or Unmatured Event of Default has occurred and is continuing [other than the following (describe the nature of the Event of Default or Unmatured Event of Default and the status thereof)].

[2.    The representations and warranties of the Borrower contained in Article V of the Credit Agreement are true and correct in all material respects on and as of the date of this Certificate to the same extent as though made on and as of the date hereof except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.]9

[3.  Other than as disclosed in public filings with the SEC prior to the initial Credit Extension Date, no material adverse change in the business, assets, condition (financial or otherwise), or Property of the Borrower and its Subsidiaries, taken as a whole, has occurred since December 31, 2017.]10

IN WITNESS WHEREOF, I hereby subscribe my name on behalf of the Borrower on this ____ day of ___________, 20___.

7 Bracketed language will only be included in the Officer’s Certificate delivered on the Closing Date.
8 Bracketed language will be included in Officer’s Certificates delivered subsequent to the Closing Date.
9  Bracketed language will only be included in the Officer’s Certificate delivered on the Closing Date.
10 Bracketed language will only be included in the Officer’s Certificate delivered on the Closing Date.
F-1

CHEMED CORPORATION, as the Borrower

By:
Name:
Title:

F-2

EXHIBIT G

LIST OF CLOSING DOCUMENTS

Attached

G-1

$450,000,000

CHEMED CORPORATION

June 20, 2018

LIST OF CLOSING DOCUMENTS1

A.        LOAN DOCUMENTS

1.
Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) executed by Chemed Corporation, a Delaware corporation (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for itself and the other Lenders (the “Administrative Agent”), evidencing a $450,000,000 revolving credit facility.

SCHEDULES

Commitment Schedule
Pricing Schedule

Schedule 2.20	--	Existing Letters of Credit
Schedule 5.8	--	Subsidiaries
Schedule 6.13	--	Existing Investments
Schedule 6.14	--	Existing Indebtedness
Schedule 6.15	--	Existing Liens; Closing Date Surety Bond Liens
Schedule 6.16	--	Transactions with Affiliates
Schedule 6.18	--	Subsidiary Covenants

EXHIBITS

EXHIBIT A-1	--	Form of Borrower’s In-House Counsel’s Opinion
EXHIBIT A-2	--	Form of Squire Patton Boggs (US) LLP (Special New York and Delaware Counsel) Opinion
EXHIBIT B	--	Form of Compliance Certificate
EXHIBIT C	--	Form of Assignment and Assumption Agreement
EXHIBIT D	--	Reserved
EXHIBIT E	--	Form of Promissory Note for Revolving Loan (if requested)
EXHIBIT F	--	Officer’s Certificate
EXHIBIT G	--	List of Closing Documents
EXHIBIT H	--	Form of Commitment and Acceptance

1 Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

2.	Omnibus Affirmation and Modification Agreement executed by each Credit Party (as defined below).

EXHIBITS

EXHIBIT A	--	Affirmed Documents
EXHIBIT B	--	Annex I to Amended and Restated Pledge and Security Agreement

3.
Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a Note pursuant to Section 2.13 of the Credit Agreement in the aggregate principal amount of each such Lender’s Revolving Loan Commitment under the Credit Agreement.

B.       CORPORATE DOCUMENTS

4.
Certificate of the Secretary or an Assistant Secretary of each Credit Party certifying (i) that there have been no changes in the Articles or Certificate of Incorporation, Certificate of Formation or other charter document of such Credit Party, as attached thereto and as certified as of a recent date by the secretary of state (or the equivalent thereof) of its jurisdiction of organization (or as previously certified), if applicable, since the date of the certification thereof by such secretary of state (or equivalent thereof), if applicable, (ii) the By-Laws, Operating Agreement, or other applicable organizational document, as attached thereto (or as previously certified), of such Credit Party as in effect on the date of such certification, (iii) good standing certificates (or the equivalent thereof) for such Credit Party from its jurisdiction of organization, (iv) resolutions of the Board of Directors, Board of Managers, or other governing body of such Credit Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (v) the names, titles and true signatures of the incumbent officers of such Credit Party authorized to sign the Loan Documents to which it is a party, and, in the case of the Borrower, authorized to request borrowings under the Credit Agreement.

C.     LIEN SEARCH RESULTS & UCC DOCUMENTS

5.	UCC, tax and judgment lien search reports with respect to each Credit Party from the appropriate offices in those jurisdictions identified in Appendix B hereto.

6.	Previously filed UCC-1 financing statements naming each Credit Party as debtor and the Administrative Agent as secured party.

D.      OPINIONS

7.	Opinion letter of In-House Counsel to the Credit Parties, addressed to the Administrative Agent and the Lenders.

8.	Opinion letter of Squire Patton Boggs (US) LLP, special New York and Delaware counsel to the Credit Parties, addressed to the Administrative Agent and the Lenders.

E.     CLOSING CERTIFICATES AND MISCELLANEOUS

9.
Officer’s Certificate signed by the chief financial officer of the Borrower certifying as of the Closing Date that (i) no Event of Default or Unmatured Event of Default has occurred and is continuing; (ii) the representations and warranties of the Borrower contained in Article V of the Credit Agreement are true and correct in all material respects as of the Closing Date; and (iii) other than as disclosed in public filings with the SEC prior to the Closing Date, no material adverse change in the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, has occurred since December 31, 2017.

F.      EXISTING DOCUMENTS

10.	Amended and Restated Pledge and Security Agreement, dated as of March 1, 2011, executed by the Grantors party thereto in favor of the Administrative Agent.

11.
Second Amended and Restated Guaranty, dated as of June 30, 2014, executed by the Guarantors (listed on Appendix A hereto, and the Guarantors, together with the Borrower, the “Credit Parties”) in favor of the Administrative Agent.

APPENDIX A

Guarantors

Entity	Jurisdictions of Organization
COMFORT CARE HOLDINGS CO.	Nevada
Consolidated HVAC, Inc.	Ohio
Hospice Care Incorporated	Delaware
Jet Resource, Inc.	Delaware
NUROTOCO OF MASSACHUSETTS, INC.	Massachusetts
NUROTOCO OF MASSACHUSETTS, INC. II	Massachusetts
NUROTOCO OF MASSACHUSETTS, INC. III	Massachusetts
R.R. UK, Inc.	Delaware
ROTO-ROOTER CORPORATION	Iowa
ROTO-ROOTER DEVELOPMENT COMPANY	Delaware
Roto-Rooter Group, Inc.	Delaware
ROTO-ROOTER SERVICES COMPANY	Iowa
Vitas Healthcare Corporation	Delaware
Vitas Healthcare Corporation of California	Delaware
Vitas Healthcare Corporation of Florida	Florida
VITAS Healthcare Corporation of Georgia	Delaware
Vitas Healthcare Corporation of Illinois	Delaware
VITAS HEALTHCARE CORPORATION OF OHIO	Delaware
VITAS HEALTHCARE CORPORATION ATLANTIC	Delaware
VITAS HEALTHCARE CORPORATION MIDWEST	Delaware
Vitas Healthcare of Texas, L.P.	Texas
VITAS HME Solutions, Inc.	Delaware
Vitas Holdings Corporation	Delaware
Vitas Hospice Services, L.L.C.	Delaware
VITAS Solutions, Inc.	Delaware

APPENDIX B

Pre-Closing UCC Searches

Entity	Jurisdictions of Organization	Jurisdictions for tax lien, judgment & pending suit searches
CHEMED CORPORATION	Delaware	Cincinnati, Ohio 45202
COMFORT CARE HOLDINGS CO.	Nevada	Cincinnati, Ohio 45202
Consolidated HVAC, Inc.	Ohio	Cincinnati, Ohio 45202
Hospice Care Incorporated	Delaware	Miami, Florida 33131
Jet Resource, Inc.	Delaware	Cincinnati, Ohio 45202
NUROTOCO OF MASSACHUSETTS, INC.	Massachusetts	Cincinnati, Ohio 45202
NUROTOCO OF MASSACHUSETTS, INC. II	Massachusetts	Cincinnati, Ohio 45202
NUROTOCO OF MASSACHUSETTS, INC. III	Massachusetts	Cincinnati, Ohio 45202
R.R. UK, Inc.	Delaware	Cincinnati, Ohio 45202
ROTO-ROOTER CORPORATION	Iowa	Des Moines, IA 50265
ROTO-ROOTER DEVELOPMENT COMPANY	Delaware	Des Moines, IA 50265
Roto-Rooter Group, Inc.	Delaware	Cincinnati, Ohio 45202
ROTO-ROOTER SERVICES COMPANY	Iowa	Cincinnati, Ohio 45202
Vitas Healthcare Corporation	Delaware	Miami, Florida 33131
Vitas Healthcare Corporation of California	Delaware	Miami, Florida 33131
Vitas Healthcare Corporation of Central Florida	Delaware	Miami, Florida 33131
Vitas Healthcare Corporation of Florida	Florida	Miami, Florida 33131
VITAS Healthcare Corporation of Georgia	Delaware	Miami, Florida 33131
Vitas Healthcare Corporation of Illinois	Delaware	Miami, Florida 33131
VITAS HEALTHCARE CORPORATION OF OHIO	Delaware	Miami, Florida 33131
VITAS HEALTHCARE CORPORATION OF ATLANTIC	Delaware	Miami, Florida 33131
VITAS HEALTHCARE CORPORATION MIDWEST	Delaware	Miami, Florida 33131
Vitas Healthcare of Texas, L.P.	Texas	Miami, Florida 33131
VITAS HME Solutions, Inc.	Delaware	Miami, Florida 33131
Vitas Holdings Corporation	Delaware	Miami, Florida 33131
Vitas Hospice Services, L.L.C.	Delaware	Miami, Florida 33131
VITAS Solutions, Inc.	Delaware	Miami, Florida 33131

EXHIBIT H

FORM OF COMMITMENT AND ACCEPTANCE

 Dated [__________]

Reference is made to the Fourth Amended and Restated Credit Agreement dated as of June [20],  2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Chemed Corporation (the “Borrower”), certain financial institutions from time to time party thereto as lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the other Lenders (the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 2.5.3 of the Credit Agreement, the Borrower has requested [an increase in the aggregate Revolving Loan Commitments of the Lenders (the “Aggregate Revolving Loan Commitment”) from $______________ to $_____________] [an Incremental Term Loan in the amount of $_________].  Such [increase in the Aggregate Revolving Loan Commitment] [Incremental Term Loan] is to become effective on the date (the “Effective Date”) which is the later of (i) _________, ____ and (ii) the date on which the conditions precedent set forth in Section 2.5.3 in respect of such [increase] [Incremental Term Loan] have been satisfied.  In connection with such requested [increase in the Aggregate Revolving Loan Commitment] [Incremental Term Loan], the Borrower, the Administrative Agent and _________________ (the “Accepting Bank”) hereby agree as follows:

1.            Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a [Revolving] [Term] Lender and shall have all of the rights and obligations of a Lender thereunder and shall [thereupon have a Revolving Loan Commitment under and for purposes of the Credit Agreement in an amount equal to] [participate in a tranche of Incremental Term Loans with a respective commitment amount equal to]] [[the Revolving Loan Commitment of the Accepting Bank under the Credit Agreement shall be increased from $_________ to] [participate in a tranche of Incremental Term Loans with a commitment amount equal to]] the amount set forth opposite the Accepting Bank’s name on the signature page hereof.

[2.          The Accepting Bank hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]11

11 To be inserted only if the Accepting Bank is not a party to the Credit Agreement.

3.            The Borrower hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties under Article V of the Credit Agreement are true and correct in all material respects as though made on the date hereof (except for those representations and warranties which expressly relate to an earlier date, which shall have been true and correct as of such earlier date) and (b) no event has occurred and is continuing which constitutes an Unmatured Event of Default or an Event of Default.

4.        THIS COMMITMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.        This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHEMED CORPORATION,
as the Borrower

	By:	___________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent

	By:	___________________________
Name:
Title:

[REVOLVING LOAN COMMITMENT]	ACCEPTING BANK
[INCREMENTAL TERM LOAN COMMITMENT]

$	[BANK]

By:
Name:
Title:

[LC ISSUERS:

JPMORGAN CHASE BANK, N.A.,
as an LC Issuer

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as an LC Issuer

By:
Name:
Title:

SWING LINE LENDER:

[__________],
as a Swing Line Lender

By:
Name:
Title:][12]

12 To be added in connection with an increase in the Revolving Loan Commitment.